UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

AuthenTec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

51,188,458 shares of the Registrant’s common stock, comprised of 44,815,269 outstanding shares, 3,758,830 shares underlying vested stock options with exercise prices of less than $8.00 per share and 2,614,359 shares underlying unvested stock options (all as of August 14, 2012)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $394,694,150. The maximum aggregate value of the transaction was calculated as of August 14, 2012 based on the sum of (a) 44,815,269 outstanding shares of the Registrant’s common stock multiplied by the per share merger consideration of $8.00 per share; (b) 3,758,830 shares of the Registrant’s common stock underlying outstanding vested stock options with exercise prices less than $8.00 per share multiplied by $5.77 (which is the difference between $8.00 and the weighted average exercise price per share of the outstanding vested stock options); and (c) 33,746 shares of Apple Inc. common stock which would be issuable in lieu of the 2,614,359 shares of the Registrant’s common stock underlying unvested stock options (based on such 2,614,359 shares of underlying common stock of the Registrant multiplied by a fraction, the numerator of which is $8.00 per share and the denominator of which is $619.7744, which is equal to the average closing price for a share of Apple Inc. common stock on the NASDAQ Global Select Market for the ten consecutive trading days ended on August 14, 2012 (such fraction being referred to as the conversion ratio)) multiplied by $429.19, which is the difference between (i) $8.00 divided by the conversion ratio and (ii) the weighted average exercise price per share of the outstanding unvested stock options of the Registrant divided by the conversion ratio.

(4)	Proposed maximum aggregate value of transaction:

$394,694,150

(5)	Total fee paid:

$45,231.95, determined by multiplying the proposed maximum aggregate value of transaction of $394,694,150 by 0.0001146

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED AUGUST 15, 2012

SUBJECT TO COMPLETION

—, 2012

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of AuthenTec, Inc. to be held on —, —, 2012 at — a.m., local time, at —. The primary purpose of the special meeting is to consider and vote upon a proposal to adopt a merger agreement providing for the sale of the Company to Apple Inc. If the transaction is approved, a wholly owned subsidiary of Apple Inc. will merge into the Company and, as a result, the Company will become a wholly owned subsidiary of Apple Inc. and each outstanding share of Company common stock (other than shares owned by stockholders who have perfected appraisal rights under Delaware law) will be converted into the right to receive $8.00 in cash, without interest and less any withholding taxes. This sale price represents a premium of approximately 58% to the closing price of our common stock on July 26, 2012 (the last trading day prior to the public announcement of the execution of the merger agreement).

The Board of Directors of the Company, after thorough review and consideration, unanimously determined and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement and the merger. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AS WELL AS “FOR” APPROVAL OF TWO RELATED PROPOSALS THAT ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT.

The merger cannot be completed unless the holders of a majority of the outstanding shares of Company common stock on the record date vote to adopt the merger agreement. The accompanying proxy statement provides you with detailed information about the merger, the merger agreement, the two related proposals and the special meeting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of Company common stock you own. The failure to vote your shares will have the same effect as a vote “AGAINST” the approval of the proposal to adopt the merger agreement. Whether or not you expect to attend the special meeting in person, please submit your proxy as promptly as practicable by (1) accessing the Internet website specified on your proxy card, (2) calling the telephone number specified on your proxy card or (3) completing, signing and dating the proxy card and returning it in the postage-paid envelope provided. Voting by any of these methods will not affect your right to vote in person if you attend the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee in order to vote your shares. Please note that if your shares are held in the name of a bank, broker or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder prior to the special meeting.

If you have any questions or need assistance voting your shares of common stock, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at 1-800-322-2885.

Thank you in advance for your cooperation and continued support.

Sincerely yours,

Lawrence J. Ciaccia

Chief Executive Officer

The accompanying proxy statement is dated —, 2012 and is first being mailed to our stockholders on or about —, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

AuthenTec, Inc.

100 Rialto Place, Suite 100

Melbourne, Florida 32901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON —, 2012

To the Stockholders of AuthenTec, Inc.:

Notice is hereby given that a special meeting of stockholders of AuthenTec, Inc., a Delaware corporation, which we refer to as the “Company,” “we,” “us” or “our,” will be held on —, —, 2012, commencing at — a.m., local time, at —. The purpose of the special meeting is to:

1.	consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2012, as it may be amended from time to time, which we refer to as the “merger agreement,” among the Company, Apple Inc., a California corporation, and Bryce Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Apple Inc. The merger agreement provides for the merger of Bryce Acquisition Corporation into the Company, which we refer to as the “merger,” with the Company surviving the merger as a wholly owned subsidiary of Apple Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

2.	consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger;

3.	consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

4.	transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the Board of Directors of the Company.

In accordance with our bylaws, the close of business on August 30, 2012 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting or any adjournment thereof.

The Board of Directors of the Company, after thorough review and consideration, has unanimously determined and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement and the merger. The Board of Directors of the Company unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the non-binding proposal to approve compensation payable in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock as of the record date. The approvals of the non-binding compensation proposal and the proposal to adjourn the special meeting require the affirmative vote of the holders of a majority of the outstanding shares of Company common stock present in person or represented by proxy at the special meeting as of the record date.

Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement have the right, in lieu of accepting the merger consideration of $8.00 per share for their shares of Company common stock, to seek appraisal of the fair value of their shares of Company common stock by the Court of Chancery of the State of Delaware if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in, and reproduced in their entirety in Annex D, to the accompanying proxy statement.

By Order of the Board of Directors,

Frederick Jorgenson

Vice President, General Counsel and

Secretary

—, 2012

PROXY STATEMENT

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its exhibits and annexes and the documents referred to in this proxy statement before you decide how to vote. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 88.

Parties to the Merger

AuthenTec, Inc. provides mobile and network security solutions for enterprise, government and consumer markets. We provide a series of products including fingerprint sensors, software and intellectual property that provide security, convenience, personalization and navigation features in such end-use products as PCs, tablets, smartphones, printers, network servers and gateways.

Apple Inc., which we refer to as “Apple,” designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac®, iPod®, Apple TV®, a portfolio of consumer and professional software applications, the iOS and Mac OS® X operating systems, iCloud® and a variety of accessory, service and support offerings. Apple also sells and delivers digital content and applications through iTunes Store®, App StoreSM, iBookstoreSM and Mac App Store. Upon completion of the merger, AuthenTec will be a direct, wholly owned subsidiary of Apple.

Bryce Acquisition Corporation, which we refer to as “Merger Sub,” was formed by Apple solely for the purpose of entering into the Agreement and Plan of Merger with the Company and Apple dated July 26, 2012 and, pursuant to such agreement, merging into the Company. Upon the completion of the merger, Merger Sub, which is currently wholly owned by Apple, will cease to exist and the Company will become a wholly owned subsidiary of Apple.

In this proxy statement, we refer to the above-referenced Agreement and Plan of Merger, as it may be amended from time to time, as the “merger agreement” and to the merger of Merger Sub into the Company as the “merger.”

Overview of the Transaction

On July 26, 2012, the Company entered into the merger agreement providing for the merger of Merger Sub into the Company, with the Company surviving the merger as a wholly owned subsidiary of Apple. The following will occur in connection with the merger:

•

each share of common stock of the Company, $0.01 par value per share, which we refer to as the “Company common stock,” issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive $8.00 per share in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes, other than (a) treasury shares, (b) shares owned by Apple, Merger Sub or any of the Company’s subsidiaries and (c) shares owned by stockholders who do not vote in favor of the merger and who properly demand appraisal of such shares pursuant to and in compliance with the provisions of Section 262 of the Delaware General Corporation Law, which we refer to as the “DGCL;” and

•

all shares of Company common stock so converted will, upon the completion of the merger, no longer be outstanding and will be automatically cancelled and shall cease to exist, and each holder of Company common stock shall cease to have any rights with respect thereto, except the right to receive the merger consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the merger:

•	stockholders of the Company will no longer have any interest in, and will no longer be stockholders of, the Company;

•

shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated.

See “The Merger—Overview of the Transaction” beginning on page 17 for additional information.

Intellectual Property Agreements

On July 26, 2012, Apple and the Company entered into an Intellectual Property and Technology Agreement, which we refer to as the “IP agreement.” The IP agreement provides Apple with the right to acquire non-exclusive licenses and certain other rights with respect to hardware technology, software technology and patents of the Company. For the right to acquire such non-exclusive licenses and other rights, Apple will pay us $20.0 million. Additionally, Apple will have 270 days from the date of the IP agreement to choose, in its sole discretion, to license certain hardware technology and patents and certain software technology and patents from us on a perpetual, non-exclusive basis for an aggregate amount of up to $115.0 million.

Also on July 26, 2012, Apple and the Company entered into a Development Agreement, which we refer to as the “development agreement,” under which the Company will perform certain non-recurring engineering services for Apple for product development and will receive up to $7.5 million for performance of the development work. New intellectual property resulting from the services will be owned by Apple, and certain limited licenses with respect to the services and resulting work product will be granted by the parties. The Company will act as an independent contractor under the terms of the development agreement.

For additional information about the IP agreement and the development agreement, which we refer to together as the “intellectual property agreements,” see “The Intellectual Property Agreements” beginning on page 74 and the copies of the intellectual property agreements attached as exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” on July 26, 2012. See also “Where You Can Find More Information” beginning on page 88 for additional information.

The Special Meeting

The special meeting of stockholders, which we refer to as the “special meeting,” will be held at — a.m., local time, on —, —, 2012 at —. At the special meeting, you will be asked to, among other things, adopt the merger agreement. Please see the sections of this proxy statement captioned “Questions and Answers About the Merger and the Special Meeting” and “The Special Meeting” beginning on pages 11 and 47, respectively, for additional information about the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on August 30, 2012, the record date for the special meeting. On that date, there were — shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. See “The Special Meeting—Voting Procedures” beginning on page 49 for additional information.

Vote Required to Adopt the Merger Agreement

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. See “The Special Meeting—Vote Required” beginning on page 48 and “The Voting Agreements” beginning on page 73 for additional information.

Merger Consideration

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive the merger consideration in cash, without interest and less any applicable withholding taxes. Shares of Company common stock owned by the Company as treasury shares or owned by Apple, Merger Sub or any of the Company’s subsidiaries will be cancelled without payment of the merger consideration. Shares of Company common stock owned by stockholders who do not vote in favor of the merger and who properly demand appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL will be cancelled without payment of the merger consideration and such stockholders will be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the DGCL).

Prior to the effective time of the merger, Apple will designate a paying agent reasonably acceptable to the Company to receive the merger consideration for the benefit of the holders of shares of Company common stock. Promptly after the effective time of the merger, the surviving corporation in the merger will cause the paying agent to mail to each holder of record of Company common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the merger consideration. The paying agent will pay the merger consideration to you after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other customary document as may be reasonably required by the paying agent. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions from the paying agent. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your shares held in “street name.”

See “The Merger Agreement—Merger Consideration” beginning on page 53, “The Merger Agreement—Payment Procedures” beginning on page 53 and “Appraisal Rights” beginning on page 80 for additional information.

Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised vested option to purchase Company common stock shall be cancelled and terminated and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than ten business days following the effective time of the merger, except where delay is due to restrictions under applicable law), an amount in cash equal to the product of (a) the number of shares of Company common stock subject to such vested option, and (b) the excess, if any, of $8.00 over the exercise price payable in respect of each share of Company common stock issuable under such vested option, without interest and less any required withholding taxes (vested options having an exercise price that is equal to or greater than the merger consideration will be cancelled, and no cash payment will be made to the holders of such vested options).

The merger agreement also provides that, at the effective time of the merger, each outstanding and unvested option to purchase Company common stock held by a person whose employment relationship or consulting or independent contractor arrangement will continue with Apple or the surviving corporation or any subsidiary or affiliate thereof will be assumed by Apple and, subject to the same material terms and conditions applicable to each such unvested option, will be exercisable for that number of whole shares of Apple common stock equal to the product (rounded down to the nearest whole share of Apple common stock) of (a) the number of shares of Company common stock that would have been issuable upon exercise of such unvested option immediately prior to the effective time of the merger and (b) the quotient obtained by dividing the merger consideration by the average of the closing sales prices for a share of Apple common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on and including the trading day that is the trading day prior to the effective time of the merger. We refer to such quotient as the “conversion ratio.” The per share exercise price of each such unvested option will equal the quotient (rounded up to the nearest cent) obtained by dividing the exercise price per share of Company common stock applicable to such unvested option immediately prior to the effective time of the merger by the conversion ratio.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement

Our Board of Directors, which we refer to as the “board,” after thorough review and consideration, unanimously recommends that our stockholders vote:

•	“FOR” approval of the proposal to adopt the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

“FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Our board believes that the merger is fair to, advisable and in the best interests of the Company and its stockholders. For a discussion of the material factors considered by the board in determining to recommend the adoption of the merger agreement and in determining that the merger is fair to, advisable and in the best interests of the Company and its stockholders, see “The Merger—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 24.

Opinion of Piper Jaffray & Co., Financial Advisor to the Board of Directors

The board received a fairness opinion on July 26, 2012 from Piper Jaffray & Co., which we refer to as “Piper Jaffray,” the financial advisor to the board, to the effect that as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the merger consideration is fair, from a financial point of view, to the holders of Company common stock (other than Apple and its affiliates). See “The Merger—Opinion of Piper Jaffray & Co., Financial Advisor to the Board of Directors” beginning on page 28 for additional information. A copy of the opinion of Piper Jaffray is attached as Annex C to this proxy statement.

Financing of the Merger

There is no financing condition to the merger. Apple will use existing cash to pay the aggregate merger consideration.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	in the case of executive officers, the cancellation of in-the-money vested options for cash payable at the effective time of the merger;

•

in the case of executive officers whose employment will continue with Apple, the Company or any subsidiary of the Company after the merger, the conversion of unvested stock options into options for shares of Apple common stock;

•

in the case of executive officers whose employment with the Company is terminated under certain circumstances, severance payments and other benefits pursuant to employment agreements, including vesting and acceleration of unvested stock options;

•	in the case of non-employee directors, vesting and acceleration of unvested stock options, and the cancellation of such options for cash payable at the effective time of the merger;

•	transaction bonuses payable to our executive officers;

•	retention arrangements between Apple and five of our executive officers; and

•	continued exculpation of liability, indemnification and insurance for directors and officers following completion of the merger.

See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 38 for additional information.

Conditions to the Merger

The completion of the merger is subject to, among other things, the following conditions:

•	the adoption of the merger agreement by the holders of our common stock pursuant to the vote described in “The Special Meeting—Vote Required” beginning on page 48;

•

the expiration or termination of the waiting period and the receipt of any clearance decision applicable to the merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and certain foreign antitrust laws described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 66;

•	the absence of any law or order in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

•

each party’s respective representations and warranties in the merger agreement being true and correct as of the effective time of the merger in the manner described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 66;

•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement prior to the closing date of the merger; and

•

the absence of any change, event, occurrence or state of facts that has had or would reasonably be expected to have a Company material adverse effect, as such term is defined in “The Merger Agreement—Company Material Adverse Effect Definition” beginning on page 57.

See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 66 for additional information.

Regulatory Approvals

The merger cannot be completed until the Company and Apple each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Apple filed the notification and report forms under the HSR Act with the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” on July 30, 2012. Approvals or notification filings are also necessary in connection with the merger under the applicable competition laws in Austria and Italy. The parties made the appropriate competition filings in Austria and Italy on August 3, 2012 and August 8, 2012, respectively. The merger cannot be completed until approvals in these jurisdictions are obtained. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 66 for additional information.

Restrictions on Solicitations of Other Offers

Until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and their representatives may not:

•

solicit, initiate, cause or knowingly facilitate or encourage (including by way of furnishing information) the submission of any takeover proposal (as defined below) or the making of any offer, inquiry or proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal;

•

participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise cooperate in any way or knowingly assist, participate in, facilitate or encourage any effort by, any third party regarding any takeover proposal;

•

enter into any agreement in principle, letter of intent, acquisition agreement, merger agreement or other contract related to any takeover proposal or enter into any agreement or agreement in principle requiring the Company to abandon or terminate the merger or the merger agreement; or

•	resolve to do any of the foregoing.

Notwithstanding any of the foregoing, at any time prior to the time the Company’s stockholders adopt the merger agreement, if the board receives an unsolicited, bona fide, written takeover proposal from any person that did not result from a breach of the foregoing restrictions, the Company may, upon prior notice to Apple, furnish to such person information (including non-public information) pursuant to a customary confidentiality agreement (provided that the Company promptly makes such information available to Apple if not previously made available to Apple) if the board reasonably determines in good faith, after consulting and receiving the advice of outside counsel and a financial advisor of national reputation, that such takeover proposal either constitutes a superior proposal (as defined below) or is reasonably likely to lead to a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under Delaware law. During this time, the Company must provide to Apple a copy of such takeover proposal, which must include disclosure of the identity of the person that submitted such takeover proposal, as well as the terms and conditions of the takeover proposal. The Company is obligated to keep Apple reasonably informed of any material developments affecting the status and terms of the takeover proposal and of the status of any negotiations or discussions related thereto. See “The Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 61 for additional information.

Further, at any time before the merger agreement is adopted by our stockholders, the board, following receipt of and on account of a superior proposal, may withdraw its recommendation of the merger to the stockholders or approve or recommend the superior proposal or terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal if (a) the board reasonably determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law and (b) so long as we comply with certain terms of the merger agreement, including paying a termination fee to Apple and providing Apple with an opportunity to make such adjustments to the terms and conditions of the merger agreement so that the superior proposal would cease to constitute a superior proposal. Similarly, the board may withdraw or modify its recommendation of the merger if a material fact, event, change, development or set of circumstances (other than a takeover proposal) has occurred that was not known to or reasonably foreseeable by the board on or before the date of the merger agreement and if (a) the board determines in good faith, after consulting with and receiving the advice of outside counsel, that, in light of such intervening event, the failure to take such action would be inconsistent with its fiduciary duties under Delaware law and (b) we comply with certain terms of the merger agreement, including paying a termination fee to Apple and providing Apple with an opportunity to amend the merger agreement in such a manner that obviates the need for a recommendation change as a result of the intervening event. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 68 and “The Merger Agreement––Termination Fees” beginning on page 70 for additional information.

In this proxy statement, “takeover proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Apple and its subsidiaries, relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries (including securities of subsidiaries) equal to 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable;

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of our equity securities;

•

tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of our equity securities; or

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries, in each case, other than the transactions contemplated by the merger agreement.

In this proxy statement, “superior proposal” means any bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or public securities, 50% or more of our equity securities or all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the board determines in its good faith and reasonable judgment (after consulting with and receiving the advice of outside counsel and a financial advisor of national reputation) to be more favorable to our stockholders from a financial point of view than the merger and the related transactions, taking into account at the time of determination (a) any changes to the terms of the merger agreement that as of that time had been proposed by Apple in writing and (b) the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, fully committed financing and the expectation of obtaining all required approvals).

Termination of the Merger Agreement

The Company and Apple may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the Company’s stockholders. The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

by either Apple or the Company, if:

•	the merger has not been consummated by January 26, 2013, which date may be extended until July 26, 2013 under certain circumstances;

•	the merger is permanently enjoined or it becomes illegal to consummate the merger; or

•	the required stockholder approval shall not have been obtained at the special meeting;

by Apple, if:

•	the board changes its unanimous recommendation to the stockholders of the Company to adopt the merger agreement;

•	the board makes any public statement inconsistent with such recommendation or fails to include such recommendation in this proxy statement;

•	the Company enters into a letter of intent or an agreement regarding a takeover proposal or publicly announces its intention to do so;

•

the board fails to recommend against a publicly announced takeover proposal within ten business days of the making public thereof or fails to reaffirm its unanimous recommendation to the stockholders of the Company to adopt the merger agreement, if requested by Apple following the public announcement of such takeover proposal, within ten business days of such request;

•

the Company shall have breached in any material respect any of its obligations under the merger agreement in connection with this proxy statement, the special meeting of its stockholders or the restrictions on its ability to solicit other offers;

•

the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition of Apple’s or Merger Sub’s obligation to effect the merger; or

by the Company, if:

•

prior to the adoption of the merger agreement by the Company’s stockholders, in order to concurrently enter into an agreement with respect to a takeover proposal that constitutes a superior proposal and the Company pays the termination fee described under “The Merger Agreement—Termination Fees;” or

•

Apple or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the Company’s obligation to effect the merger.

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 68 for additional information.

Termination Fees

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Apple a termination fee of $10.95 million. Upon termination of the merger agreement in connection with certain regulatory related events, Apple will be required to pay the Company a termination fee of $20.0 million. See “The Merger Agreement—Termination Fees” beginning on page 70 for a description of such specified circumstances.

Remedies

The right of Apple or the Company, as applicable, to receive payment from the other party of the applicable termination fee will be, subject to certain exceptions described below, the sole and exclusive remedy of Apple or the Company, as applicable, and their respective representatives and affiliates against the other party and any of their respective representatives and affiliates for any loss suffered in connection with the merger agreement or the merger and the other transactions contemplated thereby. Upon payment of such amounts, no such party will have any further liability or obligation relating to or arising out of the merger agreement or the merger or the other transactions contemplated thereby, except that nothing shall relieve any party from liability for fraud or willful or intentional breach of the merger agreement.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Voting Agreements

On July 26, 2012, four of the Company’s directors, including the Company’s chief executive officer, owning in the aggregate approximately —% of the outstanding Company common stock as of August 30, 2012, each entered into a Voting Agreement with Apple and Merger Sub. In this proxy statement, we refer to these Voting Agreements as the “voting agreements” and each as a “voting agreement.” A copy of the form of voting agreement is attached as Annex B to this proxy statement. Pursuant to the voting agreements, those stockholders agreed, among other things and subject to certain conditions, (a) to vote all of their shares of Company common stock in favor of the adoption of the merger agreement and against any agreement or action that could prevent, impede, interfere with, materially delay, postpone or discourage the consummation of the merger and against any takeover proposal, and (b) not to sell, transfer, give, pledge or otherwise dispose of any of their shares of Company common stock, or enter into any agreement or understanding with respect to any of the foregoing, unless the transferee shall have executed a substantially similar voting agreement, unless in each case the voting agreement is terminated pursuant to its terms. See “The Voting Agreements” beginning on page 73 for additional information.

Appraisal Rights

If the merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock. Any shares of Company common stock held by a person who does not vote in favor of adoption of the merger agreement, who properly demands appraisal of such shares of Company common stock and who complies precisely with the applicable provisions of the DGCL will not be converted into the right to receive the merger consideration, and instead will be entitled to receive the amount determined by the Court of Chancery of the State of Delaware to be the fair value of their shares of Company common stock. The value so determined could be more or less than, or the same as, the merger consideration.

You should read “Appraisal Rights” beginning on page 80 for a more complete discussion of the appraisal rights in relation to the merger as well as Annex D which contains a full text of Section 262 of the DGCL.

Litigation Relating to the Merger

Between July 30, 2012 and August 15, 2012, twelve putative class action complaints were filed on behalf of alleged public stockholders of the Company. Eight of the lawsuits, Lee v. AuthenTec, Inc., et al., Case No. 7735, Perez, v. AuthenTec, Inc., et al., Case No. 7739, Safdeye v. AuthenTec, Inc., et al., Case No. 7741, Hooten v. AuthenTec, Inc., et al., Case No. 7748, Cambareri v. AuthenTec, Inc., et al., Case No. 7751, Dolan v. Ciaccia, et al., Case No. 7754, Sullivan v. AuthenTec, Inc., et al., Case No. 7756, and Coomar v. AuthenTec, Inc., Case No. 7771, were filed in the Court of Chancery for the State of Delaware. Four of the lawsuits, Brown v. AuthenTec, Inc., et al., Case No. 05-2012-CA57589, Hogan v. AuthenTec, Inc., et al., 05-2012-CA-046127, Czentorycki v. AuthenTec, Inc., et al., Case No. 05-2012-CA-57717, and Salys v. AuthenTec, Inc., Case No. 05-2012-CA-57684 were filed in the Circuit Court of the Eighteenth Judicial Circuit for Brevard County, Florida. The defendants include the Company, members of the board, Apple and Merger Sub. The lawsuits allege, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed merger by failing to maximize stockholder value and that Apple and Merger Sub aided and abetted the various breaches of fiduciary duty. Among other things, the lawsuits seek to enjoin the Company and our directors from consummating the merger and from performing obligations set forth in the intellectual property agreements.

Material United States Federal Income Tax Consequences

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 43 for more information regarding the U.S. federal income tax consequences of the merger to stockholders. Because individual circumstances may differ, we urge you to consult your tax advisors for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or non-U.S. taxes.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 88.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement?

A:	On July 26, 2012, we entered into a merger agreement with Apple and Merger Sub providing for the merger of Merger Sub into the Company, with the Company surviving the merger as a wholly owned subsidiary of Apple. Merger Sub is wholly owned by Apple. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the adoption of the merger agreement.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	adoption of the merger agreement;

•	a non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will be merged into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Apple. As a result of the merger, the Company’s common stock will no longer be publicly traded. In addition, the Company’s common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and the Company will no longer be required to file reports with the SEC.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive the merger consideration of $8.00 per share in cash, without interest thereon and less any required withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger.

See “The Merger—Material United States Federal Income Tax Consequences” beginning on page 43 for a more detailed description of the U.S. federal tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	How does the merger consideration compare to the market price of the Company’s common stock?

A:	The merger consideration of $8.00 per share to be received by the Company’s stockholders represents:

•	a 57.7% premium to the closing price of the Company’s common stock on July 26, 2012 (the day preceding the public announcement of the merger);

•	a 59.7% premium to the closing price of the Company’s common stock on July 20, 2012;

•	a 86.0% premium to the closing price of the Company’s common stock on June 27, 2012; and

•	a 149.2% premium to the closing price of the Company’s common stock on April 27, 2012.

The closing sale price of a share of the Company’s common stock on the NASDAQ Global Market on August 14, 2012, was $8.10. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at — a.m., local time, on —, —, 2012, at —.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, the holders of a majority of the outstanding shares of Company common stock on the record date must vote such shares “FOR” approval of the proposal to adopt the merger agreement.

Q:	What vote is required to approve the non-binding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate?

A:	The approval of the non-binding compensation proposal and the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock present in person or represented by proxy at the special meeting as of the record date.

Q:	Why am I being asked to cast a non-binding advisory vote to approve “golden parachute compensation” payable to the Company’s executive officers under existing agreements with the Company in connection with the merger?

A:	In accordance with SEC rules promulgated under the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation that will or may be payable to the Company’s named executive officers in connection with the merger.

Q:	What is “golden parachute compensation”?

A:	“Golden parachute compensation” is certain compensation that is tied to or based on the consummation of the merger and payable to the Company’s executive officers under existing agreements with the Company. See “Compensation Proposal—Golden Parachute Compensation” beginning on page 75 for additional information.

Q:	What will happen if stockholders do not approve the “golden parachute compensation” at the special meeting?

A:	Approval of the “golden parachute compensation” is not a condition to the completion of the merger. The vote with respect to the “golden parachute compensation” is an advisory vote and will not be binding on the Company or Apple. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by our stockholders and the merger is completed, our executive officers will receive the “golden parachute compensation.”

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on August 30, 2012, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To obtain a signed proxy prior to the special meeting, you should contact your nominee.

Q:	How does the board recommend that I vote?

A:	The board, after thorough review and consideration, unanimously recommends that our stockholders vote:

•	“FOR” approval of the proposal to adopt the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

“FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

You should read “The Merger—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 24 for a discussion of the factors that the board considered in deciding to recommend the adoption of the merger agreement.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on August 30, 2012, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted:

•	“FOR” the adoption of the merger agreement;

•	“FOR” the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold shares in “street name” through a broker, dealer, commercial bank, trust company or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions. Please refer to the voting instruction card from your nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposals presented at the special meeting?

A:	If you vote “ABSTAIN” by proxy or in person at the special meeting, or if you attend the special meeting in person and fail to vote, it will have the same effect as a vote “AGAINST” the approval of the proposal to adopt the merger agreement and “AGAINST” the approval of the non-binding compensation proposal and the adjournment proposal. If you fail to submit a proxy and do not attend the special meeting, or if you fail to give any voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your shares of Company common stock will not be voted. This will have the same effect as voting “AGAINST” the approval of the proposal to adopt the merger agreement and will have no effect on the outcome of the voting on the non-binding compensation proposal or the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or by attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in “street name,” you must contact your broker, dealer, commercial bank, trust company or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxies or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:	No. You will be sent a letter of transmittal and written instructions promptly after the completion of the merger describing how you may exchange your shares of Company common stock for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	If my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, how do I receive the merger consideration?

A:	If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your shares held in “street name.”

Q:	When will the Company hold its Annual Meeting of Stockholders to elect our board of directors?

A:	The board has not established a record date or a meeting date for the Company’s 2012 Annual Meeting of Stockholders for the purpose of electing our board. If the merger is not completed, then the board intends to establish a record date and a meeting date for the Company’s 2012 Annual Meeting of Stockholders.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	Holders of Company common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the merger consideration in cash if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under the DGCL. Because of the complexity of the procedures relating to appraisal rights under the DGCL, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “Appraisal Rights” beginning on page 80 for additional information. For the full text of Section 262 of the DGCL, please see Annex D attached hereto.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock pursuant to the merger agreement. Instead, we will remain a public company and the Company common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market. Under certain circumstances specified in the merger agreement, either we or Apple may be required to pay the other party a termination fee, depending on the nature and timing of the termination. See “The Merger Agreement—Termination Fees” beginning on page 70 for additional information.

Q:	When is the merger expected to be completed?

A:	The Company and Apple are working to complete the merger as quickly as possible. In order to complete the merger, the stockholders of the Company must adopt the merger agreement and the other closing conditions under the merger agreement must be satisfied or waived. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 38 for additional information.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement. As of August 30, 2012, the record date for the special meeting, our directors and current executive officers owned, in the aggregate, — shares of Company common stock, or collectively approximately — % of the outstanding shares of Company common stock. These shares include, as of August 30, 2012, — shares, or approximately —% of the outstanding Company common stock, that are owned by four directors of the Company, including our chief executive officer, who are parties to the Voting Agreements and have agreed with Apple and Merger Sub to vote all of their shares in favor of adoption of the merger agreement. See “The Voting Agreements” beginning on page 73 for additional information. A copy of the form of Voting Agreement is attached as Annex B to this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

THE MERGER

The following is a description of the material aspects of the merger. You are encouraged to read carefully the full text of the merger agreement attached to this proxy statement as Annex A because it is the legal document that governs the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

AuthenTec, Inc.

AuthenTec provides mobile and network security solutions for enterprise, government and consumer markets. We provide a series of products including fingerprint sensors, software and intellectual property that provide security, convenience, personalization and navigation features in such end-use products as PCs, tablets, smartphones, printers, network servers and gateways. Our portfolio of products has significantly expanded during the past two years and now includes smart fingerprint sensors, area sensors, fingerprint sensor chipsets and modules, USB fingerprint readers, identity management software and embedded hardware and software products and services. Our expansion has been driven by both internal product developments and strategic acquisitions. We primarily sell our products to original equipment manufacturers, original design manufacturers, contract manufacturers, software application vendors and service providers. We operate a fabless manufacturing model whereby manufacturing requirements are outsourced to third parties. In the last two years, we generated revenue from over 300 customers, including some of the world’s leading PC and mobile device manufacturers and their suppliers, network providers, content providers and defense technology companies.

For more information about us, please visit our website at www.authentec.com (the information available at our website address is not incorporated by reference into this proxy statement). See also “Where You Can Find More Information” beginning on page 88. Our common stock is listed on the NASDAQ Global Market under the symbol “AUTH.” Our principal executive offices are located at 100 Rialto Place, Suite 100, Melbourne, Florida 32901, and our telephone number is (321) 308-1300.

Apple Inc.

Apple designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac®, iPod®, Apple TV®, a portfolio of consumer and professional software applications, the iOS and Mac OS® X operating systems, iCloud® and a variety of accessory, service and support offerings. Apple also sells and delivers digital content and applications through iTunes Store®, App StoreSM, iBookstoreSM and Mac App Store. Upon completion of the merger, AuthenTec will be a direct, wholly owned subsidiary of Apple.

For more information about Apple, please visit Apple’s website at www.apple.com (the information available at Apple’s website address is not incorporated by reference into this proxy statement). See also “Where You Can Find More Information” beginning on page 88. Apple’s common stock is listed on the NASDAQ Global Select Market under the symbol “AAPL.” Apple’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014, and Apple’s telephone number is (408) 996-1010.

Bryce Acquisition Corporation

Bryce Acquisition Corporation was formed by Apple solely for the purpose of completing the merger. Merger Sub is wholly owned by Apple and has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist.

Overview of the Transaction

The Company, Apple and Merger Sub entered into the merger agreement on July 26, 2012. Under the terms of the merger agreement, Merger Sub will be merged into the Company, with the Company surviving the merger as a wholly owned subsidiary of Apple. Merger Sub is wholly owned by Apple. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive the merger consideration of $8.00 in cash per share, without interest and less any applicable withholding taxes, other than (a) treasury shares, (b) shares owned by Apple, Merger Sub or any of the Company’s subsidiaries and (c) shares owned by stockholders who do not vote in favor of the merger and who properly demand appraisal of such shares pursuant to and in compliance with the provisions of Section 262 of the DGCL;

•

all shares of Company common stock so converted will, upon completion of the merger, no longer be outstanding and will be automatically cancelled and shall cease to exist, and each holder of a certificate representing any shares of Company common stock or shares of Company common stock held in book-entry form shall cease to have any rights with respect thereto, except the right to receive the merger consideration upon surrender of such certificate (if such shares are certificated) or book-entry shares;

•

each vested stock option with respect to shares of Company common stock that is outstanding and unexercised at the effective time of the merger will, at such time, be cancelled and converted into the right to receive, as soon as reasonably practicable (but in any event no later than ten business days following the effective time of the merger, except where delay is due to restrictions under applicable law), an amount in cash equal to the product of (a) the number of shares of Company common stock subject to such vested option, and (b) the excess, if any, of $8.00 over the exercise price per share of such vested option, without interest and less any required withholding taxes (vested options having an exercise price that is equal to or greater than the merger consideration will be cancelled, and no cash payment will be made to the holders of such vested options); and

•

each unvested stock option with respect to shares of Company common stock that is outstanding at the effective time of the merger and held by a person whose employment relationship or consulting arrangement will continue with Apple or the surviving corporation or any subsidiary or affiliate thereof will, at such time, be assumed by Apple and, subject to the same material terms and conditions applicable to each such unvested option, shall be exercisable for that number of whole shares of Apple common stock equal to the product (rounded down to the nearest whole share of Apple common stock) of (a) the number of shares of Company common stock that would have been issuable upon exercise of such unvested option immediately prior to the effective time of the merger and (b) the conversion ratio, which is the quotient obtained by dividing $8.00 by the average of the closing prices for a share of Apple common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on and including the trading day that is the trading day prior to the effective time of the merger. The per share exercise price of each unvested option will equal the quotient (rounded up to the nearest cent) obtained by dividing the exercise price per share of Company common stock applicable to such unvested option immediately prior to the effective time of the merger by the conversion ratio.

Following and as a result of the merger:

•	stockholders of the Company will no longer have any interest in, and will no longer be stockholders of, the Company;

•

shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

Our board and senior management regularly review and assess our long-term strategy and objectives in light of developments in the markets in which we operate, including strategic alternatives available to the Company to enhance stockholder value. As part of this process, our board and management regularly consider opportunities that could complement, enhance or expand our current business or products or that might otherwise offer growth opportunities for the Company. As a result, we acquired several companies and businesses during the past few years. In addition, multiple parties approached the Company regarding possible strategic transactions over the last two years and the Company engaged in preliminary conversations with these parties from time to time. Other than the discussions described below, such approaches never developed past preliminary conversations and preliminary exchanges of confidential information about the Company.

Late in 2011 and early in 2012, the Company discussed new technology with several leading consumer electronics companies to gauge potential market interest for such a product. For a number of reasons, including cost, Apple was the only potential customer that expressed substantive interest in pursuing further development of and a commercial agreement with respect to this technology.

Beginning late in February 2012, management of the Company, including Larry Ciaccia, Chief Executive Officer, Phil Calamia, Chief Financial Officer, and Fred Jorgenson, Vice President and General Counsel, met with representatives of Apple to discuss and negotiate the terms of a potential commercial agreement between the Company and Apple relating to the development of this new technology. These discussions continued through March and April 2012 in several meetings held at the offices of Apple in Cupertino, California, as well as telephonically.

The material terms of the commercial agreement that were then being discussed between the parties included, among others, pricing for all aspects of the project, the extent of intellectual property rights that the Company would grant to Apple, the commitment required of the Company’s engineering team and the duration and breadth of exclusivity of certain rights for the benefit of Apple. Although the parties did not reach agreement on the material terms of a commercial agreement during this period, the parties did exchange their views on potential pricing of the various aspects of a proposed commercial agreement. During meetings at Apple’s offices between March 6 and March 8, representatives of Apple informed the Company that the financial terms requested by the Company were not acceptable and reiterated Apple’s fundamental requirements for a commercial agreement. A representative of Apple made reference to an acquisition of the Company in the context of these negotiations, but no terms for such an acquisition were proposed or discussed at these meetings as the parties were focused on negotiating a commercial agreement.

On March 9, Apple and the Company entered into an interim agreement to establish the terms and conditions under which the Company and Apple would work to develop the new technology during the period in which the parties were negotiating the definitive terms for a commercial agreement.

During a telephone conversation with Mr. Ciaccia on March 21, representatives of Apple stated that Apple continued to view the Company’s pricing proposals for a commercial agreement as unacceptable. Mr. Ciaccia reiterated the Company’s interest in entering into a mutually acceptable commercial agreement, and Apple agreed to make a counterproposal to the Company.

Between March 21 and May 1, representatives from Apple and the Company continued to negotiate the terms of a commercial agreement.

On May 1, Messrs. Ciaccia and Jorgenson met with representatives of Apple in Cupertino, California to continue negotiations on a commercial agreement between the parties. During the meetings, representatives of Apple stated that Apple had decided to propose to acquire the Company in lieu of entering into a standalone commercial agreement. Representatives of Apple informed Mr. Ciaccia that they were authorized to offer a price of $7.00 per share, which represented an approximately 115% premium over the closing price of the Company’s common stock as of April 30, 2012, subject to the satisfactory completion of due diligence, the negotiation of a definitive merger agreement and final approval of the transaction by Apple’s senior executives. Representatives of Apple also informed Messrs. Ciaccia and Jorgenson that Apple would require an arms-length commercial agreement in addition to a definitive merger agreement to ensure that the development of and access to the new technology would continue regardless of whether the proposed transaction was completed. Representatives of Apple confirmed that the acquisition was the only path that Apple was willing to pursue and that Apple would no longer continue discussions regarding a commercial agreement outside of the acquisition context. Mr. Ciaccia responded that he would need to discuss the matter with the Company’s board, but that he did not believe that $7.00 per share was a sufficient price.

After the meetings on May 1 adjourned, Mr. Ciaccia contacted a number of the members of the board to update them on the proposal and to get their input on the proposal and the process for consideration of the proposal.

During the afternoon of May 2, Messrs. Ciaccia, Calamia and Jorgenson, together with representatives of Piper Jaffray met with representatives of Apple to discuss further Apple’s acquisition proposal for the Company. The Company had previously retained Piper Jaffray in 2011 to serve as the Company’s financial advisor to assist the Company in its identification and evaluation of various financing and acquisition transactions. At the meeting, a representative of Apple noted Apple’s view that $7.00 per share represented a price that other potential buyers would be unwilling to pay. The representatives of Apple also stated that the Company should view the price as very attractive in light of the Company’s growth prospects, noting specifically the challenges that the Company would face in profitably developing the new technology for other large consumer electronics manufacturers, which have dozens of different smartphone platforms, in contrast to Apple’s unique narrow product platform, which allows for unity of design in component parts across significant unit volumes. Representatives of Apple then outlined a proposed transaction structure and the process and timeline for negotiating the transaction. Representatives of Apple also noted Apple’s desire to proceed quickly due to its product plans and ongoing engineering efforts. As a result of its focus on timing, Apple’s representatives also informed the Company that Apple would not participate in an auction process and would rescind its proposal if the board decided to solicit alternative acquisition proposals for the Company. Mr. Ciaccia responded that he would convene a board meeting to discuss the proposal and would revert to Apple with the board’s position on Apple’s proposal.

At a meeting on May 5, the board discussed Apple’s proposal to acquire the Company. A representative of the Company’s outside legal counsel, Alston & Bird LLP, which we refer to as “Alston & Bird,” advised the members of the board regarding their fiduciary duties under Delaware law when considering a possible sale of the Company. Representatives of Piper Jaffray reviewed historical trading data and various valuation analyses regarding the Company. The board engaged in a lengthy discussion about strategic alternatives available to the Company, including its prospects as a stand-alone business, Apple’s acquisition proposal and various process alternatives that might be available in the event that the board decided to proceed with the evaluation of a potential sale transaction. In that regard, the board focused on the risk of losing the offer by Apple, which would provide a significant premium to the then current price of the Company’s stock for the Company’s stockholders. The board also considered, among other things, the board’s, management’s and Piper Jaffray’s view that there were no other likely bidders that would have the same reasons as Apple to acquire the Company at or above the price offered by Apple and on a similar timeframe as Apple, the heightened risk of a leak if the Company were to approach other potential bidders and the impact of such a leak on the Company, including employee and customer relations. Mr. Ciaccia also explained to the board that there were various risks and uncertainties associated with a potential commercial agreement outside of the acquisition context, including, among others, the risk that the technology being developed might not yield a solution sufficiently robust for Apple’s needs or on Apple’s required schedule, as well as the risks of an adverse impact on other customer relationships. Based on this discussion, the board determined that Apple’s proposal warranted further consideration. The board designated independent directors Chris Fedde and Jean Schmitt to participate in the Company’s response to Apple’s proposal and provide guidance to Mr. Ciaccia in connection with further discussions. The board then authorized and directed Messrs. Ciaccia, Fedde and Schmitt, and representatives from Alston & Bird and Piper Jaffray, to pursue the transaction with Apple and to negotiate a higher price than $7.00 per share and an opportunity for the Company to solicit other potential buyers.

On May 8, Messrs. Ciaccia, Calamia and Jorgenson, together with representatives of Piper Jaffray, met with representatives from Apple to discuss Apple’s proposed purchase price of $7.00 per share and the desire of the board that the Company have the ability to solicit alternative acquisition proposals from third parties, either before signing a definitive agreement or as part of a post-signing “go-shop” arrangement. At this meeting, Mr. Ciaccia countered Apple’s proposed purchase price with a purchase price of $9.00 per share.

Following this meeting, also on May 8, a representative of Apple called Mr. Ciaccia and stated that he was authorized to make a final offer of $8.00 per share, which represented an approximately 116% premium over the closing price of the Company’s common stock as of May 7. The representative of Apple stated that although Apple would not agree to a post-signing “go-shop” provision, Apple would agree to customary provisions in the merger agreement that would allow the Company to respond to unsolicited acquisition proposals. At the Company’s request, representatives of Piper Jaffray subsequently communicated to Apple that such an approach would be acceptable to the Company if the relevant provisions of the merger agreement allowed the Company to accept such an unsolicited acquisition proposal on terms more favorable to the Company’s stockholders than Apple’s proposal. Representatives of Piper Jaffray also informed Apple that the Company would require Apple to assume certain antitrust regulatory risks in connection with the transaction. As part of these discussions, the representative of Apple reconfirmed that Apple would require a commercial agreement with the Company to ensure that, regardless of whether the transaction was completed, the current joint development efforts with respect to the technology would continue on schedule.

On May 9, the board held a special meeting at which Mr. Ciaccia provided an update based upon his May 8 conversations with Apple. After extensive discussion, the board authorized Mr. Ciaccia to pursue a transaction with Apple on the terms outlined above.

On May 10 and 11, a team led by Mr. Ciaccia conducted management presentations on business and engineering matters for the Apple team and representatives from Apple’s outside counsel, Weil, Gotshal & Manges LLP, which we refer to as “Weil,” at Apple’s offices in Cupertino, California.

On May 10, Mr. Jorgenson and representatives of Alston & Bird and Piper Jaffray met with representatives from Apple and Weil to discuss the proposed transaction. During the meeting, the parties outlined the process and timeline for negotiation and execution of definitive documentation, including a process for the completion of Apple’s due diligence. On May 11, Apple and the Company entered into a customary non-disclosure and standstill agreement and subsequently the Company provided access to an electronic data room containing information about the Company to Apple and its representatives in response to Apple’s due diligence request.

From May 11 to May 30, Apple conducted due diligence on the Company, which included visits to the Company’s offices in Melbourne, Florida and its foreign offices. During the meetings in Melbourne, the parties discussed various technical and engineering diligence matters and began discussion of human resource and personnel matters, including preliminary discussions regarding potential transaction and retention bonuses to be paid to certain sales, engineering and management personnel to protect the value of the Company’s ongoing business pending completion of the transaction.

On May 16, the board held a special meeting in which Mr. Ciaccia provided an update on the status of negotiations with Apple and representatives of Piper Jaffray and Alston & Bird led a discussion of the workflow and timeline for the transaction.

On May 17, following the expiration of the interim agreement, the parties entered into a second interim agreement to govern the continuing development work that the Company was performing for Apple.

On May 18, Weil delivered to the Company and Alston & Bird an initial draft of the merger agreement, as well as an initial draft of a voting agreement that would obligate certain of the Company’s directors and officers to vote in favor of the adoption of the merger agreement unless the merger agreement was terminated.

On May 23, Apple presented the Company with its proposed terms of the commercial agreement relating to the continued development of the technology and the related pricing terms. After reviewing Apple’s proposed terms, Mr. Ciaccia informed Apple that the Company would not accept a commercial agreement on Apple’s proposed terms and insisted that the Company would only agree to a commercial agreement on terms that the Company would otherwise accept without regard to the current acquisition proposal.

On May 25, the board held a special meeting during which a representative of Alston & Bird led a discussion of the terms and conditions of the merger agreement provided by Weil. At this meeting, the board approved a proposed bonus structure for the retention of employees to be discussed with Apple. Mr. Ciaccia also updated the board on the negotiation of the commercial agreement with Apple.

On May 25, Messrs. Ciaccia and Jorgenson participated in a conference call with representatives of Apple during which they discussed an alternative proposal by Apple regarding the commercial agreement. The alternative proposal included a grant of a broad license to intellectual property rights in favor of Apple and a lengthy period of exclusivity during which the Company could not license the new technology for use in consumer electronics applications to any parties other than Apple. The alternative proposal did not, however, impact any of the Company’s other technologies or products and the Company would be permitted to continue licensing and selling its other technologies and products without restriction.

Also on May 25, Alston & Bird delivered a revised draft of the merger agreement to Apple and Weil.

On May 27, Mr. Ciaccia conducted a call with a representative of Apple to discuss scheduling for the completion of due diligence and execution of definitive documentation as well as a communications plan in connection with the announcement of the transaction.

On May 28, Mr. Jorgenson and representatives of Alston & Bird and Richards Layton & Finger P.A., the Company’s Delaware counsel, which we refer to as “Richards Layton,” participated in a conference call with representatives of Apple and Weil to discuss the proposed terms of the commercial agreement.

On May 30, Mr. Ciaccia met with representatives of Apple to discuss the status of the transaction. At this meeting, the representatives of Apple informed Mr. Ciaccia that Apple was concerned about certain matters that it had discovered in its due diligence and noted Apple’s unwillingness to proceed with the proposed transaction absent a satisfactory resolution of these matters.

On May 30 and 31, Mr. Ciaccia discussed with Messrs. Fedde and Schmitt the due diligence matters raised by Apple and potential resolutions of Apple’s concerns.

On May 31, at Apple’s offices, Messrs. Ciaccia and Jorgenson further discussed with representatives of Apple the due diligence matters raised by Apple and explored potential resolutions of Apple’s concerns. At this meeting, representatives of Apple informed Mr. Ciaccia that Apple was unwilling to proceed with the proposed transaction at this time as a result of the unresolved due diligence matters.

On June 1, at a special meeting of the board, Mr. Ciaccia informed the board that Apple had ceased discussions regarding the proposed transaction as a result of the due diligence matters it had identified. Also on June 1, a representative of Apple called Mr. Ciaccia to express Apple’s interest in pursuing a commercial agreement between the parties in lieu of the proposed acquisition notwithstanding Apple’s unresolved due diligence matters.

From June 1 to July 3, the parties continued to design and develop the technology for Apple and continued to negotiate to narrow the significant differences between the parties regarding acceptable terms for a commercial agreement. During this period, the Company also attempted to address the due diligence matters identified by Apple.

On June 15, at a special meeting of the board, Mr. Ciaccia updated the board on the Company’s progress in negotiating a commercial agreement with Apple.

On June 20 and June 21, Messrs. Ciaccia and Jorgenson and representatives of Alston & Bird met with representatives of Apple and Weil at the Dallas, Texas offices of Weil to negotiate the terms of the commercial agreement.

On June 28, Mr. Ciaccia called a representative of Apple to inform him that the Company believed it had resolved the due diligence matters identified by Apple. The representative of Apple told Mr. Ciaccia that he would discuss the resolution of the matters internally.

On July 3, a representative of Apple called Mr. Ciaccia and informed him that the due diligence matters identified by Apple had been resolved satisfactorily by the Company and Apple again wanted to pursue the proposed acquisition of the Company at $8.00 per share in lieu of the standalone commercial agreement, which Apple was no longer willing to pursue outside of the acquisition context. Mr. Ciaccia told the representative of Apple that he would convene a board meeting to discuss Apple’s proposal.

At a special meeting of the board on July 5, Mr. Ciaccia led the board in a discussion relating to Apple’s renewed proposal to acquire the Company. Representatives from Alston & Bird and Richards Layton led a discussion of the board’s fiduciary duties under Delaware law in considering a potential sale of the Company and the proposed commercial agreement. Following the meeting, the board directed management to commence negotiation of a sale transaction with Apple on terms similar to those previously discussed.

On July 10, Weil delivered to the Company and Alston & Bird a revised draft of the merger agreement. The parties also discussed a revised due diligence work plan and schedule.

On July 13, Alston & Bird delivered a revised draft of the merger agreement to Weil, which addressed the Company’s position regarding Apple’s obligations to obtain required regulatory approvals and certain terms related to the Company’s ability to entertain alternative acquisition proposals following the execution of the merger agreement. Also on that date Apple and Weil delivered to the Company and Alston & Bird a draft of the IP agreement that would, along with a subsequently delivered development agreement, embody the commercial agreement between the parties.

From July 17 through July 19, Messrs. Ciaccia, Calamia and Jorgenson, along with representatives of Alston & Bird and Piper Jaffray, met with representatives of Apple and Weil at the Redwood Shores, California offices of Weil to discuss open issues regarding the merger agreement, including representations and warranties, covenants, termination fees and the related triggers and certain other provisions. With respect to the regulatory approvals required in connection with the transaction, Apple proposed that it would use “reasonable best efforts” to obtain required antitrust regulatory approvals, but would not commit to any proposed divestitures or restrictions on its business or make any other concessions in order to obtain such approvals. However, Apple’s representatives stated that Apple would agree to pay a reverse termination fee to the Company in certain circumstances where the failure to complete the merger was the result of a failure to obtain required antitrust regulatory approvals. The Company responded that such an approach would be acceptable only if there was a meaningful reverse termination fee payable to the Company, to which Apple subsequently agreed.

Also at these meetings, there was significant discussion between the parties and their legal advisors about the form and substance of the IP agreement and the development agreement. The Company objected to a number of provisions in the proposed IP agreement, including the amount of the payments Apple would make to the Company under the IP agreement, the optional nature of Apple’s obligations to acquire certain rights from the Company, certain protections to be granted to Apple and the exclusivity of Apple’s right to license the new technology. The parties negotiated these terms throughout the meetings, with the primary focus of the Company being to ensure that the terms of the IP agreement and the development agreement were commercially acceptable to the Company independently from the proposed transaction and would not preclude or dissuade an interested third party from making a proposal to acquire the Company. Conversely, Apple emphasized its requirement that the development of the technology would not be interrupted regardless of whether the proposed transaction was completed. On the evening of July 19, the parties agreed to the key terms of the IP agreement and the development agreement.

Also at these meetings, a representative of Apple informed Mr. Ciaccia that Apple would like to enter into retention agreements with the executive officers of the Company concurrently with the execution of the merger agreement.

From July 19 to July 26, the parties negotiated the final terms of the merger agreement, the voting agreement, the IP agreement and the development agreement, exchanging drafts of these documents and conducting numerous negotiating sessions among the Company, Apple and their legal advisors.

On July 22, the board held a special meeting to review the Company’s preliminary second quarter results, the proposed terms of the merger agreement, including the proposed per share price, the voting agreement, the IP agreement and the development agreement and the draft financial analyses prepared by Piper Jaffray. Representatives from Alston & Bird discussed the terms of the transaction documentation, drafts and summaries of which had previously been provided to the board. Representatives from Piper Jaffray reviewed and discussed their draft financial analyses with the board, which had previously been provided to the board. The board instructed Mr. Ciaccia to discuss further the proposed merger consideration with Apple, but not to jeopardize completion of a transaction at the $8.00 per share price previously offered by Apple. The meeting concluded after the board discussed the timing of execution of definitive documentation and various required closing actions and public disclosure.

Between July 20 and July 23, Mr. Ciaccia spoke with representatives from Apple in an attempt to increase the proposed merger consideration. On July 23, a representative of Apple stated in response to Mr. Ciaccia’s inquiries that Apple would not increase the proposed merger consideration because, despite the recent increase in the Company’s stock price, there had been no material changes in the Company’s business, outlook or results. Mr. Ciaccia reported the results of these conversations to the Messrs. Fedde and Schmitt and other members of the board and was directed to continue to finalize transaction documentation on terms previously agreed.

On July 24, Apple delivered to the executive officers of the Company the initial draft of the retention agreement.

On July 25, the board received an update of the status of the negotiations and timing of execution of definitive documentation from Mr. Ciaccia, who reported that the parties were working to resolve final issues and that he expected a final board meeting to approve the transaction during the evening of July 25 or the following day.

On July 25 and 26, Apple negotiated the retention agreements with the executive officers of the Company which are summarized in “ —Interests of the Company’s Directors and Executive Officers in the Merger; Retention Agreements with Apple” below.

The board reconvened on the evening of July 26. Representatives from Alston & Bird described the resolution of the remaining open issues on the merger agreement, and Piper Jaffray delivered to the board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions and conditions described in Piper Jaffray’s opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock. Representatives from Alston & Bird reviewed the board’s fiduciary duties in connection with the consideration of the proposed transaction and reviewed the proposed resolutions to be considered by the board. The board then considered and discussed various factors regarding the proposed merger, including factors summarized in “—Reasons for the Merger; Recommendation of our Board of Directors” below. After further discussion, the board unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, directed that the merger agreement be submitted to the Company’s stockholders for adoption and recommended that the Company’s stockholders vote in favor of the adoption of the merger agreement. The board also unanimously approved the IP agreement and the development agreement.

Following the approval of the merger agreement by the Company, Apple and Merger Sub executed and delivered the merger agreement, the IP agreement and the development agreement, and certain of the Company’s directors and executive officers executed and delivered the voting agreements. The Company’s executive officers also entered into the retention agreements with Apple. The Company then filed a Current Report on Form 8-K announcing the execution of the merger agreement and other agreements on the morning of July 27.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement

Recommendation of Our Board of Directors

The board, at the meeting described above on July 26, 2012, after thorough review and consideration, unanimously:

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determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders; and

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directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended to the stockholders of the Company that they vote for the adoption of the merger agreement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Reasons for Recommending the Adoption of the Merger Agreement

In reaching these determinations, the board considered a number of factors, including the following material factors:

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the principal terms of the proposed merger, including the merger consideration to be received by holders of Company common stock and the conditions to the parties’ obligations to consummate the merger;

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the current and historical market price of the Company common stock, including the fact that the merger consideration represents a premium of approximately 58% over the closing price of the Company common stock on July 26, 2012, the day before the Company announced its entry into the merger agreement, and 59.7%, 86.0% and 149.2% premiums over the closing prices of the Company common stock 7, 30 and 90 days prior to such announcement, respectively;

•	the board’s belief that the merger should be undertaken at this time, based primarily on:

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management’s views on expected full year 2012 performance, the Company’s long-term financial projections, and the board’s knowledge and understanding of the business, operations, management, financial condition, assets, liabilities, strategy, earnings, the changing nature of the industry in which we compete and the prospects of the Company, including the prospects of the Company as an independent entity; and

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the board’s belief, based upon the board’s current understanding of the Company’s operations, projected financial results and revenue forecasts, that it was unlikely that the trading price of the Company common stock would, in the foreseeable future, reach and sustain a trading price of $8.00 per share or greater, adjusted for present value;

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the board’s belief that the value of the Company to Apple was higher than to any other potential acquirer because of Apple’s unique single design product platform, widely accepted products and efforts made in technology development relevant to the Company’s product lines;

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the financial presentations Piper Jaffray made to our board and the opinion of Piper Jaffray, delivered to the board on July 26, 2012, subsequently confirmed in writing, to the effect that, as of July 26, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the merger consideration is fair, from a financial point of view, to the holders of Company common stock (other than Apple and its affiliates), as such opinion is more fully described in “—Opinion of Piper Jaffray & Co., Financial Advisor to the Board of Directors” beginning on page 28 (a copy of the opinion of Piper Jaffray is attached in its entirety as Annex C to this proxy statement);

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the board’s belief, based upon conversations regarding possible transactions held directly and through its financial advisor with other industry participants over the past 18 months, that there was no third party likely to be interested in acquiring the Company on terms more attractive than those offered by Apple because none of the possible candidates were similarly situated to Apple in terms of technology, technology development and market potential to take advantage of the Company’s product portfolio;

•	that the form of consideration to be paid to holders of Company common stock is cash, which will provide certainty of value and immediate liquidity to the holders of Company common stock;

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that the merger would offer the Company’s stockholders significant, immediate and certain consideration, as opposed to various risks and uncertainties regarding the benefits of a potential standalone commercial agreement with Apple, which Apple was unwilling to pursue outside of the merger context;

•	the likelihood that the merger would be completed based on, among other things:

•	Apple’s financial resources and the related absence of any financing uncertainty in connection with the merger; and

•	the likelihood and anticipated timing of completing the merger in light of the scope of the closing conditions, including required clearances under applicable antitrust laws;

•	the board’s belief that it was preferable to negotiate on a confidential basis with Apple rather than to conduct a private or public “auction” of the Company, particularly in light of:

•	the risks to the business of conducting a public pre-signing auction with an uncertain buyer, including the potential loss of employees and customers during the pendency of any such auction;

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the risk that a public pre-signing auction would not result in a transaction at a more attractive price than that offered by Apple and that a failed attempt to sell the Company would be highly detrimental to the Company’s business and prospects;

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the risk that a private pre-signing auction could result in premature disclosure that the Company was for sale and the adverse impact of such disclosure on the Company, including its employee and customer relations;

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Apple’s willingness to increase the per share merger consideration in exchange for the Company not undertaking a public or private pre-signing auction, and the belief that a public or private auction would therefore jeopardize any transaction with Apple and likely result in a lower price for the Company;

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the fact that the terms of the merger agreement will subject the merger to a post-signing market check permitting the Company, under the circumstances described in the merger agreement, to terminate the merger agreement in order to accept a superior proposal; and

•	the advice of its financial advisor that the approach pursued was the most likely to result in the highest price reasonably available for the Company;

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with the exception of Mr. Ciaccia, the members of our board are not employees of the Company or any of its subsidiaries and have no financial interest in the merger or the other transactions contemplated by the merger agreement that is different from that of the stockholders of the Company generally, other than as described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 38;

•	the requirement that the merger agreement be adopted by the holders of a majority of the outstanding shares of Company common stock;

•	the other terms of the merger agreement and the related agreements, including:

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the Company’s ability in certain circumstances, prior to the time the Company’s stockholders adopt the merger agreement, to (a) furnish information with regard to the Company in response to a written takeover proposal that constitutes or is reasonably likely to lead to a superior proposal and (b) participate in discussions or negotiations with the person making such a proposal;

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the board’s ability, under certain circumstances, to (a) make a change in its recommendation in favor of the adoption of the merger agreement with respect to a superior proposal or (b) cause the Company to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject in each case to the payment by the Company of a termination fee of $10.95 million to Apple;

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the board’s ability, under the merger agreement, to fail to make, withdraw, or modify in a manner adverse to Apple the board’s recommendation that stockholders adopt the merger agreement under certain circumstances in response to a material fact, event, change, development or change in circumstances that was not known to or reasonably foreseeable by the board prior to the date of the merger agreement (and not relating in any way to a takeover proposal), if the board, prior to taking any such actions, determines in good faith that failure to take such actions would be inconsistent with the board’s fiduciary duties under applicable law;

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Apple’s obligation to use reasonable best efforts to obtain necessary antitrust clearances and that under certain circumstances if such clearances are not obtained despite such efforts, Apple would be required to pay the Company a termination fee of $20.0 million; and

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the availability of appraisal rights under Section 262 of the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Court of Chancery of the State of Delaware;

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the terms of the IP agreement and the development agreement, which the board believed would provide significant value to any third party seeking to make an acquisition proposal and would not discourage third parties from doing so, including:

•	the non-exclusive nature of the rights Apple may elect to acquire under the IP agreement;

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the $20.0 million paid to the Company by Apple in exchange for the right to acquire the non-exclusive licenses and other rights contemplated by the IP agreement, and the up to $7.5 million to be paid to the Company by Apple in exchange for the services contemplated by the development agreement;

•	the significant additional cash payments of up to $115.0 million that Apple would be obligated to make under the IP agreement if Apple were to exercise its rights; and

•	that the successful integration into Apple’s products of the technologies contemplated by the IP agreement would increase demand for the Company’s technologies and products from third parties;

•	the risks of remaining independent and pursuing the Company’s strategic business plan in light of;

•	the current and expected level of demand for the Company’s products;

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the protracted commercialization of the market for fingerprint sensors and the uncertainty relating to the market’s potential adoption of the technology and products sold by the Company at prices that would be sufficiently profitable to the Company;

•	potential difficulties in profitably commercializing the Company’s products across multiple different product platforms, in contrast to Apple’s narrow design product platform;

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the Company’s need to respond to rapid market, competitive and technological conditions in the fingerprint sensor and embedded security industries, to anticipate accurately new technology developments, customer requirements and industry standards, and to introduce new products or enhancements to existing products and services in a timely manner;

•	the Company’s vulnerability to direct competition from other suppliers of biometric security and embedded security products;

•	continued volatility in general economic conditions in the U.S., European and Asian markets in which the Company does business; and

•	continued volatility in the foreign exchange markets.

In the course of its deliberations, the board also considered a variety of additional uncertainties, risks and other countervailing factors concerning the merger agreement and the merger, including:

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the fact that the all-cash price, while providing certainty of value, will not allow the Company’s stockholders to participate in potential appreciation in the value of the Company’s business after the merger;

•	the Company may be unable to obtain stockholder approval as required for the transactions contemplated by the merger agreement;

•	other conditions to the Closing and the transactions contemplated by the merger agreement may not be satisfied;

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the restrictions on the Company’s ability to solicit or, subject to limited exceptions, engage in discussions or negotiations regarding alternative business combination transactions or other types of specified transactions;

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the requirement that the Company pay a termination fee of $10.95 million to accept a superior proposal, which may discourage a competing proposal to acquire the Company, which the board understood was a condition to Apple’s willingness to enter into the merger agreement and understood, based on the advice of its financial advisors, was consistent with fees payable in similar transactions and was not so large as to prevent a prospective bidder from making a bid;

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the business of the Company may suffer as a result of uncertainty surrounding the merger and the transactions contemplated by the merger agreement, including the risk that the merger and the transactions contemplated by the merger agreement create potential difficulties in customer relations and employee retention;

•	the possible occurrence of any event, change or other circumstance that, if resulting in a Company material adverse effect, could give rise to the termination of the merger agreement;

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other risks to consummation of the merger and the transactions contemplated by the merger agreement, including the risk that the merger and the transactions contemplated by the merger agreement will not be consummated within the expected time period and the transactions contemplated by the merger agreement may involve unexpected liabilities;

•	the Company would be required, if the merger is not completed, to bear the expenses associated with the merger agreement;

•	that an all cash transaction will be taxable to certain of the Company’s stockholders for U.S. federal income tax purposes; and

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that restrictions in the merger agreement on the conduct of the Company’s business prior to the consummation of the merger may delay or prevent the Company from undertaking business opportunities that could arise prior to the consummation of the merger.

In addition, the board was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that may differ from, or are in addition to, their interests as stockholders of the Company. See “—Interests of the Company’s Directors and Executive Officers in the Merger” and “Compensation Proposal—Golden Parachute Compensation” beginning on pages 38 and 75 for additional information.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but the board believes it addresses the material factors considered by the board in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the board may have given different weights to the above factors.

Opinion of Piper Jaffray & Co., Financial Advisor to the Board of Directors

The Company retained Piper Jaffray to act as its financial advisor in connection with the merger and to render an opinion to the board as to the fairness, from a financial point of view, to the holders of Company common stock (other than Apple and its affiliates) of the merger consideration set forth in the merger agreement. Piper Jaffray is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected Piper Jaffray on the basis of Piper Jaffray’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On July 26, 2012, at a meeting of our board held to evaluate the merger, Piper Jaffray delivered to the board its oral opinion, which was confirmed by delivery of its written opinion dated July 26, 2012, to the effect that, as of the date of the opinion, and based upon and subject to the various assumptions and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Company common stock (other than Apple and its affiliates).

The full text of Piper Jaffray’s written opinion to our board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of Piper Jaffray’s opinion is qualified in its entirety by reference to the full text of the opinion. Piper Jaffray delivered its opinion to our board for the benefit and use of the board (in its capacity as such) in connection with and for purposes of its evaluation of the merger. Piper Jaffray’s opinion only addresses the fairness, from a financial point of view, to the holders of Company common stock (other than Apple and its affiliates) of the merger consideration set forth in the merger agreement and does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

In connection with rendering its opinion, Piper Jaffray:

•	reviewed and analyzed the financial terms of a draft of the merger agreement dated July 26, 2012;

•	reviewed and analyzed certain financial and other data with respect to the Company that was publicly available;

•

reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were (a) publicly available or (b) furnished to Piper Jaffray by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the matters described in the second and third bullets above, as well as the Company’s business and prospects before giving effect to the merger;

•

reviewed the current and historical reported prices and trading activity of Company common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to the Company;

•	compared the financial performance of the Company with that of certain other publicly-traded companies that Piper Jaffray deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of Company management that the financial information provided had been prepared on a reasonable basis and that they were not aware of any information or facts that would make any such information provided to Piper Jaffray incomplete or misleading. For the purpose of its opinion, Piper Jaffray assumed, with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with the Company’s consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the merger agreement.

In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by Piper Jaffray on July 26, 2012. Piper Jaffray relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (d) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Other than the intellectual property agreements between the Company and Apple, Piper Jaffray assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Piper Jaffray did not express any opinion as to the price at which shares of Company common stock may trade following announcement of the merger or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray was not requested to, and did not, solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Piper Jaffray’s opinion was provided to the board in connection with the board’s consideration of the merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the merger or any other matter. Piper Jaffray’s opinion was approved for issuance by the Piper Jaffray Opinion Committee.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to the holders of Company common stock (other than Apple and its affiliates) of the merger consideration set forth in the merger agreement and does not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to the Company, Apple’s ability to fund the merger consideration, the merits of the decision to enter into, or the terms and conditions of, the intellectual property agreements, or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration to be received by holders of Company common stock in the merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.

The following represents a summary of the material financial analyses prepared by Piper Jaffray in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Piper Jaffray, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Piper Jaffray. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Piper Jaffray.

Financial Analyses

Selected Publicly Traded Companies Analysis. Piper Jaffray performed a selected publicly traded companies analysis in which Piper Jaffray reviewed estimated financial data of the Company that were prepared by the Company’s management as its internal forecasts for calendar years 2012 and 2013 and compared them to corresponding financial data, where applicable, for comparable public companies. Piper Jaffray analyzed two groups of comparable companies: (a) companies in the semiconductor industry with human interface functionality or analog mixed signal capabilities, which we refer to as the “semiconductor group,” and (b) companies focused on embedded intellectual property/security/software, which we refer to as the “embedded group,” which Piper Jaffray selected as comparable to the financial profiles of the Company’s two constituent businesses, its Smart Sensor Solutions, which we refer to as “SSS,” business and its Embedded Security Solutions, which we refer to as “ESS,” business, respectively. Based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases, professional judgment and other sources, Piper Jaffray identified and analyzed the following selected companies:

Selected Public Companies (Semiconductor)

Atmel Corporation

Audience, Inc.

Cirrus Logic, Inc.

CSR plc

Cypress Semiconductor Corporation

Dialog Semiconductor plc

InvenSense, Inc.

MaxLinear, Inc.

OmniVision Technologies, Inc.

Synaptics Incorporated

Wolfson Microelectronics plc

Selected Public Companies (Embedded)

Absolute Software Corporation

AVG Technologies N.V.

CEVA, Inc.

MIPS Technologies, Inc.

Nuance Communications, Inc.

Rovi Corporation

VASCO Data Security International, Inc.

Wave Systems Corp.

Zix Corporation

In performing the selected publicly traded companies analysis of the Company, Piper Jaffray reviewed for each of the two groups of comparable companies, among other things, (a) enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 25, 2012 plus debt, less cash and cash equivalents, as a multiple of 2012 and 2013 estimated revenue, (b) earnings before interest, taxes, depreciation and amortization, adjusted to exclude stock-based compensation charges and any other non-cash or one-time items, which we refer to as “adjusted EBITDA” and (c) equity values based on closing stock prices on July 25, 2012 as a multiple of 2012 and 2013 estimated earnings per share adjusted to exclude the after-tax impact of stock-based compensation charges and amortization of acquired intangibles, which we refer to as “non-GAAP EPS.”

In applying the multiples described above to the relevant financial data of the Company, Piper Jaffray weighted the multiples of the two groups of comparable companies to reflect the existing and projected revenue contribution of the Company’s SSS and ESS businesses. The weighting used in this analysis was the average revenue contribution of each segment for fiscal years 2011, 2012 and 2013, which was 65.5% for the semiconductor group and 34.5% for the embedded group.

Piper Jaffray analyzed the first and third quartiles and mean and median multiples of enterprise value to revenue and adjusted EBITDA and of equity value to non-GAAP EPS as described above. Piper Jaffray applied those multiples to the corresponding revenue, adjusted EBITDA and non-GAAP EPS figures of the Company and calculated implied per share price ranges. The table below shows the implied per share prices at the first (lowest) quartile, third (highest) quartile, median and mean derived from the foregoing analysis.

Implied Valuation Reference Ranges for AuthenTec Common Stock

	Enterprise Value as a Multiple of:				Equity Value as a Multiple of:
	2012E Revenue	2013E Revenue	2012E Adjusted EBITDA	2013E Adjusted EBITDA	2012E Non- GAAP EPS	2013E Non- GAAP EPS
1st Quartile	1.3x	1.2x	6.8x	4.8x	11.7x	9.3x
Median	1.9x	1.8x	9.9x	6.6x	14.0x	10.4x
Mean	2.2x	1.8x	10.6x	7.4x	14.8x	11.6x
3rd Quartile	3.1x	2.5x	13.0x	9.3x	16.4x	13.8x

	2012E Revenue Implied Price / Share	2013E Revenue Implied Price / Share	2012E Adjusted EBITDA Implied Price / Share	2013E Adjusted EBITDA Implied Price / Share	2012E Non- GAAP EPS Implied Price / Share	2013E Non- GAAP EPS Implied Price / Share
1st Quartile	$2.76	$3.10	$1.48	$2.29	$1.10	$3.00
Median	$3.82	$4.41	$1.91	$2.96	$1.32	$3.35
Mean	$4.26	$4.47	$2.01	$3.27	$1.39	$3.76
3rd Quartile	$5.73	$6.01	$2.35	$3.96	$1.54	$4.44

Selected Precedent Transactions Analysis. Piper Jaffray performed a selected precedent transactions analysis in which Piper Jaffray reviewed selected historical financial data of the Company and estimated financial data of the Company that were prepared by the Company’s management as its internal forecasts for the twelve month periods prior to, which we refer to as “LTM,” and on or after, which we refer to as “NTM,” July 1, 2012 and compared them to corresponding financial data, where applicable, for selected precedent transactions. Piper Jaffray analyzed two groups of comparable merger and acquisition transactions involving public target companies in the semiconductor and embedded industries which Piper Jaffray believed were comparable to the financial profiles of the Company’s SSS and ESS businesses, respectively. Piper Jaffray excluded transactions with equity values of less than $100 million to ensure that the target was of sufficient size and scale to make the transaction multiples meaningful. Based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and based on Piper Jaffray’s professional judgment, Piper Jaffray identified and analyzed the following selected precedent transactions:

Selected Precedent Transactions (Semiconductor)

Announced Date	Target	Acquiror
5/2/2012	Standard Microsystems Corporation	Microchip Technology Incorporated
4/30/2012	PLX Technology, Inc.	Integrated Device Technology, Inc.
1/23/2012	Gennum Corporation	Semtech Corporation
9/12/2011	NetLogic Microsystems, Inc.	Broadcom Corporation
7/20/2011	Zarlink Semiconductor Inc.	Microsemi Corporation
6/17/2011	Zoran Corporation	CSR plc
5/26/2011	Advanced Analogic Technologies Incorporated	Skyworks Solutions, Inc.
4/4/2011	National Semiconductor Corporation	Texas Instruments Incorporated
1/10/2011	Conexant Systems, Inc.	Golden Gate Private Equity, Inc.
1/4/2011	Atheros Communications, Inc.	QUALCOMM Incorporated
10/4/2010	Actel Corporation	Microsemi Corporation
9/8/2010	Microtune, Inc.	Zoran Corporation
3/22/2010	Techwell, Inc.	Intersil Corporation
2/3/2010	Silicon Storage Technology, Inc.	Microchip Technology Incorporated
9/8/2009	Intellon Corporation	QUALCOMM Incorporated
4/7/2009	Tundra Semiconductor Corporation	Integrated Device Technology
2/9/2009	SiRF Technology Holdings, Inc.	CSR plc

Selected Precedent Transactions (Embedded)

Announced Date	Target	Acquiror
8/17/2010	Phoenix Technologies Ltd.	Marlin Equity Partners LLC
6/10/2010	Virage Logic Corporation	Synopsys, Inc.
4/13/2009	Entrust, Inc.	Thoma Bravo, LLC
12/3/2008	Certicom Corp.	Research in Motion Limited
9/21/2008	Secure Computing Corporation	McAfee, Inc.
8/20/2008	Aladdin Knowledge Systems Ltd.	Vector Capital Corporation

Piper Jaffray reviewed the transaction value in the selected transactions, calculated as the enterprise value implied for the target company based on the consideration paid in the selected transaction, as a multiple of the target company’s revenue and adjusted EBITDA for LTM and NTM periods surrounding the date of announcement. Piper Jaffray also reviewed equity values as a multiple of the target company’s non-GAAP EPS for the LTM and NTM periods surrounding the date of announcement. Financial data of the selected transactions were based on publicly available information.

In applying the multiples described above to the relevant financial data of the Company, Piper Jaffray weighted the multiples of the two groups of comparable companies to reflect the existing and projected revenue contribution of the Company’s SSS and ESS businesses. The weighting used in this analysis was the average revenue contribution of each segment for fiscal years 2011, 2012 and 2013, which was 65.5% for the semiconductor group and 34.5% for the embedded group.

Piper Jaffray analyzed the first and third quartiles and mean and median multiples of enterprise value to revenue and adjusted EBITDA and of equity value to non-GAAP EPS as described above. Piper Jaffray applied those multiples to the corresponding revenue, adjusted EBITDA and non-GAAP EPS figures of the Company and calculated implied per share price reference ranges. The table below shows the implied per share prices at the first (lowest) quartile, third (highest) quartile, median and mean derived from the foregoing analysis.

Implied Valuation Reference Ranges for AuthenTec Common Stock

	Enterprise Value as a Multiple of:				Equity Value as a Multiple of:
	LTM Revenue	NTM Revenue	LTM Adjusted EBITDA	NTM Adjusted EBITDA	LTM Non- GAAP EPS	NTM Non- GAAP EPS
1st Quartile	1.1x	1.4x	10.4x	7.6x	22.0x	19.6x
Median	1.9x	2.0x	11.5x	10.4x	25.0x	22.0x
Mean	2.5x	2.3x	15.0x	12.8x	27.8x	23.5x
3rd Quartile	3.5x	2.8x	18.1x	17.2x	32.1x	29.8x

	2012E Revenue Implied Price / Share	2013E Revenue Implied Price / Share	2012E Adjusted EBITDA Implied Price / Share	2013E Adjusted EBITDA Implied Price / Share	2012E Non- GAAP EPS Implied Price / Share	2013E Non- GAAP EPS Implied Price / Share
1st Quartile	$2.24	$3.07	$2.13	$2.42	$2.44	$4.03
Median	$3.59	$4.24	$2.30	$3.12	$2.77	$4.53
Mean	$4.55	$4.78	$2.85	$3.71	$3.09	$4.82
3rd Quartile	$6.12	$5.84	$3.32	$4.80	$3.56	$6.12

Discounted Cash Flow Analysis. Piper Jaffray performed a discounted cash flow analysis of the Company to calculate the estimated present value, on a per share basis, of the (a) standalone unlevered, after-tax free cash flows of the Company for the period beginning July 1, 2012 and ending December 31, 2016, which Piper Jaffray derived from certain non-public projected financial information for fiscal years 2012 through 2016 prepared by the Company’s management, which we refer to as the “projections,” plus (b) the terminal value of the Company to reflect the value of the Company beyond 2016. For purposes of this analysis, stock based compensation was not treated as a cash expense. Piper Jaffray calculated a terminal value by applying terminal multiples of adjusted

EBITDA, ranging from 7.0x to 8.0x, to estimated 2016 adjusted EBITDA. The selected range of multiples was determined by analyzing calendar year 2013 adjusted EBITDA trading multiples of selected public company comparables per the weighted basis described above, whereby a 65.5% weighting was applied to the semiconductor group and a 34.5% weighting was applied to the embedded group. The cash flows and terminal values were discounted to present value as of July 1, 2012 using discount rates ranging from 15.0% to 17.0%, which range was derived by using a weighted average cost of capital, which we refer to as “WACC,” calculation using the capital asset pricing model based on the selected publicly traded companies. The calculated WACC applied a weighting to the two groups of comparables that was consistent with the Company’s projected revenue contributions of the Company’s SSS and ESS businesses for the period 2012 through 2016. The weighting used was 72.4% for the semiconductor group and 27.6% for the embedded group.

Piper Jaffray performed two separate discounted cash flow analyses, one of which reflected the use of the Company’s net operating losses, which we refer to as “NOLs,” as provided by our management, and one of which did not reflect the use of NOLs. Unlevered free cash flows used in the analysis that applied NOLs, which we refer to as “With NOLs,” for the six month period beginning July 1, 2012 and ending on December 31, 2012, and the fiscal year periods ending on or around December 31 of 2013, 2014, 2015 and 2016 were $3.5 million, $15.3 million, $27.2 million, $29.6 million and $48.4 million, respectively. As stated by our management, the total available NOLs were approximately $70 million, of which approximately $30 million was not subject to a limitation of use, while approximately $40 million was subject to a limitation of use of $2.2 million per year. Unlevered free cash flows used in the analysis that did not apply NOLs, which we refer to as “Without NOLs,” for the six month period beginning July 1, 2012 and ending on December 31, 2012, and the fiscal year periods ending on or around December 31 of 2013, 2014, 2015 and 2016 were $3.3 million, $13.3 million, $19.9 million, $28.1 million and $47.7 million, respectively.

Implied Per Share Price Reference Ranges for AuthenTec

	With NOLs	Without NOLs
Implied per Share Price Ranges	$7.83 – $9.17	$7.63 – $8.95

Premiums Paid Analysis. Piper Jaffray reviewed publicly available information for selected completed or pending merger and acquisition transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transactions. Piper Jaffray selected these transactions from the Securities Data Corporation database using the following criteria:

•	transactions with target companies in the High Technology sector, as defined by Thomson SDC;

•	transactions announced since January 1, 2010;

•	transactions with U.S. publicly traded targets;

•	transaction values greater than $100 million;

•	transactions with publicly available information regarding transaction terms; and

•	change in control transactions.

Piper Jaffray analyzed 107 transactions that satisfied the criteria. The table below shows a comparison of premiums paid in those transactions to the premiums implied by the merger consideration.

	Selected Premiums Paid
	AuthenTec (1)		1st Quartile	Mean	Median	3rd Quartile
Premium 1 day prior	56.9	%(2)	17.0%	34.5%	30.0%	45.2%
Premium 7 days prior	62.6	%(3)	16.6%	36.5%	30.1%	44.9%
Premium 30 days prior	90.5	%(4)	20.5%	41.3%	35.8%	48.8%
Premium 90 days prior	141	%(5)	26.2%	50.8%	43.2%	67.2%

(1)	Based on the merger consideration. For purposes of this premiums paid analysis, Piper Jaffray used the closing prices of the Company common stock on July 25, 2012, July 18, 2012, June 25, 2012 and April 26, 2012 as the closing prices 1 day, 7 days, 30 days and 90 days prior to the announcement of the merger, respectively.

(2)	Based on closing price per share of $5.10 on July 25, 2012.
(3)	Based on closing price per share of $4.92 on July 18, 2012.
(4)	Based on closing price per share of $4.20 on June 25, 2012.
(5)	Based on closing price per share of $3.32 on April 26, 2012.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses prepared by Piper Jaffray in connection with its opinion and is not a comprehensive description of all analyses undertaken by Piper Jaffray in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses summarized above must be considered as a whole. Piper Jaffray further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Piper Jaffray’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Piper Jaffray considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying Piper Jaffray’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Piper Jaffray’s analyses. These analyses were prepared solely as part of Piper Jaffray’s analysis of the fairness, from a financial point of view, of the merger consideration to the holders of Company common stock (other than Apple and its affiliates) and were provided to our board in connection with the delivery of Piper Jaffray’s opinion and to assist the board in evaluating the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Piper Jaffray’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Apple. The decision of the Company to enter into the merger agreement was solely that of our board. As described above, Piper Jaffray’s opinion and analyses were only some of many factors considered by the board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board or management with respect to the merger or the merger consideration.

The Company agreed to pay Piper Jaffray for its services in connection with the merger an aggregate fee of $4.91 million, $0.45 million of which was payable upon the rendering of its opinion and $4.46 million of which is contingent upon the completion of the merger. The Company also agreed to reimburse Piper Jaffray for its reasonable expenses incurred in connection with Piper Jaffray’s engagement and to indemnify Piper Jaffray, any controlling person of Piper Jaffray and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

Piper Jaffray and its affiliates comprise a full service securities firm engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, as well as providing investment banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, Piper Jaffray and its affiliates may provide investment banking and financial advisory services to the Company, Apple, and/or any of their affiliates; however, in the past two years, Piper Jaffray did not provide any such services to the Company, Apple or any of their affiliates other than the services described herein. In addition, in the ordinary courses of their businesses, Piper Jaffray and its affiliates may actively trade securities of the Company or Apple for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Projected Financial Information

The Company does not as a matter of course make public long-term projections as to future revenues, adjusted EBITDA, earnings per share or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in the course of the process resulting in the merger agreement, our management prepared and provided to Piper Jaffray certain non-public, projected financial information for fiscal years 2012 through 2016, which was based on management’s estimate of the Company’s future financial performance as of the date they were prepared. The projections were also provided to our board.

The projections were not prepared with a view to public disclosure, and the summary of the projections provided below is not included in this proxy statement to influence your decision with respect to voting on the merger. The summary projections are included only to give our stockholders access to information that was provided to our board and Piper Jaffray in the course of the process resulting in the merger agreement. Neither we nor any of our representatives (including Piper Jaffray) has made or makes any representations to any person regarding the performance of the Company compared to the information contained in the projections, and neither we nor any of our affiliates intends to provide any update or revision thereof, except as required by law.

Furthermore, the projections:

•

while presented with numerical specificity, necessarily are based on numerous assumptions and estimates regarding future conditions, events and outcomes, many of which are subjective and beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may prove not to have been, or may no longer be, accurate;

•	cover multiple years, and such information by its nature becomes less predictive with each successive year;

•

do not necessarily reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below;

•	do not give effect to the merger or the transactions contemplated by the intellectual property agreements; and

•	should not be regarded as a representation that the projections will be achieved, and readers of this proxy statement are cautioned not to place undue reliance on the projections.

The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Our independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on the projections or their achievability. The report of our independent registered public accounting firm contained in our Annual Report on Form 10-K for the year ended December 30, 2011, which is incorporated by reference into this proxy statement, relates to the historical financial information of the Company only. It does not extend to the projections and should not be read to do so.

The projections also were not prepared with a view toward compliance with generally accepted accounting principles, which we refer to as “GAAP.” The projections include financial metrics that were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, GAAP basis financial measures.

The projections and the assumptions and estimates underlying the projections are inherently subject to significant business, economic, competitive and regulatory risks, uncertainties and contingencies, including, among others, risks, uncertainties and contingencies described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011 and “Cautionary Statement Regarding Forward-Looking Statements” below, all of which are difficult to predict. Actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed. You are urged to review our most recent SEC filings for a description of our reported and anticipated results of operations and financial condition and capital resources during 2011 and 2012, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 30, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2012 and June 29, 2012, which are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 88 for additional information.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections. The inclusion of the summary information below should not be regarded as an indication that our board or its advisors or any other person considered, or now considers, this information to be material or to be necessarily predictive of actual future results, and this information should not be relied upon as such.

The projections are summarized in the following table (in millions, except per share data):

	2012E	2013E	2014E	2015E	2016E
SSS Revenue	$51.5	$72.1	$102.6	$187.7	$210.5
ESS Revenue	$29.4	$32.3	$37.2	$48.3	$65.2

Total Revenue	$80.9	$104.4	$139.7	$236.0	$275.8
Adjusted EBITDA	$6.7	$17.7	$33.1	$59.3	$76.3
Non-GAAP EPS	$0.09	$0.32	N/A	N/A	N/A

The following table presents a reconciliation of adjusted EBITDA to net income (in millions):

	2012E	2013E	2014E	2015E	2016E
Adjusted EBITDA	$6.7	$17.7	$33.1	$59.3	$76.3
Stock-based compensation expense	(2.0)	(6.0)	(6.0)	(6.0)	(6.0)
Legal and acquisition related costs	(2.0)	—	—	—	—
Depreciation and amortization	(5.4)	(5.8)	(5.7)	(5.6)	(5.3)
Tax provision	(0.5)	(0.5)	15.1	(16.7)	(22.8)

Net (loss) income on GAAP basis	($3.2)	$5.4	$36.5	$31.0	$42.3
Net (loss) income on GAAP basis per common share:
Basic	($0.07)	$0.11

Diluted	($0.07)	$0.11

Shares used in computing net (loss) income per common share:
Basic	46,625,000	48,250,000

Diluted	46,625,000	48,250,000

The following table presents a reconciliation of Non-GAAP EPS to earnings per share (in millions, except per share data):

	2012E	2013E
Net (loss) income on GAAP basis	($3.2)	$5.4
Stock-based compensation expense	2.0	6.0
Legal and acquisition related costs	2.0	—
Amortization of purchased tangible and intangible assets	3.4	3.7
Tax provision	0.5	0.5

Net (loss) income on Non-GAAP basis	$4.7	$15.6

Non-GAAP basic earnings per share	$0.09	$0.32

Non-GAAP diluted earnings per share	$0.09	$0.32

See “—Opinion of Piper Jaffray & Co., Financial Advisor to the Board of Directors” beginning on page 28 for additional information regarding the use of the above projected financial information.

Financing of the Merger

There is no financing condition to the merger. Apple will use existing cash to pay the aggregate merger consideration.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The board was aware of these interests and considered them, among other matters, in reaching the decision to approve the merger agreement and recommend that the Company’s stockholders vote in favor of adopting the merger agreement. See “—Background of the Merger” and “—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement” beginning on pages 18 and 24, respectively, for a further discussion of these matters.

Treatment of Stock Options

As described in “The Merger Agreement—Treatment of Stock Options” beginning on page 54, the merger agreement provides that, at the effective time of the merger, each outstanding and unexercised vested stock option will be cancelled as of the effective time of the merger and converted into the right to receive, as soon as reasonably practicable after the effective date of the merger (but in any event no later than ten business days following the effective time of the merger, except where delay is due to restrictions under applicable law), an amount in cash equal to the product of (a) the number of shares of Company common stock subject to such vested option and (b) the excess, if any, of $8.00 over the exercise price payable in respect of each share of Company common stock issuable under such vested option, without interest and less any required withholding taxes (vested options having an exercise price that is equal to or greater than the merger consideration will be cancelled, and no cash payment will be made to the holders of such vested options).

The merger agreement provides that, at the effective time of the merger, each outstanding and unvested stock option held by a person whose employment relationship or consulting or independent contractor arrangement will continue with Apple or the surviving corporation or any subsidiary or affiliate thereof will be assumed by Apple and, subject to the same material terms and conditions applicable to each such unvested option, will be exercisable for that number of whole shares of Apple common stock equal to the product (rounded down to the nearest whole share of Apple common stock) of (a) the number of shares of Company common stock that would have been issuable upon exercise of such unvested option immediately prior to the effective time of the merger and (b) the conversion ratio. The per share exercise price of each unvested option will equal the quotient (rounded up to the nearest cent) obtained by dividing the exercise price per share of Company common stock applicable to such unvested option immediately prior to the effective time of the merger by the conversion ratio.

Immediately prior to the consummation of the merger, the unvested stock options held by each of our non-employee directors will become fully vested in accordance with the terms of the Company stock plans under which such stock options were granted. At the effective time of the merger, such stock options shall be treated as outstanding and unexercised vested stock options in accordance with the merger agreement, as described in “The Merger Agreement—Treatment of Stock Options” beginning on page 54.

The following table sets forth, for each of our directors and executive officers holding stock options as of August 15, 2012, (a) the aggregate number of shares of Company common stock subject to vested stock options that have a per share exercise price lower than the merger consideration, (b) the value of such vested options, (c) the aggregate number of shares of Company common stock subject to unvested stock options, (d) the weighted average per share exercise price of those unvested options, (e) the number of shares of Apple common stock that would be subject to such unvested options immediately following the merger and (f) the weighted average per share exercise price of those Apple stock options. The value of the vested options has been calculated, on a pre-tax basis, by multiplying (a) the number of shares of Company common stock subject to those stock options by (b) the excess of $8.00 over the exercise price per share of such vested option. The number of shares of Apple common stock that will be subject to the unvested Company stock options has been calculated assuming the merger occurred on August 15, 2012, when the conversion ratio would have been approximately 0.01291, based on the average closing price of Apple common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on and including August 14, 2012.

	Vested Stock Options			Unvested Stock Options
Name	Company Shares		Value ($)	Company Shares	Weighted Average Exercise Price Per Company Share ($)	Apple Shares	Weighted Average Exercise Price Per Apple Share ($)
Executive Officers
Lawrence J. Ciaccia, Jr.	347,348		2,035,687	284,192	2.19	3,669	169.75
Philip Calamia	82,500		392,550	197,500	3.19	2,550	247.27
Scott Deutsch	100,625		554,706	114,375	2.45	1,477	189.91
Anthony Iantosca	197,670		972,208	115,466	2.30	1,491	178.28
Frederick Jorgenson	192,897		1,036,864	76,741	2.31	991	179.06

Non-Employee Directors
William Washecka	82,000	(1)	479,450	—	—	—	—
Gustav H. Koven III	62,000	(1)	357,050	—	—	—	—
Chris Fedde	62,000	(1)	357,050	—	—	—	—
F. Scott Moody	1,068,724	(1)	7,161,744	—	—	—	—
Ronald Black	78,334	(1)	464,721	—	—	—	—
Jean Schmitt	78,334	(1)	464,721	—	—	—	—

(1)	The number of vested stock options held by each of the non-employee directors includes stock options that are unvested as of August 15, 2012, but which will become fully vested immediately prior to the consummation of the merger in accordance with the terms of the Company stock plans under which the stock options were granted.

Employment Agreements with Executive Officers

Each of Messrs. Ciaccia, Calamia, Deutsch, Iantosca and Jorgenson are party to an Employment Agreement with the Company. In this proxy statement, we refer to each of these Employment Agreements as as an “employment agreement.” Under the employment agreements, such employees may be entitled to certain severance payments and other benefits in the event their employment is terminated by the Company without cause or by the employee for good reason within 12 months (24 months in the case of Mr. Ciaccia) following a change of control of the Company or within six months prior to a change of control of the Company. A “change of control” of the Company includes the consummation of the merger. “Good reason” is defined generally in each employment agreement as (a) any change in the employee’s title, position, duties or responsibilities that causes a material or substantial diminution or a material adverse change in the employee’s authority, duties or responsibilities, (b) a material reduction in base compensation, (c) a relocation of principal place of employment by more than 50 miles, (d) any other material breach of the employee’s employment agreement that is not cured after 30 days’ notice, and (e) the failure of the Company to obtain the agreement of any successor to the Company to assume and to agree to perform the employment agreement. Pursuant to the retention agreements described in “—Retention Agreements with Apple” beginning on page 41, Apple has guaranteed the payment of such severance payments and other benefits to each such employee upon his termination of employment, provided that he does not resign or terminate his employment for any reason prior to 120 days after the consummation of the merger.

The change of control severance payments and other benefits consist of:

•	a lump-sum cash payment equal to one times the employee’s base salary (one and a half times base salary and target bonus in the case of Mr. Ciaccia);

•	a pro-rata target bonus for the year in which termination occurs;

•	pay-out of any performance-based awards at the target level;

•	vesting and acceleration of all of the employee’s stock options, stock appreciation rights and other equity awards;

•	12 months of the COBRA costs of continued healthcare benefits (18 months in the case of Mr. Ciaccia); and

•	the right to assignment to the employee of existing life and disability insurance policies.

The aggregate cash amount of severance payments and other benefits payable to each of Messrs. Ciaccia, Calamia, Deutsch, Iantosca and Jorgenson pursuant to his employment agreement in connection with the merger is $3,321,417, $790,704, $938,551, $1,344,818 and $1,405,184, respectively. See “Compensation Proposal—Golden Parachute Compensation” beginning on page 75 for additional information.

Change of Control Bonuses

In recognition of their significant efforts towards the successful completion of the merger, on August 3, 2012 the board approved cash payments of $100,000 to Mr. Ciaccia and $62,500 to Messrs. Calamia, Deutsch, Iantosca and Jorgenson, less applicable taxes, payable immediately prior to the consummation of the merger. See “Compensation Proposal—Golden Parachute Compensation” beginning on page 75 for additional information.

Retention Agreements with Apple

Our executive officers have entered into Retention Agreements with Apple, which we refer to as the “retention agreements,” pursuant to which they have agreed not to terminate their employment prior to 120 days after the consummation of the merger in exchange for (a) Apple’s guarantee of the payment of severance payments and other benefits under such employee’s employment agreement upon his termination of employment, provided that such employee does not resign or terminate his employment for any reason prior to 120 days after the consummation of the merger, and (b) a lump sum cash retention payment payable 120 days after the consummation of the merger (or earlier if Apple terminates such employee’s employment without cause during such 120-day period), provided, that such employee does not resign or terminate his employment for any reason, and is not terminated with cause, prior to 120 days after the consummation of the merger. The amount of such lump sum cash retention payments payable to each of Messrs. Ciaccia, Calamia, Deutsch, Iantosca and Jorgenson is $204,373, $99,689, $101,020, $93,658 and $93,201, respectively. Such lump sum cash payments are in addition to, and not in lieu of, all of the severance payments and other benefits the executive officers may be entitled to under their existing employment agreements and the change of control payments described in “—Change of Control Bonuses” immediately above.

Employee Benefits

In the merger agreement, Apple agrees to cause health, welfare and other employee benefit plans, programs and policies to be available to all employees of the Company and its subsidiaries who continue employment with Apple, the surviving corporation or any of its subsidiaries or after the merger. For more detailed description, see “The Merger Agreement—Employee Matters” beginning on page 65.

Indemnification of Directors and Officers

The Company’s charter provides for the exculpation of the Company’s directors from personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duties as a director to the fullest extent permissible under the DGCL. Similarly, the Company’s bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL and shall have the power to indemnify its other officers, employees and agents as set forth in the DGCL. The Company’s bylaws also provide that the Company shall advance expenses to any indemnified director or executive officer unless a determination is made that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company. The Company also has entered into agreements to indemnify and advance expenses to its directors, officers, other employees and agents as determined by the board, and the Company maintains directors’ and officers’ liability insurance that insures its directors and officers against certain losses.

Pursuant to the merger agreement, Apple has agreed that it will cause the surviving corporation to fulfill and honor in all respects the Company’s obligations to indemnify, hold harmless, advance expenses to and exculpate from liabilities its present and former directors and officers as provided in the Company’s charter, bylaws and other agreements as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger (which would include in connection with the merger agreement and the transactions contemplated thereby). Such rights will continue in full force and effect until the expiration of not less than six years from the completion of the merger.

Additionally, prior to the effective time of the merger, the surviving corporation will obtain, and will maintain for not less than six years from the date of completion of the merger, directors’ and officers’ liability insurance covering each person currently covered by our directors’ and officers’ liability insurance policy and such insurance coverage shall be on terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby); so long as that the cost of the annual premium amount for such “tail” insurance policies does not exceed 225% of the annual premiums currently paid by the Company for such insurance coverage.

Intent to Vote in Favor of the Merger

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement. As of August 30, 2012, the record date for the special meeting, our directors and current executive officers owned, in the aggregate, — shares of Company common stock, or collectively approximately —% of the outstanding shares of Company common stock. These shares include, as of August 30, 2012, — shares, or approximately —% of the outstanding Company common stock, that are owned by four directors of the Company, including our chief executive officer, who are parties to the voting agreements and have agreed with Apple and Merger Sub to vote all of their shares in favor of adoption of the merger agreement. See “The Voting Agreements” beginning on page 73 for additional information. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Dividends

Pursuant to the merger agreement, we are prohibited from declaring or paying any dividends following execution of the merger agreement on July 26, 2012 absent the prior written consent of Apple.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders; and

•	complying with U.S. federal securities laws.

In addition, under the HSR Act and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the DOJ and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock by Apple in the merger. The Company and Apple filed the notification and report forms under the HSR Act with each of the FTC and the Antitrust Division of the DOJ on July 30, 2012.

Approvals or notification filings are also necessary in connection with the merger under the applicable competition laws in Austria and Italy. The parties made the appropriate competition filings in Austria and Italy on August 3, 2012 and August 8, 2012, respectively. The merger cannot be completed until approvals in these jurisdictions are obtained.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of the Company and/or Apple. Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

Material United States Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger agreement. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” regulations of the United States Department of the Treasury, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary assumes that holders own shares of Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

This summary does not address U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including without limitation, holders of shares of Company common stock received in connection with the exercise of stock options or otherwise as compensation for U.S. federal income tax purposes, holders that validly exercise their rights under Delaware law to object to the merger or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, United States expatriates and certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction).

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. We urge holders of shares of Company common stock to consult their tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

As used in this discussion, a “U.S. Holder” is any beneficial owner of Company common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions, or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of shares of Company common stock who is not a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) or a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into the Company will be treated as a taxable transaction to holders of Company common stock.

U.S. Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger will generally recognize gain or loss, if any, equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. In addition, depending on the effective time of the merger and a Holder’s personal tax profile, a U.S Holder may also be subject to an additional 3.8% medicare income tax contribution with respect to any gain on its investments, including shares of the Company’s common stock.

Holders of our common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger and the potential applicability of the medicare tax, as well as the general consequences of the merger to them.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (a) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (b) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

•

the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (b) if the Non-U.S. Holder is a corporation, it may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

•

the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Company common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

•

the Company is or has been a U.S. real property holding corporation, which we refer to as a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the shares of Company common stock or the period that the Non-U.S. holder held the shares of Company common stock and (a) the shares are not considered to be “publicly traded” for purposes of Section 897 of the Code or (b) the applicable Non-U.S. Holder holds more than 5% of the Company’s common stock. The determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. We intend to take the position that the Company is not and has not been a USRPHC at any time within the five-year period ending on the date of the merger.

Non U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

Backup Withholding Tax and Information Reporting

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN or W-8EXP (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Company common stock. Holders of Company common stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their Company common stock for cash pursuant to the merger under any federal, state, local, foreign or other tax laws.

Delisting and Deregistration of the Company’s Common Shares

If the merger is completed, the Company common stock will be deregistered under the Exchange Act, the shares of Company common stock will be delisted from the NASDAQ Global Market and will no longer be publicly traded, and the Company will no longer be required to file reports with the SEC.

Litigation Relating to the Merger

Between July 30, 2012 and August 15, 2012, twelve putative class action complaints were filed on behalf of alleged public stockholders of the Company. Eight of the lawsuits, Lee v. AuthenTec, Inc., et al., Case No. 7735, Perez, v. AuthenTec, Inc., et al., Case No. 7739, Safdeye v. AuthenTec, Inc., et al., Case No. 7741, Hooten v. AuthenTec, Inc., et al., Case No. 7748, Cambareri v. AuthenTec, Inc., et al., Case No. 7751, Dolan v. Ciaccia, et al., Case No. 7754, Sullivan v. AuthenTec, Inc., et al., Case No. 7756, and Coomar v. AuthenTec, Inc., Case No. 7771, were filed in the Court of Chancery for the State of Delaware. Four of the lawsuits, Brown v. AuthenTec, Inc., et al., Case No. 05-2012-CA57589, Hogan v. AuthenTec, Inc., et al., 05-2012-CA-046127, Czentorycki v. AuthenTec, Inc., et al., Case No. 05-2012-CA-57717, and Salys v. AuthenTec, Inc., Case No. 05-2012-CA-57684, were filed in the Circuit Court of the Eighteenth Judicial Circuit for Brevard County, Florida. The defendants include the Company, members of the board, Apple and Merger Sub. The lawsuits allege, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed merger by failing to maximize stockholder value and that Apple and Merger Sub aided and abetted the various breaches of fiduciary duty. Among other things, the lawsuits seek to enjoin the Company and our directors from consummating the merger and from performing obligations set forth in the intellectual property agreements.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board for use at the special meeting.

Date, Time and Place

We will hold the special meeting at — a.m., local time, on —, — 2012, at —. Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on the adoption of the merger agreement;

•	to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors

The board, after thorough review and consideration, unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders. The board unanimously recommends that our stockholders vote:

•	“FOR” approval of the adoption of the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

“FOR” approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on August 30, 2012, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, — shares of Company common stock were issued and outstanding and held by — holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 100 Rialto Place, Suite 100, Melbourne, Florida.

A quorum will be present at the special meeting if the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the record date are present in person or represented by proxy. Shares of Company common stock represented by proxies reflecting abstentions and broker non-votes will be counted in determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Broker non-votes are shares held by a broker or other nominee that are present in person or represented by proxy at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, broker non-votes will only occur with respect to a proposal in the event that a broker receives voting instructions for at least one proposal, but not with respect to such other proposal. In such an event the shares will not be voted for the uninstructed proposal. Your broker or other nominee will vote your shares held in “street name” on a proposal only if you provide instructions on how to vote on such proposal. If you fail to give any voting instructions to your broker with respect to any shares of the Company’s common stock held in “street name,” those shares will not be voted at the special meeting and will not be deemed present for quorum purposes. Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Vote Required

Adoption of the Merger Agreement

The approval of the proposal to adopt the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the approval of the proposal to adopt the merger agreement.

Approval of the Compensation Proposal

The approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting as of the record date.

If you vote “ABSTAIN” by proxy or in person at the special meeting, or if you attend the special meeting in person and fail to vote, on the non-binding advisory compensation proposal, or if you provide your broker or other nominee with voting instructions on other proposals, but not on this proposal, your shares of Company common stock will have the same effect as a vote “AGAINST” the approval of this proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker or other nominee with voting instructions on any of the proposals, your shares of Company common stock will have no effect on this proposal.

Approval of the Adjournment of the Special Meeting

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting as of the record date, whether or not a quorum is present.

If you vote “ABSTAIN” by proxy or in person at the special meeting, or if you attend the special meeting in person and fail to vote, on the proposal to adjourn the special meeting, or if you provide your broker or other nominee with voting instructions on other proposals, but not on this proposal, your shares of Company common stock will have the same effect as a vote “AGAINST” the approval of this proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker or other nominee with voting instructions on any of the proposals, your shares of Company common stock will have no effect on this proposal.

Stock Ownership and Interests of Certain Persons

As of August 30, 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate, — shares of Company common stock, or collectively approximately — of the outstanding shares of Company common stock.

Four directors of the Company, including our chief executive officer, have entered into the voting agreements pursuant to which they have agreed with Apple and Merger Sub, subject to certain conditions, to vote all shares of Company common stock for which they have voting power (approximately —% of the outstanding shares of Company common stock as of August 30, 2012) in favor of the adoption of the merger agreement and other proposals necessary to consummate the merger unless the applicable voting agreement is terminated by its terms. See “The Voting Agreements” beginning on page 73 for additional information. A copy of the form of voting agreement is attached as Annex B to this proxy statement. Furthermore, all of our other directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the merger agreement because they believe that the merger is in the best interests of the Company and its stockholders.

Certain members of our management and the board have interests that may be different from, or in addition to, those of our stockholders generally. For more information, see “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 38 for additional information.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name, submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, the non-binding advisory proposal to approve the compensation that may become payable to the Company’s executive officers in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

For additional questions about the merger or for assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of this proxy statement or the enclosed proxy card, please call MacKenzie Partners, Inc., our proxy solicitor toll-free at (800) 322-2885.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person. If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted:

•	“FOR” approval of the proposal to adopt the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

“FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available. Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than the proposals to approve the adoption of the merger agreement, approve the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s executive officers in connection with the merger and approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the merger. This means that you are entitled to elect, in lieu of receiving the merger consideration for your shares of Company common stock, to have the fair value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration, plus interest on the amount determined to be the fair value of your shares of Company common stock from the effective time of the merger. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Voting “AGAINST” the approval of the proposal to adopt the merger agreement or voting to “ABSTAIN” on that proposal is not sufficient to exercise your appraisal rights. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. You should read “Appraisal Rights” beginning on page 80 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $20,000, plus the reimbursement of out-of-pocket expenses incurred on behalf of the Company.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL BE SENT A LETTER OF TRANSMITTAL AND WRITTEN INSTRUCTIONS PROMPTLY AFTER COMPLETION OF THE MERGER DESCRIBING HOW YOU MAY EXCHANGE YOUR SHARES OF COMPANY COMMON STOCK FOR THE MERGER CONSIDERATION.

EXPLANATORY NOTE REGARDING THE MERGER AGREEMENT, THE VOTING AGREEMENT AND THE INTELLECTUAL PROPERTY AGREEMENTS

The representations, warranties and covenants of the Company contained in the merger agreement, the voting agreements, the intellectual property agreement and the development agreement have been made solely for the benefit of Apple and, in the case of the merger agreement and the voting agreements, Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the respective agreements, (b) have been qualified by confidential disclosures made to Apple and Merger Sub in connection with the agreements, (c) are subject to materiality qualifications contained in the agreements which may differ from what may be viewed as material by stockholders, (d) were made only as of the respective dates of the agreements or such other date as is specified therein, and (e) have been included in the agreements for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the agreements are included with, or incorporated by reference into, this proxy statement only to provide stockholders with information regarding the terms thereof and not to provide stockholders with any other factual information regarding the Company or its business. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The agreements should not be read alone but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files with the SEC.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, the merger will consist of Merger Sub, a wholly owned subsidiary of Apple, merging into the Company. After the merger, the Company will continue as the surviving corporation and as a wholly owned subsidiary of Apple. Our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of Apple or the surviving corporation.

Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation, and the officers of Merger Sub will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

The Company or Apple may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement” beginning on page 68.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement (assuming the prior satisfaction of the other closing conditions to the merger). Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur no later than two business days after the satisfaction or waiver of the conditions described in “—Conditions to the Completion of the Merger” beginning on page 66 (other than those conditions that by their nature are to be satisfied at the closing of the merger but subject to the satisfaction or waiver of those conditions).

Merger Consideration

Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be automatically cancelled and converted at the effective time of the merger into the right to receive the merger consideration, without interest and less any applicable withholding taxes. The following shares will not receive the merger consideration:

•	shares owned by us as treasury stock, which shares will be cancelled without consideration;

•	shares owned by Apple or Merger Sub or any subsidiary of the Company, which shares will be cancelled without consideration; and

•

shares held by holders who did not vote in favor of the merger and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Section 262 of the DGCL, which shares will be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the DGCL). You should read “Appraisal Rights” beginning on page 80 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety on Annex D to this proxy statement.

At the effective time of the merger, each holder of a certificate formerly representing any shares of common stock or of book entry shares (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration upon surrender thereof. At the effective time of the merger, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, at any time after the effective time of the merger, shares of our common stock are presented to the surviving corporation for any reason, they will be cancelled and exchanged as provided above.

Payment Procedures

Prior to the effective time of the merger, Apple will designate a paying agent reasonably acceptable to the Company to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. Promptly after the effective time of the merger, Apple will deposit with the paying agent an amount in cash equal to the aggregate merger consideration. The paying agent will invest the aggregate merger consideration as directed by Apple, and any net profit, interest or income from such investment will be payable to Apple or as Apple otherwise directs.

Promptly after the effective time of the merger, the surviving corporation in the merger will cause the paying agent to mail to each holder of record of our shares of common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the merger consideration. The paying agent will pay you your merger consideration after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other customary document as may be reasonably required by the paying agent. Interest will not be paid or accrue in respect of the merger consideration. The paying agent may reduce the amount of any merger consideration paid by any applicable withholding taxes. YOU SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Subject to abandoned property, escheat or other similar laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

If the paying agent is to pay some or all of the merger consideration to a person other than you, as the registered owner of a stock certificate or book-entry shares, in the case of a stock certificate, the surrendered certificate must be properly endorsed or otherwise in proper form for transfer, and, in the case of a stock certificate or a book-entry share, the person requesting such payment must pay any transfer and other taxes payable by reason of such payment or establish to the reasonable satisfaction of the surviving corporation that such taxes have either been paid or are not required to be paid.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction of that certificate, and, if required by the Company, post a bond in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Stock Options

The merger agreement provides that, prior to the effective time of the merger, the Company will take all actions necessary to provide that:

•

each option that represents the right to acquire shares of our common stock that is outstanding and vested immediately prior to the effective time of the merger be cancelled and terminated and converted into the right to receive for each share of our common stock then subject to such option a cash amount equal to the excess, if any, of (a) $8.00 over (b) the option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes (vested options having an exercise price that is equal to or greater than the merger consideration will be cancelled, and no cash payment will be made to the holders of such vested options); and

•

each option that represents the right to acquire shares of our common stock that is outstanding and unvested immediately prior to the effective time of the merger and held by any employee, contractor or consultant who is employed by or is providing services to the Company or any subsidiary of the Company immediately prior to the effective time of the merger and continues to be employed by or provides services to Apple, the surviving corporation or any subsidiary or affiliate of the surviving corporation after the effective time of the merger, be assumed by Apple and converted into a stock option that represents the right to acquire a number of shares of common stock of Apple, no par value, equal to the product (rounded down to the nearest whole share of Apple common stock) of (a) the number of shares of Company common stock that would have been issuable upon exercise of such unvested option immediately prior to the effective time of the merger and (b) the conversion ratio. Each such converted option will continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the effective time of the merger to the Company option from which it was converted, including terms contained in the Company stock plans and any option award agreement, in all cases subject to restrictions related to the issuance of shares under applicable laws. The per share exercise price of each converted option will equal the quotient (rounded up to the nearest cent) obtained by dividing the exercise price per share of Company common stock applicable to such unvested option immediately prior to the effective time of the merger by the conversion ratio.

Representations and Warranties

The merger agreement contains representations and warranties of the Company and of Apple and Merger Sub made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules exchanged by the parties in connection with execution of the merger agreement that modify, qualify and create exceptions to the representations and warranties contained in the merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (a) they were made only as of the date of the merger agreement or a prior specified date, (b) in some cases they are subject to qualifications with respect to materiality and knowledge and (c) they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect). See “—Company Material Adverse Effect Definition” beginning on page 57 for a more detailed description of a Company material adverse effect. Our representations and warranties relate to, among other things:

•	due organization, good standing and qualification, and other corporate matters with respect to the Company and our subsidiaries;

•	our corporate authority and authorization to enter into and perform, and the enforceability of, the merger agreement;

•	our capitalization and certain related matters;

•	our subsidiaries;

•	the absence of conflicts with, or defaults under, our organizational documents, other contracts and applicable laws;

•	the required stockholder approvals to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	required regulatory filings and consents and approvals of domestic and foreign governmental authorities;

•	our corporate records and the corporate records of our subsidiaries, including actions taken by the board;

•	documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

•	our internal controls over financial reporting and our disclosure controls and procedures;

•	the absence of certain undisclosed liabilities;

•	the absence of off balance sheet contracts or arrangements;

•

the conduct of our business in the ordinary course of business consistent with past practice since March 30, 2012, the absence of any event, change, occurrence or state of facts since March 30, 2012 that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect and the absence of certain actions taken since March 30, 2012;

•	pending or threatened litigation, investigation, settlement, internal inquiries, proceedings and government orders;

•	compliance with laws and compliance with, and adequacy of, permits;

•

this proxy statement, the information included or incorporated by reference in this proxy statement and any other document filed by the Company in connection with the merger not being misleading and the compliance of such documents as to form with the requirements of the Exchange Act;

•	tax matters;

•	employee benefit and labor matters;

•	environmental matters;

•	material contracts (including the enforceability thereof and compliance therewith);

•	real property and personal property;

•	intellectual property;

•	insurance matters;

•	product warranties;

•	customers and suppliers;

•	compliance with the Foreign Corrupt Practices Act of 1977 and similar foreign laws;

•	compliance with laws related to the export or reexport of goods;

•	transactions with affiliates;

•	the opinion of our financial advisor;

•	absence of brokers’, finders’ and certain other fees;

•

inapplicability of state anti-takeover statutes, absence of a stockholder rights plan and approval by the board of the merger agreement and certain other agreements for purposes of Section 203 of the DGCL; and

•	disclaimer of representations and warranties not contained in Apple and Merger Sub’s representations and warranties in the merger agreement.

The merger agreement also contains various representations and warranties made jointly and severally by Apple and Merger Sub that are subject, in some cases, to exceptions and qualifications. The representations and warranties of Apple and Merger Sub relate to, among other things:

•	their due organization and good standing;

•	their authority and authorization to enter into, and the enforceability of, the merger agreement;

•	the absence of conflicts with, or defaults under, their organizational documents, other contracts and applicable law;

•	required regulatory filings and consents and approvals of domestic and foreign governmental authorities;

•	information furnished in writing to the Company by Apple and Merger Sub specifically for inclusion in this proxy statement;

•	Apple’s ownership of the outstanding stock of Merger Sub;

•	operations of Merger Sub;

•	the sufficiency of cash to pay the aggregate merger consideration;

•	absence of brokers’, finders’ and other fees;

•	pending and threatened legal proceedings; and

•	disclaimer of representations and warranties not contained in our representations and warranties in the merger agreement.

The representations and warranties of the parties will expire upon consummation of the merger.

Company Material Adverse Effect Definition

Certain of our representations and warranties are qualified by a Company material adverse effect standard. For the purpose of the merger agreement, “Company material adverse effect” is defined to mean any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and our subsidiaries, taken as a whole, other than any effect, change, event, occurrence or state of facts resulting from or arising out of the following:

•

the execution, announcement, pendency or consummation of the merger agreement or the transactions contemplated thereby (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators);

•

general economic or political conditions or changes in such conditions (including acts of terrorism or war) to the extent that such conditions or changes do not disproportionately affect the Company and our subsidiaries, taken as a whole, relative to other participants in the industries and the geographic locations in which the Company and our subsidiaries participate;

•

general conditions or changes in such conditions in the industry in which the Company and our subsidiaries operate to the extent that such conditions or changes do not disproportionately affect the Company and our subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and our subsidiaries participate;

•	any changes (after the date of the merger agreement) in GAAP or applicable law;

•

any failure by the Company to meet internal or analysts’ estimates or projections, in and of itself, for any period; provided, however, that the foregoing does not preclude the cause of any such failure being taken into account in determining whether a Company material adverse effect has occurred;

•	any actions expressly required by the merger agreement or with the express written consent of Apple;

•

the failure to take action as a result of any restrictions or prohibitions expressly set forth in the merger agreement with respect to which Apple has refused to provide a waiver in a timely manner or at all;

•

changes in the price or trading volume of our common stock between the date of the merger agreement and the effective time of the merger; provided, however, that the foregoing does not preclude the underlying causes of any such changes being taken into account in determining whether a Company material adverse effect has occurred;

•	any legal proceedings initiated by any holder of our common stock arising out of or relating to the merger agreement or the transactions contemplated thereby; and

•

any failure of the Company to timely perform its obligations under, any breach or violation by the Company of, any modification, amendment, reformation or termination for any reason of or any failure of Apple to exercise its rights or options contained in the (a) IP agreement or (b) the development agreement, in and of itself; provided, however, that the foregoing does not limit Apple’s remedies under such agreements with respect to any such failure.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions in the Company’s confidential disclosure schedule, except as expressly permitted or expressly required by the merger agreement, required by law or consented to in writing by Apple (which decision with respect to consent will not be unreasonably delayed) the Company will, and will cause our subsidiaries to:

•	use commercially reasonable efforts to conduct our business in the ordinary course consistent with past practice;

•	comply in all material respects with all applicable laws and the requirements of all material contracts;

•

use commercially reasonable efforts to maintain and preserve intact our intellectual property, technology, business organization and business relationships and retain the services of our present officers and key employees; and

•	keep in full force and effect all material insurance policies maintained by the Company and our subsidiaries, other than changes to such policies made in the ordinary course of business.

We have also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions in the Company’s disclosure schedule, except as expressly permitted or expressly required by the merger agreement, required by law or consented to in writing by Apple (which decision with respect to consent will not be unreasonably delayed), the Company will not, and will cause our subsidiaries not to:

•

issue, sell, grant, dispose of, pledge or otherwise encumber any shares of our or their capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our or their capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of our or their capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of our or their capital stock, voting securities or equity interests; provided, however, that we may issue shares of our common stock upon the exercise of options granted under our stock plans that are outstanding on the date of the merger agreement and in accordance with the terms thereof;

•

redeem, purchase or otherwise acquire or agree to acquire any of our or their outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of our or their capital stock, voting securities or equity interests, except for the delivery of shares of our common stock by holders of options to pay any applicable exercise or purchase price and/or taxes related to the exercise or vesting of such awards to the extent permitted under our stock plans;

•

declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our or their capital stock or otherwise make any payments to our or their stockholders in their capacity as such (other than dividends by a direct or indirect wholly-owned subsidiary of the Company to its parent that do not result in any adverse tax consequences);

•	split, combine, subdivide or reclassify any shares of our or their capital stock;

•

amend (including by reducing an exercise price or extending a term) or waive any of our or their rights under, or accelerate the vesting under, any provision of our stock plans or any agreement evidencing any outstanding stock option or other right to acquire our capital stock or any restricted stock purchase agreement or any similar or related contract;

•

incur or assume any indebtedness or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of our subsidiaries, other than borrowings from the Company by a direct or indirect wholly-owned subsidiary of the Company in the ordinary course of business consistent with past practice;

•

sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any intellectual property license or lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of our or their properties or assets (including securities of our subsidiaries) to any person, except (a) in accordance with the eleventh bullet point of this section or (b) dispositions of obsolete or worthless assets;

•

make any capital expenditure or expenditures which (a) involves the purchase of real property or (b) is in excess of $125,000 individually or $750,000 in the aggregate, except for any such capital expenditures provided for in our 2012 Capital Expenditure Plan previously made available to Apple;

•

directly or indirectly acquire (a) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person or (b) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $50,000 or, in the aggregate, have a purchase price in excess of $250,000;

•

make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly-owned subsidiary of the Company in the ordinary course of business;

•

enter into, terminate or amend (a) any material contract or (b) any customer contract unless such customer contract (i) would not be deemed a material contract, (ii) is on one of our specified standard form contracts and (iii) such contract is terminable without penalty by the Company or our applicable subsidiary on notice of 180 days or less;

•	waive any material right under any material contract;

•	amend or modify our engagement letter with Piper Jaffray;

•

enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the merger agreement;

•

release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement unless the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the board under Delaware law;

•

(a) increase in any manner the compensation or benefits of any of our or their current or former directors, officers, employees, consultants or independent contractors other than as expressly required by the terms of a Company plan previously disclosed to Apple, (b) amend, modify or terminate any Company plan or (c) enter into or establish any plan, policy, agreement, trust, fund or arrangement that would have constituted a Company plan if it had been in effect on the date of the merger agreement, other than as required pursuant to applicable law or the terms of the Company plans;

•

except in the ordinary course of business consistent with past practice, (a) make, revoke or change any election with respect to taxes, (b) settle or compromise any tax audit, claim, or assessment or any liability for taxes, (c) file any amendment to a tax return, (d) enter into any closing agreement or obtain any tax ruling, (e) surrender any right to claim a refund of taxes, (f) consent to any extension or waiver with respect to any tax claim, assessment, or liability, or (g) file any tax return (other than an amendment to a tax return) in a manner inconsistent with past practice;

•

except in the ordinary course of business consistent with past practice, make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	amend our or their charter documents;

•	enter into any new material line of business outside of our or their existing businesses;

•

fail to (a) pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any registered intellectual property when due or (b) diligently prosecute and maintain all registered intellectual property;

•

enter into any agreement for the creation or development by a third party (except for consultants or independent contractors engaged by us or our subsidiaries in the ordinary course of business pursuant to a contract containing a present assignment of intellectual property rights to us or such subsidiary) of any material intellectual property, technology, products or services for us or our subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the required reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements the Company filed or furnished with the SEC since January 1, 2009 and publicly available prior to the date of the merger agreement or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers, except for communications in the ordinary course of business that do not relate to the transactions contemplated by the merger agreement;

•

commence any legal proceeding, except with respect to routine matters in the ordinary course of business consistent with past practice or matters arising under or in connection with the merger agreement or the transactions contemplated thereby;

•	release, assign, compromise, settle or agree to settle any legal proceeding material to the Company and our subsidiaries taken as a whole;

•

amend, modify or waive any of our existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction (other than the merger) or any person (other than Apple and Merger Sub); or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the merger set forth in the merger agreement.

Stockholders Meeting

We are required to, as promptly as reasonably practicable after the date of the merger agreement, establish a record date for, duly call and give notice of, convene and hold a meeting of our stockholders, which meeting we shall cause to occur no later than the 40th calendar day following the mailing of this proxy statement, for the purpose of obtaining the adoption of the merger agreement and the approval of other matters related to the transactions contemplated by the merger agreement by our stockholders regardless of whether the board determines that the merger agreement is no longer advisable or recommends that our stockholders reject it or any other recommendation change has occurred. If we are unable to obtain a quorum of our stockholders at such time or if required by applicable law or order, we may adjourn the date of the special meeting and use our reasonable best efforts to hold the special meeting as soon as practicable. We will comply in all material respects with all laws applicable to the special meeting.

Unless the board has effected a recommendation change in accordance with the terms of the merger agreement, the board is required to unanimously recommend to our stockholders adoption of the merger agreement, which we refer to as the “Company board recommendation,” and we are required to use our reasonable best efforts to obtain adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of our common stock which we refer to as the “stockholder approval.” The obligations in the first paragraph of this section will not be affected by the commencement, public proposal, public disclosure or communication to us of any takeover proposal. In addition, we are required to establish a record date for, call, give notice of, convene and hold the stockholder meeting whether or not a recommendation change has occurred or any takeover proposal or superior proposal has been publicly proposed or announced or otherwise submitted to us. We have agreed that we will not submit any takeover proposal to a vote of our stockholders prior to the vote of our stockholders with respect to the merger at the special meeting.

Restrictions on Solicitations of Other Offers

We and our subsidiaries were required to (and were required to cause our representatives to) immediately cease and terminate any discussions or negotiations with any person conducted prior to the entry into the merger agreement with respect to a takeover proposal, and are required (and are required to cause our representatives) to not:

•

solicit, initiate, cause or knowingly facilitate or encourage (including by way of furnishing information) the submission of any takeover proposal or the making of any offer, inquiry or proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal;

•

participate in any discussions or negotiations with, disclose any non-public information relating to us or any of our subsidiaries to, afford access to the business, properties, assets, books or records of us or any of our subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party regarding any takeover proposal;

•

enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement in certain circumstances described below) related to any takeover proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder; or

•	resolve to do any of the foregoing.

Notwithstanding the restrictions described above, prior to obtaining the stockholder approval described above in “—Stockholders Meeting,” subject to our compliance with the provisions of the merger agreement regarding the restrictions on our ability to solicit alternative takeover proposals, the ability of the board to change its recommendation and related provisions, if we receive an unsolicited, bona fide, written takeover proposal made after the date of the merger agreement, and the board reasonably determines in good faith, after consulting with and receiving the advice of outside counsel and a financial advisor of national reputation, that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to our stockholders under Delaware law, and after providing Apple prior written notice of its intention to take such actions, we may:

•	furnish information with respect to us and our subsidiaries to the person making such takeover proposal, but only after such person enters into a customary confidentiality agreement with us (with terms no less favorable to us than the confidentiality agreement with Apple; provided, however, that such confidentiality agreement need not restrict the making of takeover proposals to us, the board or any committee thereof), provided that:

•

such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with us and may not restrict us from complying with the non-solicitation provisions of the merger agreement;

•

we advise Apple of all such non-public information delivered, or otherwise made available, to such person and make available such information to Apple substantially concurrently with its delivery to such person; and

•	we provide Apple with a true, correct and complete copy of any confidentiality agreement entered into within 24 hours of the execution of such confidentiality agreement; and

•	participate in discussions and negotiations with such person regarding such takeover proposal.

We are also required to promptly (and in no event later than 24 hours after receipt) advise Apple if any proposal, offer, inquiry or other contact is received by, any information is requested from, any discussions or negotiations are sought to be initiated or continued with or any access to our business, properties, assets, books or records is requested from, us (or any of our representatives) in respect of any takeover proposal, and are required to, in any such notice to Apple, indicate the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and are required to include with such notice copies of any communications received in connection therewith), and thereafter are required to promptly keep Apple reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations. We are also required to provide Apple with at least 48 hours’ prior notice (or any lesser period of advance notice provided to the members of the board) of any meeting of the board at which the board of directors is reasonably expected to consider any takeover proposal.

Termination in Connection with a Superior Proposal

The board has unanimously resolved to recommend that our stockholders adopt the merger agreement, subject to the ability of the board to change, qualify, withdraw or modify, in a manner adverse to Apple, (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) to our stockholders a takeover proposal in certain circumstances under the merger agreement as described below.

We have agreed that the board may not except under certain circumstances set forth below:

•

withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Apple, its recommendation or approval of the merger agreement, the merger and the other transactions contemplated thereby;

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal or superior proposal;

•	make any public statement inconsistent with its recommendation; or

•	resolve or agree to take any of the foregoing actions (we refer to such foregoing actions, together with the resolution or agreement to take such foregoing actions, as a “recommendation change”).

Notwithstanding these restrictions but subject to our obligations to provide certain information to and to negotiate in good faith with Apple and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the stockholder approval, the board may, following receipt of and on account of a superior proposal:

•	make a recommendation change; or

•	terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal.

We and the board may not make a recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal unless:

•

the board reasonably determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law;

•

we promptly notify Apple in writing at least four business days before taking such action, which period we refer to as the “notice period,” of its intent to take such action and attach to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making the superior proposal;

•

to the extent Apple desires, we negotiate with Apple in good faith during the notice period to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute a superior proposal; and

•

Apple does not timely make within the notice period a binding offer that is determined by the board in good faith, after consulting with and receiving the advice of outside counsel and a financial advisor of national reputation, to be at least as favorable to our stockholders as such superior proposal.

Any material revisions to the terms of such superior proposal, including any revision in price, will require us to notify Apple of such material revision and, if applicable, extend the notice period to ensure that at least two business days remain in the notice period subsequent to the time we notify Apple of any such material revision.

In order to enter into a definitive agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See “—Termination of Merger Agreement” and “—Termination Fees” below for additional information.

The board may also, in response to a material fact, event, change, development or set of circumstances (other than a takeover proposal occurring or arising after the date of the merger agreement) that was not known to the board nor reasonably foreseeable by the board as of or prior to the date of the merger agreement (and not relating in any way to any takeover proposal), which we collectively refer to as an “intervening event,” fail to make, withdraw or modify, in a manner adverse to Apple or Merger Sub, the board recommendation (which will be deemed a recommendation change), if:

•

the board determines in good faith, after consulting with and receiving the advice of outside counsel, that, in light of such intervening event, the failure of the board to effect such a recommendation change would be inconsistent with its fiduciary duties under Delaware law;

•

at least four business days prior to such recommendation change, the board provides written notice advising Apple that the board intends to take such action and specifying the facts underlying the determination that an intervening event has occurred, and the reasons for the recommendation change, in reasonable detail; and

•

during the four business day period, if requested by Apple, the board negotiates in good faith with Apple to amend the merger agreement in such a manner that obviates the need for a recommendation change as a result of the intervening event.

Nothing contained in the merger agreement shall prevent the board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to a takeover proposal; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a recommendation change unless the board expressly publicly reaffirms its recommendation (a) in such communication or (b) within ten business days after being requested to do so by Apple.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, the Company, Apple and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to promptly:

•

take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws);

•

obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable (including antitrust filings Apple determines in its discretion to file voluntarily) to consummate the transactions contemplated by the merger agreement;

•

cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including nay proceedings initiated by a private party;

•	respond to any request for additional information or documentary material received from any governmental authority with respect to antitrust laws as promptly as practicable; and

•	resolve any objections as may be asserted by a governmental authority or other person with respect to the transactions contemplated by the merger agreement.

Subject to the terms and conditions set forth in the merger agreement, the Company, Apple and Merger Sub have further agreed to:

•	keep each other informed in all material respects and on a reasonably timely basis regarding the progress and status of all filings and submissions made with respect to the transactions;

•	provide each other with copies of any written communications and full details of any oral communications with any governmental authority;

•	give each other prior notice of any material meeting and, to the extent practicable, any oral communication, with representatives of any governmental authority;

•

give each other the opportunity to consult in advance of, and consider in good faith the views of the other party in connection with, any such meeting or communication with any such governmental authority;

•	give each other the opportunity to attend or participate in any such meeting or communication; and

•

provide notice of any substantive communication to, and any proposed understanding, undertaking or agreement with, any governmental authority with respect transactions contemplated by the merger agreement.

Each party also agreed to take the following actions with respect to the HSR Act:

•

make an appropriate filing of a Notification and Report Form with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within five business days of the date of the merger agreement;

•	supply as promptly as practicable any additional information and documentary material requested pursuant to the HSR Act; and

•

use its reasonable best efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

In addition, the Company is required to use its reasonable best efforts to take all action necessary to ensure that no state takeover or similar law is or becomes applicable to any of the transactions contemplated by the merger agreement. If any state takeover law becomes or is deemed to be applicable to the Company, Apple, Merger Sub, the merger agreement, the voting agreements, the merger or the other transactions contemplated by the merger agreement, then each of the Company, Apple, Merger Sub and their respective boards of directors must grant such approvals and take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such state takeover law on the transactions contemplated by the merger agreement.

The merger agreement provides that in connection with the receipt of any necessary governmental approvals or clearances (including under any antitrust law), neither Apple nor any of its subsidiaries is required to, nor may the Company without the prior written consent of Apple commit to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business, operations, assets or product lines of Apple or the Company.

Employee Matters

In general, with respect to employees of the Company continuing as employees of Apple, the surviving corporation or any of their subsidiaries following the effective time of the merger, Apple has agreed to recognize the service of such employees as service under the comparable employee benefit plans, programs and policies of Apple or the surviving corporation under which such employee becomes a participant, including with respect to vesting, eligibility and level of severance and paid-time off benefits, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time.

In addition, Apple will use its commercially reasonable efforts to ensure that its third party insurance carriers (a) waive any eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent they were waived or satisfied under comparable plans immediately before the effective time of the merger, and (b) give credit under such plans for all amounts paid by each such continuing employee under any similar Company plan for the plan year that includes the effective time of the merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the plans maintained by Apple or the surviving corporation, as applicable, for the plan year in which the effective time of the merger occurs.

We and our subsidiaries will terminate any and all Company plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code and effective immediately prior to the effective time of the merger no employee continuing as an employee of Apple, the surviving corporation or any of their subsidiaries following the effective time of the merger will have any right thereafter to contribute any amounts to any such plan. As soon as reasonably practicable after the merger, Apple is required to, or is required to cause the surviving corporation to, take all actions necessary to complete the termination of each such plan, including the filing of a Form 5310 with the IRS, and upon receipt of a favorable determination of such filing from the IRS, Apple is required to, or is required to cause the surviving corporation to, provide each such continuing employee (or any beneficiary thereof) with the option to receive a complete distribution of his or her account balance.

Indemnification and Insurance

From and after the effective time of the merger, for a period of not less than six years, Apple will cause the surviving corporation (or any of its successors or assigns) to fulfill and honor in all respects the obligations of us and our subsidiaries to indemnify, hold harmless, advance expenses and exculpate from liabilities for acts or omissions each person who at or prior to the effective time of the merger were our directors or officers (a) as required by our charter documents and (b) pursuant to any other agreements in effect on the date of the merger agreement.

Prior to the merger, we will obtain (and pay the premium in full in cash for) insurance coverage for our directors and officers who are covered by the directors’ and officers’ liability insurance policy maintained by the Company immediately prior to the effective time of the merger.

Other Covenants

The merger agreement contains additional agreements between the Company and Apple relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	public announcements and filings relating to the merger;

•	Apple’s access to our employees, agents, properties, books, contracts, records and other information between the date of the merger agreement and the effective time of the merger;

•	notification of certain matters;

•	resignation of our directors;

•	the payment of fees and expenses;

•

actions to cause the disposition of our equity securities held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	certain intellectual property matters.

Conditions to the Completion of the Merger

The obligations of the Company, Apple and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the effective time of the merger:

•

the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our common stock at a special meeting of our stockholders in favor of the adoption of the merger agreement in accordance with applicable law and our charter documents;

•	the expiration or termination of any waiting period and the receipt of any clearance decision applicable to the merger under the HSR Act or certain foreign antitrust laws; and

•

the absence of any law or order, which we refer to as a “restraint,” in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal.

In addition to the conditions for all parties to the merger agreement, the obligations of Apple and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the effective time of the merger:

•	the representations and warranties of the Company:

•

regarding the absence of any events, changes, occurrences or state of facts that, individually, or in the aggregate, has had or would be reasonably likely to have a Company material adverse effect since March 30, 2012 must be true and correct as of the date of the merger agreement and as of the closing date as if made on and as of the closing date;

•

regarding capitalization, must be true and correct as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct results in a de minimis inaccuracy in the number of shares of our common stock or options outstanding;

•

regarding this proxy statement, the information included and incorporated by reference herein, any documents filed with the SEC in connection with the merger and broker’s, finder’s or similar fees and expenses payable by the Company in connection with the merger must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date); and

•

regarding anything other than as described above, disregarding all qualifications and exceptions contained therein related to materiality or Company material adverse effect, must be true and correct as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•	there must not have been any change, event, occurrence or state of facts that has had or would reasonably be expected to have a Company material adverse effect;

•	Apple must have received a certificate from us signed on behalf of our chief executive officer to evidence satisfaction of the conditions set forth in the three immediately preceding bullet points;

•	there must not be instituted, pending or threatened any legal proceeding initiated by the Antitrust Division of the DOJ or the FTC under any antitrust law:

•

challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or seeking to obtain material damages in connection with the merger;

•

seeking to restrain or prohibit as a result of the merger Apple’s ownership or operation (or that of its affiliates) of all or any material portion of the business, assets or products of the Company and our subsidiaries, taken as a whole, or of Apple and its affiliates, taken as a whole, or to compel Apple or any of its affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and our subsidiaries, taken as a whole, or of Apple and its affiliates, taken as a whole;

•

seeking, directly or indirectly, to impose or confirm material limitations on the ability of Apple or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of our common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to our stockholders; or

•	seeking to require divestiture by Apple, Merger Sub or any of Apple’s other affiliates of any equity interests;

•	there must not be in effect any order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in the preceding bullet point and its sub-bullets.

In addition to the conditions for all parties to the merger agreement, the Company’s obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

the representations and warranties of Apple and Merger Sub set forth in the merger agreement disregarding all qualifications and exceptions contained therein related to materiality or Parent material adverse effect (as defined below), must be true and correct as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•	Apple and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•	we must have received a certificate signed on behalf of Apple and Merger Sub to evidence satisfaction of the conditions set forth in the two immediately preceding bullet points.

“Parent material adverse effect” means violations, conflicts, losses, defaults, terminations, cancellations, accelerations or liens as, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Apple or Merger Sub to consummate the transactions contemplated by the merger agreement.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which Apple, Merger Sub or the Company would waive any of the closing conditions described above. If, however, the Company waives any of the closing conditions described above, we do not anticipate re-soliciting our stockholders for adoption of the merger agreement unless such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of the Company and Apple;

•	by either the Company or Apple if:

•

the merger has not been consummated on or before January 26, 2013 (which will be automatically extended to July 26, 2013 if all conditions to closing have been met or waived other than (a) a clearance decision has not been obtained or waiting period has not expired or been terminated under the HSR Act or any foreign antitrust law or (b) a restraint is in effect prohibiting consummation of the merger) (which date, as may be so extended, we refer to as the “walk-away date”); provided, however, that the right to terminate the merger agreement under this section will not be available to a party if the failure of the merger to have been consummated was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•

any law or order prohibiting consummation of the merger is in effect and has become final and nonappealable; provided, however, that the right to terminate the merger agreement under this section will not be available to a party if such law or order being in effect was primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

•

the stockholder approval has not been obtained at the special meeting of our stockholders; provided, however, that the right of the Company to terminate the merger agreement under this section will not be available to us if we have failed to comply in all material respects with our obligations in connection with this proxy statement, the meeting of our stockholders or the restrictions on solicitation of other offers;

•	by Apple, if:

•	the board has made a recommendation change;

•

we have entered into, or publicly announced our intention to enter into, a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement permitted by the merger agreement) relating to any takeover proposal;

•

we or any of our representatives have breached in any material respect any of our obligations in connection with this proxy statement, the special meeting of our stockholders or the restrictions on our ability to solicit other offers;

•

the board (a) has not rejected any takeover proposal within ten business days of the making public of such takeover proposal (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which constitutes a failure to reject such takeover proposal), (b) has failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm its recommendation within ten business days after receipt of a written request from Apple that it do so if such request is made following the public announcement by any Person of a takeover proposal, (c) fails to include in this proxy statement its recommendation or (d) publicly announces its intention to do any of the foregoing; or

•

we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement (or any of our representations or warranties have failed to be true), which breach or failure (a) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to the obligations of Apple and Merger Sub to complete the merger related to the truth and correctness of our representations and warranties or the performance of our obligations under the merger agreement and (b) is incapable of being cured, or is not cured, by the Company within thirty calendar days following receipt of written notice from Apple of such breach or failure; provided, however, that Apple will have no right to terminate the merger agreement pursuant to this section if there is an uncured material breach of the merger agreement by Apple or Merger Sub at the time of the breach by the Company or at the time of the purported termination in connection with such breach; or

•	by the Company, if:

•

prior to the stockholder approval, the board authorizes us, in compliance with the terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party; provided, however, that we have paid any amounts due in accordance with the “—Termination Fees” section below; provided, further, however, that in the event of such termination, we concurrently enter into such binding definitive agreement; or

•

Apple has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or any of the representations or warranties of Apple set forth in the merger agreement have failed to be true), which breach or failure (a) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to our obligations to complete the merger related to the truth and correctness of Apple’s and Merger Sub’s representations and warranties or the performance of Apple’s and Merger Sub’s obligations under the merger agreement and (b) is incapable of being cured, or is not cured, by Apple within thirty calendar days following receipt of written notice from us of such breach or failure; provided, however, that we will have no right to terminate the merger agreement pursuant to this section if there is an uncured material breach of the merger agreement by us at the time of the breach by Apple or at the time of the purported termination in connection with such breach.

Termination Fees

In the event the merger agreement is terminated, it will become null and void without liability of the Company, Apple, Merger Sub or any of their representatives or affiliates provided, however, that no such termination will relieve any such party from liability for fraud or any willful or intentional breach of the merger agreement. Notwithstanding the foregoing, we will be obligated to pay Apple a termination fee of $10.95 million if the merger agreement is terminated under any of the following circumstances:

•	the board has made a recommendation change;

•

we have entered into, or publicly announced our intention to enter into, a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement permitted by the merger agreement) relating to any takeover proposal;

•

we or any of our representatives have breached in any material respect any of our or their obligations in connection with this proxy statement, the meeting of our stockholders or the restrictions on our ability to solicit other offers;

•

the board (a) has not rejected any takeover proposal within ten business days of the making public of such takeover proposal (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which constitutes a failure to reject such takeover proposal), (b) has failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm its recommendation within ten business days after receipt of a written request from Apple that it do so if such request is made following the public announcement by any Person of a takeover proposal, (c) fails to include in this proxy statement its recommendation or (d) publicly announces its intention to do any of the foregoing;

•	for any other reason at any time after the occurrence of an event contemplated by the four immediately preceding bullet points;

•

prior to the stockholder approval, the board authorizes us, in compliance with the terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party and we concurrently enter into such binding definitive agreement;

•

a takeover proposal, for at least 50% of our consolidated assets, assets responsible for at least 50% of our annual revenues or earnings or at least 50% of our equity securities, has been publicly announced and not publicly withdrawn prior to the termination of the merger agreement because either:

•	the merger has not been consummated on or before the walk-away date;

•

the stockholder approval has not been obtained at the special meeting of our stockholders and prior to such special meeting such a takeover proposal had been publicly announced and not publicly withdrawn; or

•

we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement (or any of our representations or warranties have failed to be true), which breach or failure (a) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to obligations of Apple and Merger Sub to complete the merger related to the truth and correctness of our representations and warranties or the performance of our obligations under the merger agreement and (b) is incapable of being cured, or is not cured, by the Company within thirty calendar days following receipt of written notice from Apple of such breach or failure; and

•

within twelve months following the date of termination, the Company has (a) entered into a definitive agreement with respect to or (b) consummated, a transaction contemplated by such takeover proposal.

Apple will be obligated to pay us a termination fee of $20.0 million if the merger agreement has been terminated as a result of (a) any antitrust law prohibiting consummation of the merger in effect becoming final and nonappealable or (b) the merger not being completed on or before the walk-away date; and

•	at the time of such termination, in the case of (b), the conditions set forth in at least one of the following has not been satisfied:

•	the expiration or termination of any waiting period or the receipt of any clearance decision applicable to the merger under the HSR Act or certain foreign antitrust laws;

•	the absence of a restraint under any antitrust law in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal;

•

solely in the case of a termination by Apple as a result of the merger not being completed on or before the walk-away date, there must not be instituted, pending or threatened any legal proceeding initiated by the Antitrust Division of the DOJ or the FTC under any antitrust law:

•

challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or seeking to obtain material damages in connection with the merger;

•

seeking to restrain or prohibit as a result of the merger Apple’s ownership or operation (or that of its affiliates) of all or any material portion of the business, assets or products of the Company and our subsidiaries, taken as a whole, or of Apple and its affiliates, taken as a whole, or to compel Apple or any of its affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and our subsidiaries, taken as a whole, or of Apple and its affiliates, taken as a whole;

•

seeking, directly or indirectly, to impose or confirm material limitations on the ability of Apple or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of our common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to our stockholders; or

•	seeking to require divestiture by Apple, Merger Sub or any of Apple’s other affiliates of any equity interests; or

•

solely in the case of a termination by Apple as a result of the merger not being completed on or before the walk-away date, there must not be in effect any order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in the four immediately preceding bullet point and its sub-bullets; and

•	the failure of such condition(s) to be satisfied is not primarily caused by the failure of the Company to perform any of its obligations under the merger agreement, and

•

all other conditions to the obligations of Apple and Merger Sub to complete the merger have been satisfied or waived (other those conditions that by their terms are to be satisfied at the closing of the merger, which conditions would be satisfied if the closing were to occur).

Apple acknowledged in the merger agreement that the termination fee will be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the termination fee may otherwise trigger an obligation to pay the termination fee under more than one provision of the merger agreement or on more than one occasion pursuant to the same provision of the merger agreement. The Company acknowledged in the merger agreement that the termination fee will only be payable by Apple on one occasion as described above and there are no other facts or circumstances contemplated by the merger agreement or otherwise which would give rise to Apple’s obligation to pay the termination fee.

Expenses

All fees and expenses incurred in connection with the merger agreement, the voting agreements, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Remedies

In addition to the termination fees described in “—Termination Fees” above, the parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Amendment or Supplement

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the stockholder approval, by written agreement of the Company, Apple and Merger Sub; provided, however, that following receipt of the stockholder approval, there may be no amendment or change to the provisions of the merger agreement which by law would require further approval by our stockholders without such approval.

Extension of Time; Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, subject to applicable law:

•	waive any inaccuracies in the representations and warranties of any other party to the merger agreement

•	extend the time for the performance of any of the obligations or acts of any other party to the merger agreement or

•	waive compliance by the other party to the merger agreement with any of the agreements contained therein or, except as otherwise provided in the merger agreement, waive any of such party’s conditions;

provided, however, that no failure or delay by the Company, Apple or Merger Sub in exercising any such right will operate as a waiver of that right nor will any single or partial exercise of any right under the merger agreement preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state.

THE VOTING AGREEMENTS

The following is a summary of the material terms and conditions of the voting agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form of voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

In connection with the execution of the merger agreement, four directors of the Company, including our chief executive officer, solely in their capacity as stockholders, each entered into a Voting Agreement dated July 26, 2012 with Apple and Merger Sub pursuant to which each has agreed, among other things and subject to certain conditions, to vote his shares of Company common stock in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, against any agreement, amendment of the Company’s charter or other action that is intended or that could reasonably be expected to prevent, impede, interfere with, materially delay, postpone or discourage the consummation of the merger, and against any takeover proposal, unless the voting agreement is terminated pursuant to its terms. Each such stockholder also agreed not to sell or otherwise transfer any of his shares of Company common stock, subject to certain limited exceptions. The voting agreements will terminate on the earliest of (a) the written consent of Apple, Merger Sub and the stockholder that is party to the voting agreement, (b) the effective time of the merger and (c) the termination of the merger agreement in accordance with its terms.

As of August 30, 2012, the record date, the stockholders who are parties to a voting agreement held voting power over approximately —% of the outstanding Company common stock.

THE INTELLECTUAL PROPERTY AGREEMENTS

The following is a summary of the material terms and conditions of the IP agreement and the development agreement. The descriptions in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of such agreements, copies of which are attached as exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on July 26, 2012 and incorporated by reference into this proxy statement. See also “Where You Can Find More Information” beginning on page 88. This summary does not purport to be complete and may not contain all of the information about the two agreements that is important to you. We encourage you to read the two agreements carefully and in their entirety.

On July 26, 2012, Apple and the Company entered into an Intellectual Property and Technology Agreement. The IP agreement provides Apple with the right to acquire non-exclusive licenses and certain other rights with respect to hardware technology, software technology and patents of the Company for commercialization of 2D fingerprint sensors for use in or with Apple products. For the right to acquire such non-exclusive licenses and other rights, Apple will pay us $20.0 million. Apple will have 270 days from the date of the IP agreement to choose, in its sole discretion, to license certain hardware technology and patents and certain software technology and patents from us on a perpetual, non-exclusive basis for an aggregate sum of up to $115.0 million. Apple can choose to acquire either the non-exclusive hardware technology and patent rights ($90.0 million), the non-exclusive software technology and patent rights ($25.0 million) or both. If Apple chooses to exercise such rights, it will have certain further rights, for a 24-month period after election, to source materials and products from the Company’s applicable hardware or software suppliers.

Also on July 26, 2012, Apple and the Company entered into a development agreement under which the Company will perform certain non-recurring engineering services for Apple for product development and will receive up to $7.5 million for performance of the development services. The $7.5 million is payable by Apple to the Company in up to 5 installments of $1.5 million each, based on specified milestones and dates. New intellectual property resulting from the development services will be owned by Apple. Apple will receive a non-exclusive license from the Company under its applicable patents to make, use, have made, sell, offer to sell, export and import the work product resulting from the development agreement and owned by Apple. The Company will have a limited license to use certain Apple intellectual property in order to perform the development services. The Company will act as an independent contractor under the terms of the development agreement, and will allocate specified percentages of the Company engineers’ time to the development services during the term of the development agreement, which expires on September 30, 2013.

For any breach(es) of either Apple’s or the Company’s obligations under the IP agreement or the development agreement, or both of them, the parties agreed to an aggregate cap on any liability to each other of $90.0 million. This cap, however, does not apply to breach of the parties’ confidentiality obligations.

COMPENSATION PROPOSAL

Golden Parachute Compensation

The information set forth in the table below and the related footnotes is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation payable to the Company’s “named executive officers,” as determined for the purposes of the Company’s most recent Annual Report on Form 10-K, as amended, that is based on or otherwise relates to the proposed merger, assuming the merger occurred on August 15, 2012. The compensation described below is referred to as “golden parachute compensation.”

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)		Total ($)(4)
Lawrence J. Ciaccia, Jr.	1,235,060	2,035,687	50,670	(3)	3,321,417
Philip L. Calamia	398,154	392,550	—		790,704
Scott Deutsch	383,845	554,706	—		938,551
Anthony Iantosca	372,610	972,208	—		1,344,818
Frederick R. Jorgenson	368,320	1,036,864	—		1,405,184

(1)	Amounts include “double trigger” (see note 4 below) cash severance payments and pro rata target annual bonuses, each payable pursuant to the executives’ employment agreements with the Company and the retention agreements with Apple upon the termination of such executive’s employment, provided that such executive does not resign or terminate his employment for any reason prior to 120 days after consummation of the merger, in the following amounts: Mr. Ciaccia, $939,360 severance and $195,700 pro rata bonus; Mr. Calamia, $247,925 severance and $69,729 pro rata bonus; Mr. Deutsch, $231,120 severance and $72,225 pro rata bonus; Mr. Iantosca, $233,688 severance and $58,422 pro rata bonus; and Mr. Jorgenson, $230,256 severance and $57,564 pro rata bonus. Amounts also include, with respect to Messrs. Calamia, Deutsch, Iantosca and Jorgenson, a “double trigger” cash payment equal to $18,000, representing the cost of 12 months continued healthcare benefits under COBRA, payable in a lump sum upon the termination of such executive’s employment, provided that such executive does not resign or terminate his employment for any reason prior to 120 days after consummation of the merger. These payments are described above under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers.” Amounts also include “single trigger” transaction bonuses payable immediately prior to the consummation of the merger in the amounts of $100,000 for Mr. Ciaccia and $62,500 for Messrs. Calamia, Deutsch, Iantosca, and Jorgenson. These payments are described above under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Change of Control Bonuses.” In addition, certain retention awards payable by Apple to Messrs. Ciaccia, Calamia, Deutsch, Iantosca and Jorgenson are described above under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Retention Agreements with Apple.” Because such awards are payable by Apple in consideration for post-closing service, such amounts are not considered “golden parachute compensation under Item 402(t) and therefore are not reflected in this table.
(2)	Amounts reflect “single trigger” (see note 4 below) cash payments payable with respect to the cancellation and cash-out of vested stock options. Upon consummation of the Merger, each outstanding and vested option to purchase Company common stock will be cancelled and terminated and converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Company common stock subject to such vested option, and (b) the excess, if any, of the merger consideration ($8.00 per share) over the exercise price per share of such vested option, without interest and less any required withholding taxes.
(3)	Amount is a “double trigger” benefit reflecting the payment of all costs associated with 18 months of continued healthcare benefits under COBRA, plus continuation of the following insurance and fringe benefits for 18 months: term life insurance policy covering Mr. Ciaccia with a death benefit of $1,000,000, reimbursement of legal and financial advisory fees and costs (up to $7,500 on an annual basis), car allowance of not less than $1,000 per month and a comprehensive annual physical.

(4)	The following table quantifies, for each named executive officer, the portion of the total amount of golden parachute compensation that is payable upon consummation of the merger, referred to a “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment under certain circumstances, referred to as “double trigger”:

Name	Single Trigger	Double Trigger
Lawrence J. Ciaccia, Jr.	$2,135,687	$1,185,730
Philip L. Calamia	$455,050	$335,654
Scott Deutsch	$617,206	$321,345
Anthony Iantosca	$1,034,708	$310,110
Frederick R. Jorgenson	$1,099,364	$305,820

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and SEC rules under the Exchange Act require the Company to seek a non-binding advisory vote from its stockholders to approve certain golden parachute compensation that its named executive officers may be eligible to receive from the Company in connection with the merger. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the agreements or understandings with and items of compensation payable to the named executive officers of AuthenTec that are based on or otherwise relate to the merger with Merger Sub, as disclosed in the section of the Proxy Statement entitled ‘Compensation Proposal—Golden Parachute Compensation.’”

The board unanimously recommends that stockholders approve the golden parachute compensation arrangements described in this proxy statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Apple. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by the stockholders and the merger is completed, our named executive officers will be eligible to receive the golden parachute compensation that may become payable in connection with the merger.

ADJOURNMENT OF SPECIAL MEETING

Adjournment of Special Meeting

In the event that the number of shares of Company common stock present in person and represented by proxy at the special meeting and voting “FOR” approval of the proposal to adopt the merger agreement is insufficient to approve the adoption of the merger agreement proposal, the Company may move to adjourn the special meeting in order to enable the board to solicit additional proxies in favor of the adoption of the merger agreement proposal. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the special meeting, if there are not sufficient votes to adopt the merger agreement proposal, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

The board has unanimously approved and authorized the merger agreement and the merger and unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement. The board unanimously recommends that, if there are not sufficient votes at the special meeting to adopt the merger agreement, you vote “FOR” approval of the proposal to adjourn the special meeting in order to enable the board to solicit additional proxies in favor of the adoption of the merger agreement.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of August 15, 2012 with respect to the beneficial ownership of Company common stock by (a) each person known to the Company to be the beneficial owner of more than 5% of the Company common stock; (b) each director of the Company; (c) each executive officer of the Company and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, and subject to applicable community property laws, all persons named as beneficial owners of Company common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of Company common stock issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days of August 15, 2012, as indicated in the footnotes to the table below. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 44,815,269 shares of common stock outstanding on August 14, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after August 15, 2012. Unless otherwise indicated, the principal address of each of the stockholders below is 100 Rialto Place, Suite 100, Melbourne, Florida 32901.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Sofinnova Capital IV FCPR (1)	2,876,679	6.4%
Executive Officers and Directors:
Ronald Black (2)	1,022,542	2.3%
Chris Fedde (3)	94,625	*
Gustav H. Koven III (4)	176,774	*
F. Scott Moody (5)	1,451,182	3.2%
Jean Schmitt (6)	79,168	*
William Washecka (7)	99,519	*
Philip Calamia (8)	95,000	*
Lawrence J. Ciaccia, Jr. (9)	525,344	1.2%
Scott Deutsch (10)	108,437	*
Anthony Iantosca (11)	214,906	*
Frederick Jorgenson (12)	205,207	*
All directors and executive officers as a group (11 persons) (13)	4,072,704	8.6%

*	Less than 1%
(1)	The number of shares beneficially owned is based on information contained in that certain Schedule 13D that was filed with the SEC on June 6, 2012, reporting beneficial ownership of our securities held by Sofinnova Capital IV FCPR. Sofinnova Capital IV FCPR reports sole voting and dispositive power with respect to all 2,876,679 shares. According to the filing, Sofinnova Partners SAS, the management company of Sofinnova Capital IV FCPR, may be deemed to have sole voting and dispositive power over these shares and Denis Lucquin, Antoine Papiernik and Monique Saulnier, all managing partners of Sofinnova Partners SAS, may be deemed to have shared voting and dispositive power over these shares. Sofinnova Capital IV FCPR’s address is 17 rue de Surene, 75008 Paris, France.
(2)	Includes 60,834 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(3)	Includes 92,625 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(4)	Includes 98,292 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.

(5)	Includes 1,145,599 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(6)	Includes 79,168 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(7)	Includes 99,519 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(8)	Includes 95,000 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(9)	Includes 354,662 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(10)	Includes 108,437 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(11)	Includes 205,325 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(12)	Includes 200,144 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.
(13)	Includes 2,539,605 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of August 15, 2012.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized below, you are entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, you must follow the steps summarized below.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, when an agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available that appraisal rights are so available and must include in each such notice a copy of Section 262 of the DGCL. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE HOLDERS OF COMPANY COMMON STOCK, AND SECTION 262 OF THE DGCL IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D AND INCORPORATED HEREIN BY REFERENCE. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights, you must NOT vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or submit a proxy by telephone or the Internet without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either (a) refrain from executing and submitting the enclosed proxy card, from submitting a proxy by telephone or the Internet and from voting in person, in favor of the proposal to adopt the merger agreement or (b) vote by proxy via the enclosed proxy card, telephone or the Internet, or vote in person, against the proposal or register an abstention with respect thereto

A vote or proxy against the adoption of the merger agreement will not, in itself, constitute a demand for appraisal. The demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or, in the case of uncertificated shares, as the holder’s name appears on the stockholder register and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to the Corporate Secretary of the Company at the Company’s headquarters located at 100 Rialto Place, Suite 100, Melbourne, Florida 32901, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly demanded appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to file such petition and take all other steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either by a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock that have perfected appraisal rights, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the merger consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently publicly traded on the NASDAQ Global Market under the symbol “AUTH.” The following table sets forth, for the periods indicated, the high and low intra-day prices per share of Company common stock reported on the NASDAQ Global Market.

Year Ending December 28, 2012	High	Low
First Quarter	$3.85	$3.00
Second Quarter	5.10	2.88
Third Quarter (through August 14, 2012)	4.21	8.83
Year Ended December 30, 2011
First Quarter	$4.08	$2.52
Second Quarter	3.30	2.15
Third Quarter	4.07	2.23
Fourth Quarter	4.16	2.52
Year Ended December 31, 2010
First Quarter	$2.76	$2.14
Second Quarter	3.49	2.18
Third Quarter	2.51	1.48
Fourth Quarter	2.67	1.69

On July 26, 2012, the last full trading day prior to the public announcement of the terms of the merger agreement, the reported closing price per share of the Company’s common stock on the NASDAQ Global Market was $5.07. The merger consideration of $8.00 per share represents a premium of approximately 58% to the closing price on July 26, 2012. On August 14, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price per share was $8.10. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

The Company has never paid dividends. Accordingly, we do not expect to declare or pay dividends prior to the merger, and under the terms of the merger agreement we are prohibited from so doing.

As of August 30, 2012, the record date for the special meeting, there were approximately — record holders of shares of Company common stock. This number does not include a substantially greater number of “street name” holders of Company common stock whose shares are held of record by a broker, dealer, commercial bank, trust company or other nominee.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the special meeting or any adjournment or postponement thereof and shall be voted upon, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

2012 Annual Meeting; Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2012 annual meeting of stockholders only if the merger is not consummated. If such a meeting is held, in order for a stockholder proposal to be considered for presentation at the 2012 annual meeting of stockholders and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received by us no later than a reasonable time before we begin to print and send out the proxy materials for the 2012 annual meeting of stockholders. Any such proposal must comply with the requirements of the SEC’s Rule 14a-8 promulgated under the Exchange Act. If a stockholder wants to nominate a director or make such a proposal that will not be included in the proxy statement for the 2012 annual meeting of stockholders but instead is to be presented at the 2012 annual meeting of stockholders, the proposal must be submitted in writing to the Corporate Secretary of the Company at the Company’s headquarters located at 100 Rialto Place, Suite 100 Melbourne, Florida 32901, no earlier than the close of business on the 120th calendar day prior to the 2012 annual meeting of stockholders and no later than the close of business on the later of the 90th calendar day prior to the 2012 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is made.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “foresee,” “future,” “intent,” “likely,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement and the documents to which we refer you in this proxy statement. Such forward-looking statements include, but are not limited to, all statements relating directly or indirectly to the projections as described in “The Merger—Certain Projected Financial Information” and other prospective financial items, the timing or likelihood of completing the merger, plans for future growth, and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. The projections and other forward-looking statements included or incorporated by reference in this proxy statement reflect various assumptions and estimates by management of the Company, many of which are driven by factors beyond the control of the company, and it can be expected that one or more of them will not materialize as expected. Accordingly, stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the possibility that alternative takeover proposals will or will not be made;

•	failure to obtain stockholder approval of the merger agreement;

•	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the merger;

•

the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a substantial termination fee;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company or others relating to the merger agreement;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	risks that the proposed merger disrupts the Company’s current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger, some of which may be significantly higher than we currently expect;

•	Apple’s possible election not to acquire the rights contemplated by the IP agreement or to suspend work under the development agreement;

•	the possible adverse effect on our business and the price of the Company common stock if the merger is not completed in a timely manner or at all;

•	the risk that our actual financial results differ materially from those set forth in the projections; and

•	the effects of local, national and international economic, credit and capital markets conditions on the economy in general.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Where you Can Find More Information” beginning on page 88 for additional information). We undertake no obligation to publicly revise any forward-looking statement contained or incorporated herein to reflect any future events or occurrences except as otherwise required by law.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents we file with the SEC by going to the “Investors” section of our website at www.authentec.com (the information available at our website address is not incorporated by reference into this report).

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are necessarily summaries, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except that information in this proxy statement and information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2011 filed on March 9, 2012, as amended by our Form 10-K/A filed on April 25, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal period ended March 30, 2012 filed on May 9, 2012, as amended by our Form 10-Q/A filed on May 11, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal period ended June 29, 2012 filed on August 8, 2012; and

•	our Current Report on Form 8-K filed on July 27, 2012.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc. (toll-free at (800) 322-2885), or to our Corporate Secretary at the Company’s headquarters located at 100 Rialto Place, Suite 100, Melbourne, Florida 32901, telephone (321) 308-1300, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of Company common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated —, 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of July 26, 2012

among

APPLE INC.,

BRYCE ACQUISITION CORPORATION

and

AUTHENTEC, INC.

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Certificate of Incorporation
Exhibit C	Form of Bylaws

ANNEXES

Annex I	Identified Stockholders

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2012 (this “Agreement”), is entered into by and among Apple Inc., a California corporation (“Parent”), Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and AuthenTec, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 1.1.

WHEREAS, the parties intend that Merger Sub be merged into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company set forth on Annex I hereto (the “Identified Stockholders”) are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, the Identified Stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

SECTION 1.1. Certain Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in San Francisco, California, are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any material adverse effect on, or change, event, occurrence or state of facts materially adverse to, the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any effect, change, event, occurrence or state of facts resulting from or arising out of (a) the execution, announcement, pendency or consummation of this Agreement or the Transactions (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators), (b) general economic or political conditions or changes in such conditions (including acts of terrorism or war) to the extent that such conditions or changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries and the geographic locations in which the Company and its Subsidiaries participate, (c) general conditions or changes in such conditions in the industry in which the Company and its Subsidiaries operate to the extent that such conditions or changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries participate, (d) any changes (after the date hereof) in GAAP or applicable Law, (e) any failure by the Company to meet internal or analysts’ estimates or projections, in and of itself, for any period; provided, however, that this clause (e) shall not preclude the cause of any such failure being taken into account in determining whether a Company Material Adverse Effect has occurred, (f) any actions expressly required by this Agreement or with the express written consent of Parent, (g) the failure to take action as a result of any restrictions or prohibitions expressly set forth in this Agreement with respect to which Parent has refused to provide a waiver in a timely manner or at all, (h) changes in the price or trading volume of the Company Common Stock between the date of this Agreement and the Effective Time; provided, however, that this clause (h) shall not preclude the underlying causes of any such changes being taken into account in determining whether a Company Material Adverse Effect has occurred, (i) any Legal Proceedings initiated by any holder of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated hereby and (j) any failure of the Company to timely perform its obligations under, any breach or violation by the Company of, any modification, amendment, reformation or termination for any reason of or any failure of Parent to exercise its rights or options contained in that certain (i) Intellectual Property and Technology Agreement or (ii) Development Agreement, in each case, dated as of the date hereof, by and between Parent and the Company, in and of itself; provided, however, that the foregoing shall not limit Parent’s remedies under such agreements with respect to any such failure.

“Company Stock Plans” shall mean the following plans of the Company: the 2004 Stock Incentive Plan, the 2007 Stock Incentive Plan and the 2010 Stock Incentive Plan, each as amended from time to time.

“Company Technology” shall mean all Technology owned, used or held for use by the Company or any of its Subsidiaries.

“Continuing Contractor/Consultant” shall mean each contractor/consultant of the Company or any Subsidiary of the Company who is providing services immediately prior to the Effective Time and continues providing services to Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license, commitment or other arrangement, agreement or obligation, whether written or oral.

“Copyleft License” shall mean any license that requires, as a condition of use, modification or distribution of any work of authorship, that such work of authorship (a) be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow any products or services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Environmental Laws” shall mean all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, or criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, arbitration panel, regulatory or administrative agency, commission or self-regulatory authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” shall mean any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable regulations promulgated to implement such statute.

“Indebtedness” shall mean, of any Person at any date and without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations in respect of (a) all indebtedness of such Person for borrowed money or for the unpaid deferred purchase price of property or services other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or commercial paper, (c) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, (d) all Indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (e) all Indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets of such Person (whether or not such obligation is assumed by such Person) and (f) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments.

“Intellectual Property” shall mean all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Marks”), (c) Internet domain names, (d) copyrights, mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing (“Copyrights”), and (e) trade secrets, know-how and confidential and proprietary information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”).

“Intellectual Property License” shall mean any license, sublicense, right, covenant, non-assertion, permission, consent, release or waiver under or with respect to any Intellectual Property or Technology.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company or any of its Subsidiaries.

“Knowledge” shall mean (a) with respect to Parent, the actual knowledge of Parent’s executive officers after reasonable inquiry and (b) with respect to the Company, the actual knowledge after due inquiry of each of the employees of the Company set forth on Schedule 1.1(a) of the Company Disclosure Schedule.

“Law” shall mean any federal, state, local or other foreign law (including common law), statute, ordinance, code, rule, regulation, decree or other legal requirement, including any Environmental Law and the FCPA.

“Legal Proceeding” shall mean any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property that is not owned by the Company or any of its Subsidiaries.

“Licensed Company Technology” shall mean all Company Technology that is not owned by the Company or any of its Subsidiaries.

“Lien” shall mean any lien, pledge, charge, mortgage, encumbrance, claim, infringement, right of first refusal, preemptive right or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“Open Source Software” shall mean any Software that is subject to or licensed, provided or distributed under any license (including any Copyleft License) meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in each case, as existing as of the date of this Agreement, or any substantially similar license, including any license approved by the Open Source Initiative and any Creative Commons License.

“Option Consideration” shall mean, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (a) the Merger Consideration over (b) the exercise price payable in respect of each share of Company Common Stock issuable under such Option.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Permit” shall mean any license, franchise, permit, certificate, approval or authorization from any Governmental Authority.

“Permitted Liens” shall mean (a) Liens disclosed on the Company Balance Sheet or the notes thereto, (b) Liens for Taxes that are (i) not yet due and payable as of the Closing Date or (ii) being contested in good faith, in each case, for which adequate accruals or reserves have been established on the Company Balance Sheet, and (c) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Registered Intellectual Property” shall mean any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Internet domain name registration owned, filed or applied for by or for the Company or any of its Subsidiaries (or any predecessors of the Company or any of its Subsidiaries).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“SEC” shall mean the United States Securities and Exchange Commission, together with its staff.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one (1) or more Subsidiaries of such party or by such party and one (1) or more Subsidiaries of such party.

“Superior Proposal” shall mean a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or public securities, fifty percent (50%) or more of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the board of directors of the Company determines in its good faith and reasonable judgment (after consulting with and receiving the advice of outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of the Company from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination (a) any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and (b) the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, fully committed financing and the expectation of obtaining all required approvals).

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, other than the Transactions.

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed (or actually filed) with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Technology” shall mean all Software, content, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, databases and compilations, including all data and collections of data, whether machine readable or otherwise, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, including the Merger, and the Voting Agreement.

SECTION 1.2. Cross Reference Table.

The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Term	Section
Aggregate Merger Consideration	3.2(a)
Agreement	Preamble
Balance Sheet Date	4.9(e)
Bankruptcy and Equity Exception	4.2(a)
Book-Entry Share	3.1(c)
Certificate	3.1(c)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Adverse Recommendation Change	6.4(d)
Company Adverse Recommendation Notice	6.4(e)
Company Balance Sheet	4.9(e)
Company Board Recommendation	6.3(d)
Company Charter Documents	4.7
Company Common Stock	3.1
Company Contracts	4.18(b)
Company DC Plans	6.16(d)
Company Disclosure Schedule	Article IV
Company Plans	4.15(a)
Company Preferred Stock	4.3(a)
Company SEC Documents	4.8(a)
Company Securities	4.3(c)
Company Software	4.21(h)
Company Stockholder Approval	4.2(c)
Company Stockholders Meeting	6.3(c)
Company Termination Fee	8.3(a)
Confidentiality Agreement	6.7
Continuing Employee	6.16(a)
Conversion Ratio	3.3(a)(ii)
Converted Option	3.3(a)(ii)
Copyrights	1.1
DGCL	2.1
Dissenting Shares	3.6
Dissenting Stockholders	3.6
DOJ	6.5(c)
Effective Time	2.3
Engagement Letter	4.29
ERISA	4.15(a)
ERISA Affiliate	4.15(e)

Term	Section
Fairness Opinion	4.28
FCPA	4.25
Filed Company SEC Documents	4.9(e)
Foreign Antitrust Laws	4.6
FTC	6.5(c)
Identified Stockholders	Recitals
Indemnitees	6.9(a)
Initial Walk-Away Date	8.1(b)(i)
Intervening Event	6.4(f)
Leased Real Property	4.20(b)
Marks	1.1
Material Contract	4.18(b)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Notice Period	6.4(e)
NPI	4.21(p)
Option	3.3(a)(i)
Parent	Preamble
Parent Common Stock	3.3(a)(ii)
Parent Material Adverse Effect	5.3
Parent Termination Fee	8.3(c)
Parent’s Representatives	6.7
Patents	1.1
Paying Agent	3.2(a)
Policies	4.22
Proxy Statement	4.6
Real Property Leases	4.20(b)
Registration Deadline	3.3(b)(ii)
Representatives	6.4(a)
Restraints	7.1(c)
Sarbanes-Oxley Act	4.8(a)
Securityholder Litigation	6.10
Standards Organizations	4.21(l)
State Takeover Laws	4.30(a)
Subsidiary Documents	4.7
Surviving Corporation	2.1
Trade Secrets	1.1
Voting Agreement	Recitals
Walk-Away Date	8.1(b)(i)
WARN	4.16(e)

SECTION 1.3. Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Headings. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The provisions of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) Herein. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Made Available. The phrase “made available to Parent” means that the subject documents or other materials were included in and available at the “Project Plateau” data room hosted by IntraLinks or where otherwise provided to Parent in writing.

(g) Definitions; Gender and Number. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(h) Updates. Except as otherwise set forth herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(i) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

SECTION 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California 94065, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 2.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in the form of Exhibit A hereto, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall belong to the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit B hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At or prior to the Effective Time, the Company shall cause its bylaws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit C hereto and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 2.6. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECTS OF THE MERGER

SECTION 3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Treasury Stock, Parent-Owned Stock and Subsidiary-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of the Company, shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares treated in accordance with Section 3.1(b) and Dissenting Shares) shall be converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (ii) a share of Company Common Stock held in book-entry form (a “Book-Entry Share”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share, as the case may be, in accordance with Section 3.2(b), without interest.

SECTION 3.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration (the “Aggregate Merger Consideration”) to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.1(c). Parent shall deposit the Aggregate Merger Consideration in cash with the Paying Agent promptly after the Effective Time. The Aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. For the avoidance of doubt, such amounts on deposit with the Paying Agent shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(c) or Section 3.6. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs. Parent shall provide additional funds to the Paying Agent for the benefit of holders of Certificates and Book-Entry Shares in the amount of any net loss resulting from the investment of the Aggregate Merger Consideration at the time of and to the extent necessary for payment of the Aggregate Merger Consideration.

(b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (and each holder of Book-Entry Shares) whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other provisions (including customary representations and warranties of the applicable holder and customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation or surrender of Book-Entry Shares, in each case, to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Book-Entry Share or share of Company Common Stock formerly represented by such Certificates, and the Certificates so surrendered, if applicable, shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) in the case of a Certificate, the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) in the case of both a Certificate or a Book-Entry Share, the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the

Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in exchange for shares of Company Common Stock upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Book-Entry Shares or shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

(e) Termination of Fund. At any time following one (1) year after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 3.3. Company Stock Options.

(a) Treatment of Company Stock Options.

(i) Prior to the Effective Time, the Company shall take all actions necessary to provide that each option that represents the right to acquire shares of Company Common Stock (each, an “Option”) that is outstanding and vested immediately prior to the Effective Time shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon as reasonably practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date except where delay is due to restrictions under applicable Law. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock under an Option that is outstanding and vested immediately prior to the Effective Time exceeds the Merger Consideration, such Option shall be cancelled for no consideration at the Effective Time and the holder of such Option shall have no further rights with respect thereto.

(ii) Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option that is outstanding and unvested immediately prior to the Effective Time and held by a Continuing Employee or a Continuing Contractor/Consultant shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Option, be assumed by Parent and converted into a stock option that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of common stock of Parent, no par value (“Parent Common Stock”), equal to the product of (A) the number of shares of Company Common Stock subject to such Option, multiplied by (B) the Conversion Ratio (each, a “Converted Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. Following the Effective Time, each Converted Option shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Effective Time to the Option from which it was converted, including terms contained in the Company Stock Plans and any option award agreement, in all cases subject to restrictions related to the issuance of shares under applicable Law. The exercise price of each Converted Option shall be equal to (A) the exercise price of the Option from which it was converted, divided by (B) the Conversion Ratio, rounded up to the nearest whole cent. As used in this Agreement, “Conversion Ratio” means a fraction, the numerator of which shall be the Merger Consideration and the denominator of which shall be the average closing price for a share of Parent Common Stock for the ten (10) consecutive trading days ending on and including the trading day immediately prior to the Effective Time as reported by the National Association of Securities Dealers, Inc. through the NASDAQ Global Market Reporting System for the Closing Date.

(b) Additional Actions.

(i) Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. The adjustments provided for in Section 3.3(a)(ii) shall be and are intended to be effected in a manner that is consistent with Section 409A and Section 424 of the Code, to the extent applicable.

(ii) On or prior to the Effective Time, Parent shall take all actions necessary to (A) ensure that at the Effective Time Parent shall assume the Converted Options in accordance with the terms set forth in this Section 3.3 and shall assume the Company Stock Plans to the extent necessary to maintain the Converted Options, and (B) reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Converted Options. With respect to the Converted Options, Parent shall use commercially reasonable efforts to file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent Common Stock issuable pursuant to the exercise of Converted Options by the Registration Deadline. Parent shall use commercially reasonable efforts, subject to applicable securities Laws, to maintain the effectiveness of such registration statement for so long as any Converted Options remain outstanding. Parent shall, as soon as practicable after the Closing Date, deliver to each holder of a Converted Option written notice documenting the assumption of the Converted Options. Such notice shall specify the number of shares of Parent Common Stock subject to the Converted Option, as well as the exercise price per share of Parent Common Stock subject to the Converted Options. For the purposes hereof, “Registration Deadline” means the Business Day following the first regularly scheduled monthly review of proposed equity awards by the compensation committee of the board of directors of Parent immediately after the Effective Time.

SECTION 3.4. Adjustments. Notwithstanding any provision of this Article III to the contrary (but without in any way limiting the covenants in Section 6.2), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 3.5. Withholding Taxes. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Parent, Merger Sub, the Company, the Surviving Corporation and any Subsidiary of Parent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of the Code or any other provision of federal, state, local or foreign Tax Law or other applicable legal requirement or as may be permitted to be deducted or withheld therefrom pursuant to any agreement between the Person to whom such amount is to be paid and the Company or one of its Subsidiaries. Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation shall also be entitled to deduct and withhold by any reasonable means such amounts as may be required or permitted to be deducted or withheld with respect to any benefit arising pursuant to this Agreement. If the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, so withholds any amounts described in this Section 3.5, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

SECTION 3.6. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 3.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) waive any failure by a stockholder to timely comply with the requirements of Section 262 of the DGCL to perfect or demand appraisal of such holder’s shares of Company Common Stock or (ii) voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates or such other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other Section or subsection of this Agreement) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 4.1. Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.2. Corporate Authorization

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the board of directors of the Company, and except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The board of directors of the Company, at a meeting duly called and held, has unanimously (i) declared that this Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the stockholders of the Company, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions, including the Merger.

SECTION 4.3. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and Company Preferred Stock are set forth in the Company’s certificate of incorporation. At the close of business on July 24, 2012, (i) 44,744,222 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 10,814,153 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 6,848,444 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans) and (iv) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock or Company Preferred Stock were issued or reserved for issuance between July 24, 2012 and the date hereof. All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock to be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares of Company Common Stock that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights and were (or, in the case of shares of Company Common Stock that have not yet been issued, will be) issued in compliance with all applicable Law.

(b) Schedule 4.3(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of July 25, 2012, of all outstanding Options and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, any sub-plan thereto or otherwise, and, for each such Option and other right, (i) the number of shares of Company Common Stock subject thereto, (ii) the terms of vesting (including the extent to which it will become accelerated as a result of the Merger) and vested status, (iii) the grant and expiration dates, (iv) the Company Stock Plan and form of award agreement pursuant to which such grant was made, (v) the exercise price, if applicable, and (vi) the name of the holder thereof. No Options or other rights to purchase or receive shares of Company Common Stock have been granted under the Company Stock Plans or otherwise between July 25, 2012 and the date hereof. All Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code. The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries maintain under which outstanding Options, restricted stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted. The Company has made available to Parent true, correct and complete copies of each form of award agreement.

(c) Except (i) as set forth in Section 4.3(a) or (ii) as otherwise expressly permitted by Section 6.2, there are not, and as of the Effective Time there will not be (A) any shares of capital stock, voting securities, ownership interests or equity interests of the Company issued and outstanding, (B) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities, ownership interests or equity interests of the Company, (C) subscriptions, options, restricted stock units, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or equity interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or equity interests in, the Company, (D) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or equity interests in, the Company (the items in clauses (A) through (D) are hereinafter referred to as “Company Securities”), (E) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (F) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration or sale of, any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such obligations or commitments, and neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of Company Common Stock on any matter.

(d) Other than intercompany Indebtedness, there is no outstanding Indebtedness of the Company and its Subsidiaries.

SECTION 4.4. Subsidiaries.

(a) Schedule 4.4(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each such Subsidiary of the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity interests) and were issued in compliance with all applicable Law.

(d) Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person other than a Subsidiary of the Company. No Subsidiary of the Company owns any Company Securities.

SECTION 4.5. Noncontravention. Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (b) assuming that the authorizations, consents and approvals referred to in Section 4.6 and the Company Stockholder Approval are obtained and the filings referred to in Section 4.6 are made, (i) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (ii) require any consent or approval under, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract or material Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (i) and (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to (A) be material to the Company and its Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impair the Company’s ability to consummate the Transactions

SECTION 4.6. Governmental Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof require any action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, and the rules of The Nasdaq Stock Market, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”) and (e) such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the Company’s ability to consummate the Transactions.

SECTION 4.7. Corporate Records. The Company has made available to Parent true, correct and complete copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and true, correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives true, correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders (or other equity holders), the board of directors (or similar governing body) and each committee of the board of directors (or similar governing body) of the Company and each of its Subsidiaries held since January 1, 2009 (other than portions of any minutes (or drafts thereof) related to the Transactions or any Takeover Proposal). The Company has made available to Parent and its representatives true, correct and complete copies of the resolutions of all meetings of the board of directors of the Company and each committee of the board of directors of the Company in respect of this Agreement and the Transactions.

SECTION 4.8. Company SEC Documents.

(a) The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2009 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, and together with the documents referred to in Section 4.8(b), the “Company SEC Documents”). None of the Subsidiaries of the Company is required to file or furnish any report, schedule, form, certification, prospectus, or registration, proxy or other statement with the SEC. As of their respective effective dates, in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, and as of their respective SEC filing dates, in the case of all other Company SEC Documents (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), the Company SEC Documents complied as to form, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply as to form, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents and to the extent in effect at the time of filing, and none of the Company SEC Documents as of such respective dates, nor any other communication disseminated by the Company to its securityholders since January 1, 2009 as of their respective dissemination dates, contained, and no such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has made available to Parent true, correct and complete copies of all comment letters received by the Company from the SEC since January 1, 2009 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing SEC review or investigation.

(c) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2009 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written or, to the Knowledge of the Company, oral notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 30, 2011, and such assessment concluded that such controls were effective. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

SECTION 4.9. Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto at the date of the filing of such Company SEC Documents, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of complete footnote disclosure and normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(b) The Company has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act), and such system is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

(d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since January 1, 2009, neither the Company, any of its Subsidiaries, any of their respective directors or officers nor, to the Knowledge of the Company, any of their respective employees, auditors or accountants has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding any failure of or deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise, and whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the balance sheet (the “Company Balance Sheet”) of the Company and its Subsidiaries as of March 30, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred in connection with this Agreement and the Transactions, (iii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or (iv) incurred after the Balance Sheet Date that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

SECTION 4.10. Absence of Certain Changes or Events. Between the Balance Sheet Date and the date hereof, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents (other than any risk factor or similar disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections), between the Balance Sheet Date and the date hereof (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 6.2 that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 4.11. Legal Proceedings. There is (a) no pending or, to the Knowledge of the Company, threatened in writing, Legal Proceeding (excluding for the purpose of this clause (a), any audit, examination or investigation by a Governmental Authority) against the Company or any of its Subsidiaries or any of their respective properties or assets, (b) to the Knowledge of the Company, no pending or threatened in writing audit, examination or investigation by any Governmental Authority against the Company or any of its Subsidiaries or any of their respective properties or assets, (c) as of the date of this Agreement, no pending or, to the Knowledge of the Company, threatened in writing Legal Proceeding that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or any other Transaction, (d) no pending or threatened Legal Proceeding by the Company or any of its Subsidiaries against any third party, (e) no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries and (f) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its Subsidiaries or any of their respective properties or assets. There are no internal investigations or internal inquiries that, since January 1, 2009, have been or are being conducted by or at the discretion of the board of directors of the Company (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or an enforcement Legal Proceeding.

SECTION 4.12. Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are (and since January 1, 2009 have been) in compliance in all material respects with all Laws and Orders applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any applicable Law or Order, except for such failures to be in compliance, violations, liabilities or defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in all material respects with all Laws or Orders applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

(b) The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses. The Company and its Subsidiaries are (and since January 1, 2009 have been) in compliance in all material respects with the terms of all material Permits. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any material Permit.

SECTION 4.13. Information Supplied. Neither the Proxy Statement, the information included or incorporated by reference in the Proxy Statement nor any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting, at the time filed with the SEC and at the time of any amendment or supplement thereof, as the case may be, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply as to form in all material respects with the provisions of the Exchange Act.

SECTION 4.14. Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all (i) income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would reasonably be expected to result in a material liability, in each case, required to be filed by any of them, and each Tax Return filed by the Company or any of its Subsidiaries is true, complete and accurate in all material respects. The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material amounts of Taxes due and payable by it (other than Taxes being contested in good faith for which adequate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP).

(b) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any material amount of Tax.

(c) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve, in accordance with GAAP, for all amounts of Taxes (including for Taxes not yet due and payable) for all Taxable periods and portion thereof through the date of such financial statements.

(d) No material deficiencies or other claims for any Taxes or for failure to file Tax Returns have been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no audits, proceedings or investigations by any Governmental Authority in progress, nor has the Company or any of its Subsidiaries received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority that it intends to conduct such an audit, proceeding, or investigation. Neither the Company nor any of its Subsidiaries has agreed to modify, extend or waive the statute of limitations relating to any Tax or any Tax Return.

(e) There are no Liens for any material amount of Tax upon any asset or property of the Company or any of its Subsidiaries (except Liens for current Taxes not yet due and payable for which adequate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP).

(f) No written or, to the Knowledge of the Company, oral claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns such that it is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity or similar agreement (except for the intercompany agreements among the Company and its Subsidiaries or the Company’s Subsidiaries set forth on Schedule 4.14(g) of the Company Disclosure Schedule).

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company).

(i) There is no item of gross income of the Company or any of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable Tax Law to be reported for a Taxable period beginning after the Closing Date that is attributable to a transaction (for example, such as an installment sale or a prepaid amount received prior to the Closing) that occurred prior to the Closing.

(j) Neither the Company nor any of its Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, or (iii) granted to any Person any power of attorney that is in force with respect to any Tax matter currently in progress.

(k) The Company has made available to Parent complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three (3) years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes or a material amount of other Taxes of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has ever participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(m) For purposes of this Section 4.14, any reference to the Company or its Subsidiaries shall be deemed to include any Person that merged or was liquidated into the Company or such Subsidiary.

SECTION 4.15. Employee Benefits.

(a) Schedule 4.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended (“ERISA”)), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements, in each case, whether written or unwritten and whether or not subject to ERISA for the benefit of current or former employees, consultants, independent contractors or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect obligation or liability, contingent or otherwise, (collectively, the “Company Plans”).

(b) True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Parent by the Company to the extent applicable: (i) any plans, sub-plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto and the most recent non-U.S. annual Tax reports, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination letter and any similar Tax-qualification letter, Tax ruling or authorization from any non-U.S. Governmental Authority, (v) the most recent summary plan descriptions, (vi) material communications with participants and (vii) written summaries of all non-written Company Plans.

(c) The Company Plans have been established, administered and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws, including all notice and consultation requirements with respect to employees, former employees, and third parties. Each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder and does not constitute a salary deferral arrangement in Canada.

(d) The Company Plans intended to qualify under Section 401 or other Tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) Neither the Company nor any of its Subsidiaries nor any other entity which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six (6) years sponsored, maintained, contributed to or had any liability in respect of (i) any defined benefit pension plan (as defined in Section 3(35) of ERISA), (ii) plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f) All contributions and premium payments required to have been made under any of the Company Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole.

(g) There are no pending Legal Proceedings arising from or relating to the Company Plans (other than routine benefit claims) that would reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such Legal Proceeding. No event has occurred and, to the Knowledge of the Company, no condition exists that would, directly or by reason of the Company’s or any of its Subsidiaries’ affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. With respect to each Company Plan, no investigation, audit, action or other Legal Proceeding by the Department of Labor, IRS or any

other Governmental Authority that would reasonably be expected to result in material liability to the Company or its Subsidiaries, taken as a whole, is in progress or, to the Knowledge of the Company, pending or threatened.

(h) None of the Company Plans provide for, and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of, post-employment life or health coverage for any current or former employee, consultant, independent contractor or director or any beneficiary thereof, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, or similar state Laws.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event contemplated by the applicable Company Plan) will (i) result in any payment becoming due to any current or former employee, consultant, independent contractor or director of the Company or its Subsidiaries, (ii) increase the compensation or benefits payable, including equity benefits, under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits, including equity benefits, under any such Company Plan, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) create any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(j) All Company Plans maintained primarily for the benefit of employees, directors, consultants or independent contractors whose services for the Company or any of its Subsidiaries are exclusively or primarily performed outside the United States (i) have been established, maintained and administered in material compliance with their terms and all applicable Laws of any controlling Governmental Authority and any Tax ruling with respect thereto, (ii) have, to the extent required, been registered and maintained in good standing with the applicable Governmental Authority, and (iii) are fully funded and/or book reserved, if applicable, based upon reasonable actuarial assumptions as required by applicable Law. Any prospectus, notice or other disclosure required to be filed under applicable Law with regard to any Company Plan maintained primarily for the benefit of employees, directors, consultants or independent contractors whose services for the Company or any of its Subsidiaries are exclusively or primarily performed outside the United States has been timely filed and delivered to any participant in such plan.

(k) No individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer, except for such liabilities as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(l) Neither the Company nor any of its Subsidiaries is a party to any Contract, agreement, plan or other arrangement that, individually or in the aggregate, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code as a result of the execution of this Agreement or otherwise related in any way to the Transactions.

SECTION 4.16. Employee and Labor Matters.

(a) Schedule 4.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees, consultants and independent contractors currently performing services for the Company or any of its Subsidiaries, and information indicating whether the Person is an employee, consultant or independent contractor and, as applicable, each Person’s title, location, date of hire or engagement, exempt or non-exempt classification, compensation and benefits, accrued but unused sick and vacation leave or paid time off, and whether the employee is on a leave of absence and the type of such leave. To the Company’s Knowledge, as of the date of this Agreement, no director, officer, key employee or group of employees, consultant or independent contractor of the Company or any of its Subsidiaries has provided written notice that it intends to terminate his, her or their employment, consulting, or independent contractor relationship.

(b) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, including any union, works council, employee representative or similar body. Neither the Company nor any of its Subsidiaries is or, since January 1, 2009, has been a party to any collective bargaining agreement with any union, works council, employee representative or other labor organization or group of employees, nor has any such union, works council, employee representative or other labor organization or group of employees been elected as the collective bargaining agent or representative of any employees. Neither the Company nor any of its Subsidiaries is, nor has been since January 1, 2009, bound by any Contract with any union, works council, employee representative or other labor organization or group of employees, nor is any such Contract being negotiated by the Company or any such Subsidiary. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions.

(c) To the Knowledge of the Company, there has been no union election or other organization activity made or threatened since January 1, 2009 by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any of the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(d) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.

(e) The Company and its Subsidiaries are in compliance in all material respects with their own policies, handbooks, work rules and internal regulations and all applicable Laws relating to employment and labor, including fair employment practices, terms and conditions of employment, wage and hour, overtime, rest and meal breaks, worker classification, benefits, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign “mass layoff” or “plant closing” Law (collectively, “WARN”), collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the withholding and/or payment of federal, state and foreign income Taxes, social security Taxes and any similar federal, state, local or foreign Taxes with respect to employment. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2009.

(f) The employees of the Company or any of its Subsidiaries who are located in the United States are authorized and have appropriate documentation to work in the United States. Schedule 4.16(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any of its Subsidiaries who are working in the United States and are not United States citizens or permanent residents. Each of the employees required to be listed on Schedule 4.16(f) of the Company Disclosure Schedule is authorized under applicable United States immigration Laws to work in his or her current position for the Company or any of its Subsidiaries. Except for the work authorizations specified in Schedule 4.16(f) of the Company Disclosure Schedule opposite the employee’s name, none of the employees required to be so listed requires authorization from any Governmental Authority to be employed in his or her current position by the Company or any of its Subsidiaries.

(g) The employees of the Company or any of its Subsidiaries who are located outside the United States are authorized and have appropriate documentation to work in the respective country where each such employee is working.

SECTION 4.17. Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to prevent compliance in the future;

(ii) there is no Legal Proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of or entered into or assumed by Contract or operation of Law or otherwise, any Order relating to or arising under Environmental Laws;

(iv) neither the Company nor any of its Subsidiaries has transported or arranged for the disposal or treatment of Hazardous Materials; and

(v) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

(b) The Company has made available to Parent true, correct and complete copies of all existing environmental reports, reviews and audits pertaining to actual or potential Environmental Liabilities relating to the Company or its Subsidiaries.

SECTION 4.18. Material Contracts.

(a) Schedule 4.18(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or its Subsidiaries is a party or by which it is bound:

(i) Contracts that are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, whether or not so filed or disclosed;

(ii) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to (A) compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services or (B) hire or solicit any Person;

(iii) Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;

(iv) Contracts that grant to any Person other than the Company or any of its Subsidiaries any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase any of the Company’s or its Subsidiaries’ products;

(v) Contracts for the disposition or acquisition by the Company or any of its Subsidiaries of any business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than

Contracts for the purchase of inventory or supplies entered into in the ordinary course of business consistent with past practice) (A) entered into since January 1, 2009 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement) or (B) that contain ongoing non-competition, earn-out or other contingent payment obligations or other ongoing obligations of the Company or any of its Subsidiaries;

(vi) Contracts with any (A) Governmental Authority or (B) to the Knowledge of the Company, contractor or subcontractor to any Governmental Authority;

(vii) Contracts with any director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, including indemnification agreements;

(viii) loan or credit agreements, indentures, notes or other Contracts or instruments evidencing Indebtedness by the Company or any of its Subsidiaries or Contracts or instruments pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(ix) financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements, evidencing financial hedging, swap, cap, floor, collar, futures, forward, option or similar trading activities;

(x) voting agreements or registration rights agreements;

(xi) mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(xii) Contracts that involved total payments by the Company and its Subsidiaries, taken as a whole, in fiscal year 2011 in excess of $250,000 or that, based on the good faith estimates of the Company, are reasonably likely to involve total payments in fiscal year 2012 or fiscal year 2013 in excess of $250,000, and Contracts that involved total revenue of the Company and its Subsidiaries, taken as a whole, in fiscal year 2011 in excess of $500,000 or that, based on the good faith estimates of the Company, are reasonably likely to involve total revenue in fiscal year 2012 or fiscal year 2013 in excess of $500,000;

(xiii) Contracts that require (A) engineering or development work by the Company or any of its Subsidiaries after the date of this Agreement, (B) ongoing support or other service obligations by the Company or any of its Subsidiaries after the date of this Agreement (which Contract and obligations cannot be terminated on notice of ninety (90) days or less without penalty) or (C) the Company or any of its Subsidiaries to purchase all of its supply of any product or component from a single Person or group of related Persons;

(xiv) Contracts that include (A) any grant by the Company or any of its Subsidiaries to any Person of any express license, right or covenant not to sue with respect to any Patents or (B) any grant by the Company or any of its Subsidiaries of any other Intellectual Property License, other than Intellectual Property Licenses entered into in connection with and limited to any of the Company’s or its Subsidiaries’ supplied products or services;

(xv) Contracts that include any grant of any Intellectual Property License by any Person to the Company or any of its Subsidiaries (other than licenses for Software that is licensed under “shrink-wrap” or “click-through” Contracts and that is generally commercially available on reasonable terms through commercial distributors or in retail stores for a license fee of no more than $50,000);

(xvi) Contracts that contain indemnification obligations by the Company or any or its Subsidiaries, which indemnification obligations are not capped at $5,000,000 or less or not capped by the total amount of royalties or fees payable or paid to the Company or a Subsidiary of the Company under such Contract;

(xvii) labor or collective bargaining agreements;

(xviii) (A) “standstill” or similar agreements restricting any Person from acquiring the securities of, soliciting proxies respecting, or affecting the control, of any other Person, (B) Contracts with respect to any Takeover Proposal or similar proposal imposing any confidentiality obligation on the Company or any of its Subsidiaries not entered into in the ordinary course of business or (C) Contracts requiring the Company or any of its Subsidiaries to provide any notice or information to any Person prior to considering or accepting any Takeover Proposal or similar proposal or prior to entering into any discussions or Contracts relating to any Takeover Proposal or similar transaction;

(xix) the Real Property Leases;

(xx) Contracts relating to any single or series of related capital expenditures by the Company pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $250,000;

(xxi) Contracts that are not terminable by the Company or any of its Subsidiaries on notice of one hundred eighty (180) days or less without penalty;

(xxii) any Contracts set forth on Schedule 4.21(o) of the Company Disclosure Schedule;

(xxiii) other than as set forth elsewhere on Schedule 4.18(a) of the Company Disclosure Schedule, all other Contracts that are material to the businesses or operations of the Company or any of its Subsidiaries, taken as a whole; and

(xxiv) commitments or agreements to enter into any of the foregoing.

(b) Each Contract disclosed (or required to be disclosed) on Schedule 4.18(a) of the Company Disclosure Schedule, required to be made available to Parent pursuant to Section 4.18(c) or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, subject to the Bankruptcy and Equity Exception. No approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default or breach in any material respect under the terms of any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default or breach thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Company Contract is in default or breach thereunder in any material respect, nor, to the Knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a material default or breach by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of termination or cancellation under any Material Contract, received any written or, to the Knowledge of the Company, oral notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(c) The Company has heretofore made available to Parent true, correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

SECTION 4.19. Title to Properties; Personal Property. Except with respect to real property and Intellectual Property (which are addressed in Section 4.20 and Section 4.21, respectively), each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible, personal properties and other assets which are reflected on the Company Balance Sheet as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) or which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens, other than Permitted Liens. Except as would not materially adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as currently proposed to be conducted, each of the structures, equipment and other tangible assets of the Company and its Subsidiaries utilized in their operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

SECTION 4.20. Real Property.

(a) The Company and its Subsidiaries do not currently own, nor have they ever owned, any real property.

(b) Schedule 4.20(b) of the Company Disclosure Schedule contains a true, correct and complete list of the real property leased by the Company or any of its Subsidiaries as tenant (the “Leased Real Property”), including with respect to such Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Leased Real Property (the “Real Property Leases”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries, as applicable, has good leasehold title to the Leased Real Property, free and clear of any Liens, other than Permitted Liens. Neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property.

(c) The Leased Real Property constitutes all real property currently used in connection with the business of the Company and its Subsidiaries and which is necessary for the continued operation of the business as the business is currently conducted and as currently proposed to be conducted. Except as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as currently proposed to be conducted, to the Knowledge of the Company, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Leased Real Property. Except as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as currently proposed to be conducted, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any of the Leased Real Property.

SECTION 4.21. Intellectual Property.

(a) Schedule 4.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Registered Intellectual Property as of the date of this Agreement. For each item of Registered Intellectual Property, Schedule 4.21(a) of the Company Disclosure Schedule lists (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item and (iv) solely with respect to Patents, (A) title of invention, (B) name(s) of inventor(s), (C) confirmation that all maintenance fees with respect to such Patents have been paid and (D) for U.S. Patents, status information from the Patent Application Information Retrieval (PAIR) system of the U.S. Patent and Trademark Office.

(b) All fees and filings with respect to any material Registered Intellectual Property have been timely submitted to the relevant Governmental Authorities and Internet domain name registrars as required to maintain such Registered Intellectual Property in full force and effect. There are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Intellectual Property within ninety (90) days after the date of this Agreement. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries for any material Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or one of its Subsidiaries has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all (i) Registered Intellectual Property and (ii) Company Intellectual Property and Company Technology owned or purported to be owned by the Company or any of its Subsidiaries, in each case, free and clear of all Liens (other than Permitted Liens). All assignments related to the Registered Intellectual Property are complete and have been recorded with the relevant Governmental Authorities such that such Registered Intellectual Property is in the name of the Company or one of its Subsidiaries with no break in the chain of title. The Company or one of its Subsidiaries has been granted valid and continuing Intellectual Property Licenses in written Contracts to make, use, sell, offer to sell, import, license and otherwise exploit, as the case may be, all Licensed Company Intellectual Property and Licensed Company Technology as the same is made, used, sold, offered for sale, imported, licensed and otherwise exploited by the Company or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property and Company Technology owned by or licensed to the Company and its Subsidiaries include all of the Intellectual Property and Technology sufficient to enable the Company and its Subsidiaries to conduct their respective businesses (including research and development) in all material respects in the manner in which such businesses (including research and development) are currently conducted. The immediately foregoing sentence in this Section 4.21(c) shall not be interpreted as a separate representation or warranty in addition to Section 4.21(d) that (A) the Company Intellectual Property or Company Technology owned by the Company or its Subsidiaries, or its use or exploitation in any manner by the Company or its Subsidiaries and their customers, licensees and end-users, does not or shall not infringe any Patent of any Person or (B) the Licensed Company Intellectual Property or Licensed Company Technology, or its use or exploitation in any manner by the Company or its Subsidiaries and their customers, licensees and end-users, does not or shall not infringe, misappropriate, constitute a misuse of, dilute or violate any Intellectual Property or Technology of any Person or constitute unfair competition.

(d) None of the following infringes, constitutes or results from a misappropriation or misuse of, dilutes or violates any Intellectual Property or Technology of any Person or constitutes unfair competition: (i) any Company Intellectual Property or Company Technology owned by or exclusively licensed to the Company or any of its Subsidiaries (in the case of any Company Intellectual Property or Company Technology exclusively licensed to the Company or any of its Subsidiaries, within the field of the applicable exclusive license grant), (ii) any use, practice or other exploitation of any Company Intellectual Property or Company Technology by the Company or any of its Subsidiaries, (iii) any use, practice or other exploitation of any Company Intellectual Property or Company Technology by any licensee, customer or end-user of the Company or any of its Subsidiaries within the scope of an Intellectual Property License granted by the Company or any of its Subsidiaries to such licensee, customer or end-user or, to the Knowledge of the Company, any other use, practice or other exploitation of any Company Intellectual Property or Company Technology by such licensee, customer or end-user, (iv) any products or services of the Company or any of its Subsidiaries (or the making, having made, use, offer for sale, sale, import, export, lease, license, distribution, provision, rendering, reproduction, performance, display, transmission, modification, creation of derivative works of or other disposal or exploitation of any of the foregoing) or (v) any conduct, operations or practices of the business of the Company or any of its Subsidiaries (including research and development) as currently conducted. To the Knowledge of the Company, the Registered Intellectual Property is valid and enforceable.

(e) Neither the Company nor any of its Subsidiaries has received since July 1, 2006 any written claim from any Person (i) alleging any infringement, misappropriation, misuse, dilution or violation of any Intellectual

Property or Technology or unfair competition, (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of, or the conduct of any business by, the Company or any of its Subsidiaries or (iii) challenging the ownership, use, validity, scope of right or enforceability of any Company Intellectual Property or Company Technology. Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, received since July 1, 2006 any oral claim from any Person (A) alleging any infringement, misappropriation, misuse, dilution or violation of any Intellectual Property or Technology or unfair competition, (B) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of, or the conduct of any business by, the Company or any of its Subsidiaries or (C) challenging the ownership, use, validity, scope of right or enforceability of any Company Intellectual Property or Company Technology. The Company has made reasonable and good faith efforts to satisfy all obligations to disclose prior art to, and avoid inequitable conduct before any Governmental Authority with respect to, the Registered Intellectual Property.

(f) To the Knowledge of the Company, and except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property or Company Technology owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has made any written or, to the Knowledge of the Company, oral claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property or Company Technology owned by or exclusively licensed to the Company or any of its Subsidiaries.

(g) No Trade Secret included in the Company Intellectual Property has been authorized to be disclosed and, to the Knowledge of the Company, no material Trade Secret has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. The Company and each of its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets included in the Company Intellectual Property and other material confidential information and Technology of the Company or any of its Subsidiaries (and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). Each employee, consultant and contractor of the Company or any of its Subsidiaries who is, or who was at any time, involved in the creation or development of any Intellectual Property, Technology products or services for the Company and/or such Subsidiary has entered into a valid and enforceable written non-disclosure and invention assignment Contract with the Company and/or such Subsidiary, which Contract is, in all material respects, in one of the forms made available to Parent prior to the date hereof and attached as part of Schedule 4.21(g) of the Company Disclosure Schedule. Each named inventor on any Patent included in the Registered Intellectual Property has executed a written invention assignment Contract assigning his/her rights in the subject matter of such Patent to the Company and/or one of its Subsidiaries.

(h) Schedule 4.21(h) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of (i) all Software owned by the Company or any of its Subsidiaries (“Company Software”), (ii) all Software not owned by the Company or any of its Subsidiaries that is incorporated or embedded in or bundled with any Company Software and (iii) all other Software not owned by the Company or any of its Subsidiaries that is used by the Company or any of its Subsidiaries in the conduct or operation of its respective business conducted as of the date of this Agreement (other than Software that is licensed under “shrink-wrap” or “click-through” Contracts and that is generally commercially available on reasonable terms through commercial distributors or in retail stores for a license fee of no more than $50,000), including, in the case of each of the foregoing clauses (ii) and (iii), and to the Knowledge of the Company, the owner or licensor of such Software. None of the source code or related source materials for any material Company Software has been licensed or provided to, or used or accessed by, any Person other than employees, consultants and contractors of the Company or any of its Subsidiaries, which employees, consultants and contractors are subject to written confidentiality obligations with respect to such source code or related materials. Neither the Company nor any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Company Software.

(i) Schedule 4.21(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to or combined or distributed with any Company Software or any product or service distributed by the Company or any of its Subsidiaries.

(j) No Open Source subject to a Copyleft License is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Software or any product or service distributed by the Company or any of its Subsidiaries, in each case, in a manner that subjects any source code or related materials for any material Company Software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person (including the Open Source community).

(k) To the Knowledge of the Company, the Company Software is free from any defect, bug, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Company Software. None of the Company Software or the products or services of the Company or any of its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device on which such Company Software or products or services or such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any of its Subsidiaries or any other Person. None of the Company Software or the products or services of the Company or any of its Subsidiaries (A) constitutes, contains or is considered “spyware” or “trackware” as such terms are commonly understood in the software industry, (B) records a user’s keystrokes, browsing history, inputting of data or other similar actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior.

(l) (i) Neither the Company nor any of its Subsidiaries has made, directly or indirectly, or is subject to, any commitments, promises, statements or declarations with respect to any Patent included in the Registered Intellectual Property to any standards-setting bodies, consortia, industry groups or other similar organizations (“Standards Organizations”), (ii) no Patent included in the Registered Intellectual Property is subject to any membership agreements, bylaws, practices or policies, including intellectual property rights policies, of any Standards Organization (including with respect to licensing or non-assertion), (iii) no Patent included in the Registered Intellectual Property has been identified by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization (and no disclosures with respect to essentiality of any Patent included in the Registered Intellectual Property have been made with respect to any standard promulgated by any Standards Organization) and (iv) to the Knowledge of the Company, no Patent included in the Registered Intellectual Property is essential to any Standards Organization or any standard promulgated by any Standards Organization. Schedule 4.21(l) of the Company Disclosure Schedule lists all Standards Organizations in which the Company or its Subsidiaries participates.

(m) No Governmental Authority, university, college, other educational institution or research center has any claim, ownership right or other right to any Company Intellectual Property or Company Technology. No current employee of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no former employee or no current or former consultant or contractor of the Company or any of its Subsidiaries that contributed to the creation or development of any Company Intellectual Property or Company Technology

owned by the Company or any of its Subsidiaries has performed any services for any Governmental Authority or any university, college, other educational institution or research center during any period of time during which such employee, consultant or contractor was also performing services for the Company or any of its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property or Technology created or developed for the Company or any of its Subsidiaries by any current or former employee, consultant or contractor of the Company or any of its Subsidiaries during any period of time during which such employee, consultant or contractor performed any services for the Company or any of its Subsidiaries and also performed any services for, or had any obligation to assign any Intellectual Property or Technology to, any government or any university, college, other educational institution or research center.

(n) Neither the Company nor any of its Subsidiaries has received any notice or request from any Person for indemnification with respect to any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property or Technology of any other Person, which notice or request has not been finally resolved.

(o) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own, use, practice or otherwise exploit any material Company Intellectual Property or Company Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any of its Subsidiaries to any Person of any ownership interest or Intellectual Property License with respect to any material Company Intellectual Property or Company Technology or any Intellectual Property or Technology owned by Parent or any of its Affiliates pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

(p) The Company has provided sufficient disclosure with respect to its privacy policies and related practices, including providing any type of notice and obtaining any type of consent required by applicable Law. Such disclosures have not contained any material omissions of the Company’s privacy policies and related practices. The Company’s privacy policies and related practices are, in all material respects, consistent with standards that are customary in the industry. The Company has not collected, used or shared and does not collect, use or share personally identifiable information (including name, address, telephone number, email address or precise location information) with respect to natural persons (“NPI”). The Company and its Subsidiaries have (i) complied in all material respects with the Company’s privacy policies and complied in all material respects with all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of NPI that is possessed by or otherwise subject to the control of the Company or any of its Subsidiaries, (ii) implemented and maintained commercially reasonable measures sufficient to provide reasonable assurance that the Company and each of its Subsidiaries complies with such Laws and that neither the Company nor its Subsidiaries will acquire, fail to secure, share or use such NPI in a manner inconsistent with (A) such Laws, (B) any notice to or consent from the provider of NPI, (C) any policy adopted by the Company, (D) any contractual commitment made by the Company that is applicable to such NPI, or (E) any privacy policy or privacy statement from time to time published or otherwise made available to the providers of the NPI by the Company, and (iii) in connection with each third party servicing, outsourcing or similar arrangement involving NPI acquired from or with respect to the Company, contractually obligated any service provider to (A) comply with the Laws applicable with respect to NPI, (B) take reasonable steps to protect and secure from unauthorized disclosure of NPI, (C) restrict use of NPI to those authorized or required under the servicing, outsourcing or similar arrangement, and (D) certify or guarantee the return or adequate disposal of NPI. Except for disclosures of information required by applicable Law, authorized by the provider of NPI or provided for in the Company’s privacy policies, neither the Company nor its Subsidiaries sell, rent or otherwise make available to third parties any NPI. To the Knowledge of the Company, since January 1, 2009, no claims have been asserted or threatened, or reasonably expected to be asserted or threatened, with respect to NPI possessed by or otherwise subject to the control of the Company. For the avoidance of doubt, the term “privacy” as used in this Section 4.21(p) includes the concepts of data protection and data security.

(q) The IT Systems are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and each of its Subsidiaries have taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored thereon). Since January 1, 2009 (i) there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Company and its Subsidiaries and has not been fully remedied and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored thereon).

SECTION 4.22. Insurance. Schedule 4.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (a) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (b) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (c) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No written or, to the Knowledge of the Company, oral notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

SECTION 4.23. Warranties. Schedule 4.23 of the Company Disclosure Schedule contains a true, correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of (a) twelve (12) months with respect to the Company’s hardware products or (b) six (6) months with respect to the Company’s software products. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Law, except where any failure to be in conformity, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 4.24. Customers and Suppliers. Schedule 4.24 of the Company Disclosure Schedule lists (a) the name of the top twenty-five (25) largest customers (by revenue) of the Company and its Subsidiaries and (b) the name of the ten (10) largest suppliers (by dollar volume) of the Company and its Subsidiaries, in each case, during fiscal years 2012 (to date) and 2011. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that the Company or any of its Subsidiaries is in material breach of or material default under any Contract with any such customer or supplier or, as of the date of this Agreement, that any such supplier intends to cease doing business with the Company or any of its Subsidiaries or materially decrease the volume of business that it is presently conducting with the Company or any of its Subsidiaries.

SECTION 4.25. Certain Payments. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, representatives, agents or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the

Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar foreign Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

SECTION 4.26. Export Compliance. None of the Company, any of its Subsidiaries or any of their respective officers, directors, stockholders, agents, distributors or employees and other Persons associated with or acting on the Company’s or any of its Subsidiaries’ behalf has violated or failed to comply in any material respect with any applicable Law related to the export or reexport of goods (including products, software and technology) including the Laws of (a) the Office of Foreign Assets Control in the United States Department of the Treasury, the United States Department of Commerce, (b) any other United States Governmental Authority, including the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Export Administration Regulations, the International Traffic in Arms Regulations or (c) other national government.

SECTION 4.27. Interested Party Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person owning five percent (5%) or more of the Company Common Stock or, to the Company’s Knowledge, any Affiliate or family member of any such officer, director or owner is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company since January 1, 2009, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.28. Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Piper Jaffray & Co., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”). A true, correct and complete copy of the Fairness Opinion has been delivered to Parent by Piper Jaffray & Co. on the date hereof. The Company has been authorized by Piper Jaffray & Co. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

SECTION 4.29. Brokers and Other Advisors. Except for Piper Jaffray & Co., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a true, correct and complete copy of the Company’s engagement letter with Piper Jaffray & Co. and all related amendments thereto, which letter and all related amendments describe all fees payable to Piper Jaffray & Co. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Piper Jaffray & Co. (the “Engagement Letter”).

SECTION 4.30. State Takeover Statutes; No Rights Plan.

(a) The Company and the board of directors of the Company have taken all action necessary to exempt the Merger and the other Transactions from the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (“State Takeover Laws”) is applicable to the Merger or the other Transactions.

(b) The Company has no rights plan, “poison pill” or comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

SECTION 4.31. No Additional Representations; Reliance.

(a) Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, employees, consultants, independent contractors, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Parent’s Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Parent’s Representatives in the course of their due diligence of the Company or the negotiation of this Agreement.

(b) Notwithstanding any other provision of this Agreement, the Company acknowledges and agrees that the Company has not been induced by, or relied upon, any representations, warranties or statements (whether written or oral) with respect to Parent and Merger Sub and their respective operations and financial condition, whether express or implied, made by any Person, that are not expressly set forth in Article V of this Agreement; provided, however, in no event shall anything in this Section 4.31 (i) be deemed a waiver of any claims for fraud hereunder or related to the Transactions or (ii) have any impact whatsoever on or otherwise be deemed to apply to any of the representations and warranties made by the Company and Parent in the agreements between such parties set forth on Schedule 4.31 of the Company Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 5.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 5.2. Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation by Merger Sub of the Transactions, have been duly authorized and approved by the board of directors of Merger Sub (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 5.3. Noncontravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of Parent or Merger Sub or (b) assuming that the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, (i) conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (ii) require any consent or approval under, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 5.4. Governmental Approvals. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof require any action by or in respect of, or filing with, any Governmental Authority, other than (a) filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, and the rules of The Nasdaq Stock Market, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (d) such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.5. Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting, at the time filed with the SEC and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.6. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 5.7. Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the Aggregate Merger Consideration pursuant to the Merger.

SECTION 5.8. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 5.9. Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Proceeding against Parent or Merger Sub seeking to prohibit or materially delay the Transactions.

SECTION 5.10. No Additional Representations; Reliance.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective Subsidiaries, businesses, operations, employees, consultants, independent contractors, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article V, neither Parent nor Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of Parent and Merger Sub or the negotiation of this Agreement.

(b) Notwithstanding any other provision of this Agreement, Parent and Merger Sub each acknowledge and agree that Parent and Merger Sub have not been induced by, or relied upon, any representations, warranties or statements (written or oral) with respect to the Company and its Subsidiaries and their respective operations and financial condition, whether express or implied, made by any Person, that are not expressly set forth in Article IV of this Agreement; provided, however, in no event shall anything in this Section 5.10 (i) be deemed a waiver of any claims for fraud hereunder or related to the Transactions or (ii) have any impact whatsoever on or otherwise be deemed to apply to any of the representations and warranties made by the Company and Parent in the agreements between such parties set forth on Schedule 4.31 of the Company Disclosure Schedule.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 6.1. Conduct of Business by the Company. Except as set forth on Schedule 6.1 of the Company Disclosure Schedule, as expressly permitted or expressly required by this Agreement, with the prior written consent of Parent, which decision with respect to such consent shall not be unreasonably delayed, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, (b) comply in all material respects with all applicable Law and the requirements of all Material Contracts, (c) use commercially reasonable efforts to maintain and preserve intact its Company Intellectual Property, Company Technology, business organization and business relationships and retain the services of its present officers and key employees, and (d) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

SECTION 6.2. Restrictions on the Conduct of Business by the Company. Except as set forth on Schedule 6.2 of the Company Disclosure Schedule, as expressly permitted or expressly required by this Agreement, with the prior written consent of Parent, which decision with respect to such consent shall not be unreasonably delayed, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided, however, that the Company may issue shares of Company Common Stock upon the exercise of Options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof;

(b) redeem, purchase or otherwise acquire or agree to acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except for the delivery of shares of Company Common Stock by holders of Options to pay any applicable exercise or purchase price and/or Taxes related to the exercise or vesting of such awards to the extent permitted under the Company Stock Plans;

(c) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent that do not result in any adverse Tax consequences);

(d) split, combine, subdivide or reclassify any shares of its capital stock;

(e) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(f) incur or assume any Indebtedness or guarantee any Indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings from the Company by a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(g) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Intellectual Property License or Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except in accordance with Section 6.2(k) or (ii) dispositions of obsolete or worthless assets;

(h) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $125,000 individually or $750,000 in the aggregate, except for any such capital expenditures provided for in the Company’s 2012 Capital Expenditure Plan previously made available to Parent;

(i) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (ii) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $50,000 or, in the aggregate, have a purchase price in excess of $250,000;

(j) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business;

(k) (i) enter into, terminate or amend (A) any Material Contract or (B) any customer Contract unless such customer Contract (1) would not be deemed a Material Contract, (2) is on one of the Company’s standard form Contracts set forth on Schedule 6.2 of the Company Disclosure Schedule and (3) such Contract is terminable (including with respect to all performance obligations thereunder) without penalty by the Company or the applicable Subsidiary on notice of one hundred eighty (180) days or less, (ii) waive any material right under any Material Contract, (iii) amend or modify the Engagement Letter, (iv) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions or (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement unless, in the case of this clause (v) only, the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company’s board of directors of the Company under Delaware Law;

(l) (i) increase in any manner the compensation or benefits of any of its current or former directors, officers, employees, consultants or independent contractors other than as expressly required by the terms of a Company Plan set forth on Schedule 4.15(a) of the Company Disclosure Schedule, (ii) amend, modify or terminate any Company Plan or (iii) enter into or establish any plan, policy, agreement, trust, fund or arrangement that would have constituted a Company Plan if it had been in effect on the date hereof, other than as required pursuant to applicable Law or the terms of the Company Plans;

(m) except in the ordinary course of business consistent with past practice, (i) make, revoke or change any election with respect to Taxes, (ii) settle or compromise any Tax audit, claim, or assessment or any liability for Taxes, (iii) file any amendment to a Tax Return, (iv) enter into any closing agreement or obtain any Tax ruling, (v) surrender any right to claim a refund of Taxes, (vi) consent to any extension or waiver with respect to any Tax claim, assessment, or liability, or (vii) file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice;

(n) except in the ordinary course of business consistent with past practice, make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(o) amend the Company Charter Documents or the Subsidiary Documents;

(p) enter into any new material line of business outside of its existing businesses;

(q) fail to (i) pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any Registered Intellectual Property when due or (ii) diligently prosecute and maintain all Registered Intellectual Property;

(r) enter into any agreement for the creation or development by a third party (except for consultants or independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business pursuant to a Contract containing a present assignment of Intellectual Property rights to the Company or such Subsidiary) of any material Intellectual Property, Technology, products or services for the Company or any of its Subsidiaries;

(s) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(t) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(u) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers, except for communications in the ordinary course of business that do not relate to the Transactions;

(v) commence any Legal Proceeding, except with respect to routine matters in the ordinary course of business consistent with past practice or matters arising under or in connection with this Agreement or the Transactions;

(w) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 6.10);

(x) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction (other than the Merger) or any Person (other than Parent and Merger Sub); or

(y) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Parent acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of the Company’s Subsidiaries prior to the Effective Time, and (ii) prior to the Effective Time, the Company and the Company’s Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their operations.

SECTION 6.3. Preparation of the Proxy Statement; Company Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials (including a preliminary Proxy Statement). Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, as promptly as reasonably practicable after it receives notice from the SEC that it will not receive comments, and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, as promptly as reasonably practicable following clearance by the SEC with respect to such comments.

(b) The Company shall promptly (i) notify Parent upon the receipt of any oral or written comments or requests from the SEC (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC for amendments or supplements to the preliminary Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional or supplemental information in connection therewith and (ii) provide Parent with copies of all written correspondence (or, in the case of oral correspondence, a reasonably detailed description of such oral correspondence) between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement (or any amendment or supplement thereto), the Company shall (i) provide Parent with a reasonable opportunity to review and comment on any such document or response, (ii) include in such document or response all comments reasonably proposed by Parent, (iii) to the extent reasonably practicable, permit Parent and its outside counsel to participate in all communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions and (iv) not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned. Subject to the preceding sentence, the Company shall respond promptly and in good faith to any comments by the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent, Merger Sub or any of their Affiliates should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other parties, and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a special meeting of its stockholders, which meeting the Company shall cause to occur, subject to the following sentence, no later than the fortieth (40th) calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Company Stockholders Meeting”), solely for the purpose of obtaining the Company Stockholder Approval and the approval of other matters related to the Transactions, regardless of whether the board of directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Company Adverse Recommendation Change has occurred at any time. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders Meeting if and to the extent that (i) there are holders of an insufficient number of shares of Company Common Stock present or represented by a proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting and the Company uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as practicable or (ii) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law or Order or a request from the SEC to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders and the Company uses its reasonable best efforts to hold or resume the Company Stockholders Meeting as soon as practicable.

(d) The Company shall comply in all material respects with all Laws applicable to the Company Stockholders Meeting. Unless the board of directors of the Company shall have effected a Company Adverse Recommendation Change in accordance with Section 6.4(e) or Section 6.4(f), (i) the board of directors of the Company shall unanimously recommend to the stockholders of the Company adoption of this Agreement (the “Company Board Recommendation”), (ii) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval, (iii) the Proxy Statement shall include a copy of the Fairness Opinion and the Company Board Recommendation and (iv) the board of directors of the Company shall not fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that, subject to Section 6.4(e) and Section 8.1(d), (i) the Company’s obligations pursuant to Section 6.3(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal and (ii) the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting and the matters constituting the Company Stockholder Approval shall be submitted to the stockholders of the Company at the Company Stockholders Meeting regardless of whether (A) a Company Adverse Recommendation Change shall have occurred or (B) any Takeover Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. The Company agrees that it shall not submit to the vote of the stockholders of the Company any Takeover Proposal (whether or not a Superior Proposal) prior to the vote of the stockholders of the Company with respect to the Merger at the Company Stockholders Meeting. The notice of such Company Stockholders Meeting shall state that a resolution to adopt this Agreement and a resolution to adjourn the Company Stockholders Meeting will be considered at the Company Stockholders Meeting, and no other matters shall be considered or voted upon at the Company Stockholders Meeting without Parent’s prior written consent.

SECTION 6.4. No Solicitation by the Company.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction (with confirmation of destruction) of all copies of confidential information previously provided to such parties by or on behalf of the Company, its Subsidiaries or their Representatives. Subject to the terms of Section 6.4(b), the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, cause or knowingly facilitate or encourage (including by way of furnishing information) the submission of any Takeover Proposal or the making of any offer, inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party regarding any Takeover Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (other than a confidentiality agreement contemplated by and in accordance with Section 6.4(b)(i)) related to any Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder or (iv) resolve to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4 by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4 by the Company.

(b) Notwithstanding the foregoing provisions of Section 6.4(a) or anything else to the contrary set forth in this Agreement, if the board of directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the board of directors of the Company reasonably determines in good faith, after consulting with and receiving the advice of outside counsel and a financial advisor of national reputation, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under Delaware Law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent prior written notice of its intention to take such actions (provided that the Company shall only be required to provide the notice required by this sentence to Parent on one (1) occasion with respect to any particular Person) (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement; provided, however, that such confidentiality agreement need not restrict the making of Takeover Proposals to the Company, the Company’s board of directors or any committee thereof), provided that (A) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.4 and (B) the Company advises Parent of all such non-public information delivered, or otherwise made available, to such Person substantially concurrently with its delivery to such Person and substantially concurrently with its delivery to such Person the Company makes available to Parent all such information not previously made available to Parent, and (ii) participate in discussions and negotiations with such Person regarding such Takeover Proposal. The Company shall provide Parent with a true, correct and complete copy of any confidentiality agreement entered into pursuant to this Section 6.4(b) within twenty-four (24) hours of the execution thereof.

(c) In addition to the other obligations of the Company set forth in this Section 6.4, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, any discussions or negotiations are sought to be initiated or continued with or any access to the business, properties, assets, books or records is requested from, the Company (or any of its Representatives) in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials and electronic communications received from or on behalf of such Person relating to such proposal, offer, inquiry or request (including the financing thereof)), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials and electronic communications received from such third party by the

Company or any of its Representatives or provided to such third party by the Company or any of its Representatives that relate to such proposals, offers, inquiries or requests, including any amendments or proposed amendments as to price and other terms of any such proposal, offer, inquiry or request) and of the status of any such discussions or negotiations. The Company shall provide Parent with at least forty-eight (48) hours’ prior notice (or any lesser period of advance notice provided to the members of the board of directors of the Company generally) of any meeting of the board of directors of the Company at which the board of directors of the Company is reasonably expected to consider any Takeover Proposal.

(d) The board of directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by the board of directors of the Company of this Agreement and the Transactions (including the Merger), (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or Superior Proposal, (iii) make any public statement inconsistent with the Company Board Recommendation or (iv) resolve or agree to take any of the foregoing actions (any action described in the foregoing clauses (i) through (iv) being referred to as a “Company Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the board of directors of the Company, following receipt of and on account of a Superior Proposal, may (i) make a Company Adverse Recommendation Change, or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 8.1(d)(i), but only if, in either case, the board of directors of the Company reasonably determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law; provided, however, that the board of directors of the Company shall not make a Company Adverse Recommendation Change or terminate this Agreement in accordance with the terms of Section 8.1(d)(i), unless (A) the Company promptly notifies Parent (the “Company Adverse Recommendation Notice”) in writing at least four (4) Business Days before making a Company Adverse Recommendation Change or terminating this Agreement (the “Notice Period”) of its intention to take such action with respect to a Superior Proposal, (B) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making the Superior Proposal, (C) to the extent Parent desires, the Company has negotiated and has caused its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (1) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (2) that there may be multiple extensions of the Notice Period), and (D) Parent does not make, within the Notice Period, a binding offer that is determined by the board of directors of the Company in good faith, after consulting with and receiving the advice of outside counsel and a financial advisor of national reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(f) Notwithstanding the provisions of Section 6.4(e), the board of directors of the Company may, in response to a material fact, event, change, development or set of circumstances (other than an Takeover Proposal occurring or arising after the date of this Agreement) that was not known to the board of directors of the Company nor reasonably foreseeable by the board of directors of the Company as of or prior to the date of this Agreement (and not relating in any way to any Takeover Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), fail to make, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (it being understood and agreed that any such action shall be deemed to be a “Company Adverse Recommendation Change”) if the board of directors of the Company determines in good faith, after consulting with and receiving the advice of outside counsel, that, in light of such Intervening Event, the failure of the board of directors of the Company to effect such a Company

Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware Law; provided, however, that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; provided, further, however, that the board of directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this Section 6.4(f) unless the board of directors of the Company has (i) delivered to Parent a Company Adverse Recommendation Notice at least four (4) Business Days prior to making a Company Adverse Recommendation Change advising Parent that the board of directors of the Company intends to take such action and specifying the facts underlying the board of directors’ determination that an Intervening Event has occurred, and the reasons for the Company Adverse Recommendation Change, in reasonable detail, and (ii) during the Notice Period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

(g) Nothing contained in this Agreement shall prevent the board of directors of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to a Takeover Proposal; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the board of directors of the Company expressly publicly reaffirms its Company Board Recommendation (i) in such communication or (ii) within ten (10) Business Days after being requested to do so by Parent.

SECTION 6.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 6.5(d)) and except as otherwise contemplated herein, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable (including antitrust filings Parent determines in its discretion to file voluntarily) to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent shall not agree to extend any waiting period under any Antitrust Laws or withdraw and refile any filing made pursuant to any Antitrust Laws (or agree to do so) without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Each of the parties hereto shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party. Notwithstanding the generality of the foregoing, and subject to applicable Laws relating to the exchange of information and/or the need to communicate on an outside-counsel-only basis, both Parent and the Company shall (i) keep each other informed in all material respects and on a reasonably timely basis regarding the progress and status of all filings and submissions made with respect to the Transactions, (ii) provide each other with copies of any written communications and full details of any oral communications with the Federal Trade Commission ( the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority, including any foreign competition authority, (iii) give each other prior notice of any material meeting and, to the extent practicable, any oral communication, with representatives of any Governmental Authority having jurisdiction over the Transactions, including the FTC, the DOJ or any other Governmental Authority, including any foreign competition authority, (iv) give each other the opportunity to consult in advance of, and consider in good faith the views of the other party in connection with, any such meeting or communication with any such Governmental Authority, (v) give each other the opportunity to attend or participate (unless prohibited by such Governmental Authority) in any such meeting or communication and (vi) to the extent practicable, provide notice of any substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Authority with respect to any such filing or submission or otherwise with respect to the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto shall use its reasonable best efforts to respond to any request for additional information or documentary material received from any Governmental Authority under the HSR Act or Foreign Antitrust Laws as promptly as practicable and to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, hold separate, license or similar arrangements or any material actions, undertakings or arrangements or agree to any restriction on its business, and nothing in this Section 6.5 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5. For the avoidance of doubt and notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor any of its Subsidiaries shall be required to (i) offer, accept or agree to (A) dispose, hold separate, license or similar arrangements or any material actions, undertakings or arrangements relating to any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world, or (ii) defend, contest or otherwise resist any Legal Proceeding, whether administrative or judicial and whether involving a Governmental Authority or other Person, challenging this Agreement or any of the Transactions as violative of any Antitrust Law, including seeking to have vacated or reversed any Order by any Governmental Authority that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, (i) in no event shall the Company or any of its Subsidiaries take or agree to take any actions contemplated by the foregoing sentence without the prior written consent of Parent, and (ii) nothing in this Section 6.5 shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

SECTION 6.6. Public Announcements. The Current Report on Form 8-K to be filed by the Company on the date hereof to report the Transactions shall be in a form mutually acceptable to the Company and Parent. The Company shall not, and shall cause its Representatives not to, issue or cause publication of any press release or other public announcement (including any filing with the SEC) or make any other public statement (including answering questions from reporters or analysts) with respect to the Merger, this Agreement or the other Transactions without the prior consent of Parent, except (a) as may be required by applicable Law or the Nasdaq Stock Market as determined in the reasonable judgment of the Company (in which case the Company shall not issue or cause the publication of such release or other public announcement without prior consultation with

Parent), or (b) with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement.

SECTION 6.7. Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Parent’s Representatives”) reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, and the Company shall furnish promptly to Parent (a) a copy of each report, schedule and other document (other than the Proxy Statement and any amendment thereto) filed or submitted by it pursuant to the requirements of federal or state securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of federal securities Laws not less than three (3) Business Days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (b) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement for Possible Transaction, dated as of May 11, 2012, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), all information received from the Company pursuant to this Section 6.7 shall be held by the receiving party in accordance with the terms of the Confidentiality Agreement. No investigation by Parent or Parent’s Representatives, or information received by or made available to Parent or Parent’s Representatives, in each case, pursuant to this Section 6.7 shall limit, modify or otherwise affect any of the representations and warranties (or remedies with respect thereto) of the parties hereto.

SECTION 6.8. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Legal Proceeding commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed on the Company Disclosure Schedule or which relate to the Transactions or (c) the discovery of any (i) fact or circumstance, (ii) occurrence or non-occurrence of any event, (iii) inaccuracy of any representation or warranty or (iv) breach of covenant or agreement contained in this Agreement that is reasonably likely to cause the conditions set forth in Article VII not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit, modify or otherwise affect the remedies available to the party receiving such notice.

SECTION 6.9. Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation (or any of its successors or assigns) to fulfill and honor in all respects the obligations of the Company and its Subsidiaries to indemnify, hold harmless, advance expenses and exculpate from liabilities for acts or omissions each person who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) (A) as required by the Company Charter Documents as in effect on the date of this Agreement and (B) pursuant to any other agreements in effect on the date hereof, true, correct and complete copies of which have been made available to Parent and are listed on Section 6.9(a) of the Company Disclosure Schedule. Parent’s obligation under this Section 6.9(a) shall survive the Merger and remain in full force and effect for a period of not less than six (6) years after the Effective Time.

(b) Prior to the Effective Time, the Company shall obtain (and pay the premium in full in cash for) insurance coverage for its directors and officers who are covered by the directors’ and officers’ liability insurance policy maintained by the Company immediately prior to the Effective Time (a true, correct and complete copy of which has heretofore been made available to Parent) in accordance with the terms and conditions set forth on Schedule 6.9(b) of the Company Disclosure Schedule.

(c) The Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her heirs. The obligations of Parent and the Surviving Corporation (and its successors and assigns) under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee without the consent of such affected Indemnitee.

SECTION 6.10. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to this Agreement or the Transactions (“Securityholder Litigation”), and no such settlement shall be agreed to without Parent’s prior written consent (which consent may be granted or withheld in Parent’s sole discretion, but will not be unreasonably delayed). At the Company’s request, Parent shall use its reasonable best efforts to provide assistance to the Company in the defense of any Securityholder Litigation. Subject to Section 7.1(c), the pendency of any Securityholder Litigation shall not relieve Parent or Merger Sub of any of their respective obligations set forth in the Agreement.

SECTION 6.11. Fees and Expenses. Except as provided in Section 8.3, all fees and expenses incurred in connection with this Agreement, the Voting Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 6.12. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 6.13. State Takeover Laws. The Company shall use its reasonable best efforts to take all action necessary to ensure that no State Takeover Law or similar Law is or becomes applicable to any of the Transactions. If any State Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Voting Agreement, the Merger or the other Transactions, then each of the Company, Parent, Merger Sub and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such State Takeover Law on the Transactions.

SECTION 6.14. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.15. Resignation of Directors. The Company shall cause each of the directors of the Company and its Subsidiaries, in each case, to the extent requested by Parent no less than two (2) Business Days prior to the Closing Date, to submit a letter of resignation or otherwise be removed effective on or before the Closing Date.

SECTION 6.16. Employee Matters.

(a) Parent agrees that each employee of the Company or any Subsidiary of the Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time (each, a “Continuing Employee”) shall, as of the Effective Time, receive full credit for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits for service with the Company or its Subsidiaries prior to the Effective Time under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Effective Time); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(b) With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall use its commercially reasonable efforts to ensure that its third party insurance carriers (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of Parent or the Surviving Corporation immediately prior to the Effective Time, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c) The parties will cooperate with respect to any employee communications regarding any matters provided for herein. Parent will have the sole and absolute discretion to approve of, in advance, any written or oral mass employee communications or any other written employee communications relating to any compensation or benefits to be provided by it or by the Company or any of its Subsidiaries in connection with this Agreement or after the Effective Time. All other employee communications regarding the matters provided for herein or relating to any compensation or benefits to be provided by Parent or by the Company or any of its Subsidiaries in connection with this Agreement or after the Effective Time made by the Company or any of its Subsidiaries shall be consistent with the terms, conditions and parameters to be mutually agreed upon by Parent and the Company.

(d) Effective immediately prior to the Effective Time, the Company and its Subsidiaries will terminate any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (“Company DC Plans”), and effective immediately prior to the Effective Time no Continuing Employee shall have any right thereafter to contribute any amounts to any Company DC Plan. At the request of Parent, the Company will provide Parent with evidence that each such Company DC Plan has been terminated effective immediately prior to the Effective Time pursuant to resolutions duly adopted by the board of directors of the Company or a Subsidiary of the Company, as applicable. As soon as reasonably practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, take all actions necessary to complete the termination of each Company DC Plan, including the filing of a Form 5310 with the IRS, and upon receipt of a favorable determination of such filing from the IRS, Parent shall, or shall cause the Surviving Corporation to, provide each Continuing Employee (or any beneficiary thereof) with the option to receive a complete distribution of his or her account balance, in a form elected by such individual, in accordance with the terms of the applicable Company DC Plan and Section 401(k) of the Code and the regulations promulgated thereunder.

(e) The provisions of this Section 6.16 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.16 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of

Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent or the Surviving Corporation to continue any Company Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Company Plans or other employee benefit plans or arrangements.

SECTION 6.17. Intellectual Property Covenants. The Company will, prior to the Effective Time, take all actions set forth on Schedule 6.17 of the Company Disclosure Schedule with respect to Intellectual Property and Technology.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents and be in full force and effect.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any Foreign Antitrust Laws set forth on Schedule 7.1(b) shall have expired or been terminated and any clearance decision applicable thereto shall have been obtained.

(c) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in the first sentence of Section 4.10 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 4.3(a), Section 4.3(b), Section 4.3(c) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of the representations and warranties of the Company described in this clause (ii) to be true and correct results in a de minimis inaccuracy in the number of shares of Company Common Stock or Options outstanding, (iii) Section 4.13 and Section 4.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iv) set forth in Article IV (other than as described in clauses (i), (ii) and (iii) above), disregarding all qualifications and exceptions contained therein related to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except in this clause (iv) where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Material Adverse Effect. There shall not have been any change, event, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Certificate of the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to evidence satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) No Legal Proceedings. There shall not be instituted, pending or threatened any Legal Proceeding initiated by the DOJ or FTC under any Antitrust Law, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit as a result of the Merger Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Company, or (iv) seeking to require divestiture by Parent, Merger Sub or any of Parent’s other Affiliates of any equity interests.

(f) No Orders. There shall not be in effect any Order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 7.2(e).

SECTION 7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement disregarding all qualifications and exceptions contained therein related to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Certificate of Parent and Merger Sub. The Company shall have received a certificate signed on behalf of Parent and Merger Sub to evidence satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

SECTION 7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily due to the failure of such party to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent, if:

(i) the Merger shall not have been consummated on or before January 26, 2013 (the “Initial Walk-Away Date”); provided, however, that if (A) any clearance decision under the HSR Act or any Foreign Antitrust Law set forth on Schedule 7.1(b) of the Company Disclosure Schedule shall not have been obtained or any waiting period under the HSR Act or any such Foreign Antitrust Laws shall not have expired or been terminated, or (B) the condition set forth in Section 7.1(c) has not been satisfied or waived, in each case, as of the Initial Walk-Away Date and all other conditions set forth in Article VII shall have been satisfied or are capable of being satisfied, the Initial Walk-Away Date shall be automatically extended until July 26, 2013 (the Initial Walk-Away Date as may be extended, the “Walk-Away Date”); provided, further, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.3 or Section 6.4;

(c) by Parent, if:

(i) a Company Adverse Recommendation Change shall have occurred;

(ii) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.4(b)) relating to any Takeover Proposal;

(iii) the Company or any of its Representatives shall have breached in any material respect any of its obligations under Section 6.3 or Section 6.4;

(iv) the board of directors of the Company (A) shall not have rejected any Takeover Proposal within ten (10) Business Days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal), (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request from Parent that it do so if such request is made following the public announcement by any Person of a Takeover Proposal, (C) fails to include in the Proxy Statement the Company Board Recommendation or (D) publicly announces its intention to do any of the foregoing; or

(v) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall have no right to terminate this Agreement pursuant to this Section 8.1(c)(v) if there is an uncured material breach of this Agreement by Parent or Merger Sub at the time of the breach by the Company or at the time of the purported termination in connection therewith; or

(d) by the Company, if:

(i) prior to the Company Stockholder Approval, the board of directors of the Company authorizes the Company, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party; provided, however, that the Company shall have paid any amounts due pursuant to Section 8.3 in accordance with the terms, and at the times, specified therein; provided, further, however, that in the event of such termination, the Company concurrently enters into such binding definitive agreement; or

(ii) Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if there is an uncured material breach of this Agreement by the Company at the time of the breach by Parent or at the time of the purported termination in connection therewith.

SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 4.29, the penultimate sentence of Section 6.7, Section 6.11, Section 8.2 and Section 8.3, Article I and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Company or its Representatives and Affiliates or Parent, Merger Sub, Parent’s Representatives or their respective Affiliates, except (a) the Company or Parent, as the case may be, may have liability as provided in Section 8.3, and (b) nothing shall relieve any party from liability for fraud or any willful or intentional breach of this Agreement.

SECTION 8.3. Termination Fees.

(a) If this Agreement is terminated pursuant to Section 8.1(c)(i), Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(c)(iv) (or if this Agreement is terminated pursuant to any other provision of Section 8.1 at any time after the occurrence of an event contemplated by any of Section 8.1(c)(i), Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(c)(iv)), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $10,950,000 (the “Company Termination Fee”). If this Agreement is terminated pursuant to Section 8.1(d)(i), then the Company shall pay to

Parent (by wire transfer of immediately available funds), prior to and as a condition of such termination, the Company Termination Fee.

(b) If this Agreement is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(c)(v) and (i) prior to such termination (in the case of termination pursuant to Section 8.1(b)(i) or Section 8.1(c)(v)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 8.1(b)(iii)), a Takeover Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to or (B) consummated, a transaction contemplated by any Takeover Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such agreement or consummating such transaction, the Company Termination Fee. For purposes of clause (ii) of this Section 8.3(b) only, all references to “twenty percent (20%)” in the definition of “Takeover Proposal” shall be deemed to be references to “fifty percent (50%).”

(c) If this Agreement is terminated by either Parent or the Company (i) (A) pursuant to Section 8.1(b)(i) and, at the time of such termination, the conditions set forth in at least one of Section 7.1(b), Section 7.1(c) (as a result of a Restraint under the Antitrust Laws) or, solely in the case of Parent, Section 7.2(e) or Section 7.2(f) shall not have been satisfied or (B) pursuant to Section 8.1(b)(ii) (as a result of a Restraint under the Antitrust Laws), (ii) the failure of one or more of the conditions in Section 7.1(b), Section 7.1(c) (as a result of a Restraint under the Antitrust Laws), Section 7.2(e) or Section 7.2(f) to be satisfied is not primarily caused by the failure of the Company to perform any of its obligations under this Agreement, and (iii) all other conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other those conditions that by their terms are to be satisfied at the Closing, which conditions would be satisfied if the Closing were to occur), then Parent shall pay to the Company (by wire transfer of immediately available funds) a fee in an amount equal to $20,000,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination.

(d) In the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, respectively, required pursuant to this Section 8.3 when due, the Company Termination Fee and the Parent Termination fee, as the case may be, shall accrue interest for the period commencing on the date the Company Termination Fee or the Parent Termination Fee, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee, respectively, when due, the defaulting party shall pay to the other party all of its costs and expenses (including attorneys’ fees) in connection with efforts to collect the Company Termination Fee or the Parent Termination Fee, as the case may be. Each of the Company and Parent acknowledges that the Company Termination Fee, the Parent Termination Fee and the other provisions of this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company, as the case may be, would not enter into this Agreement.

(e) Parent acknowledges and agrees that the Termination Fee contemplated by this Section 8.3 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Termination Fee may otherwise trigger an obligation to pay the Termination Fee under more than one subsection of this Section 8.3 or on more than one occasion pursuant to the same subsection of this Section 8.3. The Company acknowledges and agrees that the Parent Termination Fee contemplated by Section 8.3(c) shall only be payable by Parent on one occasion in accordance with Section 8.3(c) and there are no other facts or circumstances contemplated by this Agreement or otherwise which would give rise to Parent’s obligation to pay the Parent Termination Fee. The Company and Parent acknowledge and agree that this Section 8.3(e) shall not be interpreted to limit or restrict Parent’s and the Company’s, as the case may be, ability to seek or obtain any other remedy it may have with respect to this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. No Survival. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information delivered, or otherwise made available, shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article III, Section 6.9 and Section 6.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 6.11, Section 8.2 and Section 8.3, Article I and this Article IX shall survive termination indefinitely. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 9.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 9.3. Extension of Time; Waiver. At any time prior to the Effective Time, any party hereto may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.4. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of any other party hereto, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one (1) or more of their Affiliates, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

SECTION 9.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 9.7. Governing Law; Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 9.9 and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 9.7 shall affect or eliminate any right to serve process in any other manner permitted by Law.

(c) THE COMPANY AND PARENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE. THE COMPANY AND PARENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 9.8. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 9.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the third (3rd) Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or Merger Sub, to:

Apple Inc.
Office of the Chief Financial Officer
1 Infinite Loop, MS 301-CFO
Cupertino, California 95014
Attention:	Chief Financial Officer
Facsimile:	(408) 974-2023

and

Apple Inc.
Office of the General Counsel
1 Infinite Loop, MS 301-4GC
Cupertino, California 95014
Attention:	General Counsel
Facsimile:	(408) 974-8530

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:	Kyle C. Krpata
Howard Chatzinoff
Facsimile:	(650) 802-3100
Email:	kyle.krpata@weil.com howard.chatzinoff@weil.com

If to the Company, to:

AuthenTec, Inc.
100 Rialto Place Suite 100 Melbourne, Florida 32901
Attention:	Lawrence J. Ciaccia Frederick R. Jorgenson
Facsimile:	(321) 308-1430
Email:	larry.ciaccia@authentec.com fred.jorgenson@authentec.com

with a copy (which shall not constitute notice) to:

Alston + Bird LLP One Atlantic Center 1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:	W. Scott Ortwein
Justin Howard
Facsimile:	(404) 881-7777
Email:	scott.ortwein@alston.com
justin.howard@alston.com

SECTION 9.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.11. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to taken any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

APPLE INC.

By:	/s/ Peter Oppenheimer
Name: Peter Oppenheimer
Title: SVP and CFO

BRYCE ACQUISITION CORPORATION

By:	/s/ Gene Levoff
Name: Gene Levoff
Title: President, Secretary and Treasurer

AUTHENTEC, INC.

By:	/s/ Lawrence J. Ciaccia
Name: Lawrence J. Ciaccia, Jr.
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

IDENTIFIED STOCKHOLDERS

Ronald Black

Lawrence J. Ciaccia, Jr.

Gustav H. Koven III

F. Scott Moo

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July     , 2012, is entered into by and among Apple Inc., a California corporation (“Parent”), Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and [            ] (“Stockholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, AuthenTec, Inc., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of [            ] shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by Stockholder after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and Stockholder agree as follows:

1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Authority. Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder and no further action on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of his obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(b) Consents and Approvals; No Violations. Except for any required filings pursuant to federal and state securities Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by Stockholder of his obligations under this Agreement, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement. Neither the execution of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement to which the Stockholder is bound or is a party or any Law or Order applicable to Stockholder, except for such breaches or violations as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement.

(c) Ownership of Shares. Except as set forth on Exhibit A hereto, Stockholder owns, beneficially and of record, all of the Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under federal and state securities Laws, collectively “Permitted Liens”). Without limiting the foregoing, except as set forth on Exhibit A hereto and for Permitted Liens, Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto, and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares. Except as set forth on Exhibit A hereto, as of the date hereof, Stockholder does not own, beneficially or of record, or have the right to acquire, any securities of the Company other than the Stockholder Shares.

(d) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Affiliates in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of Stockholder.

(e) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

2. Representation and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to Stockholder as follows:

(a) Authority. This Agreement has been authorized by all necessary action on the part of each of Parent and Merger Sub and has been duly executed by a duly authorized officer of each of Parent and Merger Sub.

(b) No Violations. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

3. Additional Covenants of the Stockholder. Subject to Section 6(a) hereof, Stockholder hereby covenants and agrees that:

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, Stockholder shall vote all Stockholder Shares or, as appropriate, execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, (ii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, materially delay, postpone or discourage the consummation of the Merger and (iii) against any Takeover Proposal. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(b) Restriction on Transfer; Proxies; Non-Interference. From the date hereof until any termination of this Agreement in accordance with its terms, except (i) as provided hereunder, (ii) pursuant to Article III of the

Merger Agreement, (iii) pursuant to any written plan for trading securities in compliance with SEC Rule 10b5-1 adopted prior to and in effect as of the date of this Agreement, or (iv) as a result of the death of Stockholder, Stockholder shall not, directly or indirectly, (A) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Stockholder Shares (or any right, title or interest thereto or therein) other than (1) as a bona fide gift or gifts so long as the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (2) to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned so long as the trustee of the trust, partnership or limited liability company, as the case may be, agrees to be bound in writing by the restrictions set forth herein, or (3) to a member of the undersigned’s immediate family so long as such immediate family member agrees to be bound in writing by the restrictions set forth herein, ((1) through (3), each a “Permitted Transaction”), (B) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares, (C) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of his obligations under this Agreement (in each case, other than in connection with a Permitted Transaction) or (D) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (A), (B) or (C) of this Section 3(b). As used herein, the term “Constructive Disposition” means, with respect to any Stockholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any attempted transfer of the Stockholder Shares or any interest therein in violation of this Section 3(b) shall be null and void. In furtherance of this Agreement, Stockholder shall and hereby does authorize Parent’s and Merger Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Stockholder Shares (and that this Agreement places limits on the voting and transfer of the Stockholder Shares); provided, however, that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Parent shall notify the Company’s transfer agent of such termination.

(c) No Solicitation. Stockholder acknowledges and agrees that it has reviewed and understands Section 6.4 of the Merger Agreement and hereby agrees from the date hereof until the termination of this Agreement in accordance with its terms that it shall be bound by Section 6.4 of the Merger Agreement to the same extent solely with respect to Stockholder’s actions) as if Stockholder were bound by the Company’s obligations thereunder.

(d) Appraisal Rights. Stockholder agrees not to exercise, and hereby waives, any appraisal rights in respect of the Stockholder Shares which may arise with respect to the Merger.

(e) Legends. If requested by Parent, Stockholder agrees to cause all certificates representing Stockholder Shares to bear a prominent legend stating that such Stockholder Shares are subject to the transfer, voting and other restrictions described in this Agreement.

4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to exercise any power or authority to direct Stockholder in the voting of any of the Stockholder Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as a stockholder of the Company.

5. Termination. This Agreement shall terminate on the first to occur of (a) the written consent of Parent, Merger Sub and Stockholder to terminate this Agreement, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 5 and Section 6 of this Agreement shall survive any termination of this Agreement.

6. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties hereto acknowledge that this Agreement is entered into by Stockholder in his capacity as owner of the Stockholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him or her to comply with his fiduciary duties as a director or officer of the Company, including, without limitation, participating in his capacity as a director of the Company in any discussions or negotiations of the Merger Agreement.

(b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify Parent of the number of shares of Company Common Stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Company Common Stock as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of shares of Company Common Stock constituting Stockholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to Stockholder in connection therewith.

(d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances. From time to time, at the request of Parent and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (i) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (ii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to Contracts executed in and to be performed entirely within that State.

(ii) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6(j) hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 6(g) shall affect or eliminate any right to serve process in any other matter permitted by Law.

(iii) EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h) Specific Enforcement. The parties hereto hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(i) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(j) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or Merger Sub, to:

Apple Inc.
Office of the General Counsel
1 Infinite Loop, MS 301-4GC Cupertino, California 95014
Attention:	General Counsel
Facsimile:	(408) 974-8530

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065
Attention:	Kyle Krpata
Howard Chatzinoff
Facsimile:	(650) 802-3100
Email:	Kyle.Krpata@weil.com
Howard.Chatzinoff@weil.com

If to Stockholder, to:

[ ]

Attention:
Facsimile:
Email:

With a copy (which shall not constitute notice) to:

Alston + Bird LLP
One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309
Attention:	W. Scott Ortwein
Justin Howard
Facsimile:	(404) 881-7777
Email:	scott.ortwein@alston.com
justin.howard@alston.com

(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one (1) or more of their Affiliates; provided, however, that no such assignment by Parent or Merger Sub shall relieve the assigning party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6(l) shall be null and void.

(m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(o) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

APPLE INC.

By:
Name:
Title:

BRYCE ACQUISITION CORPORATION

By:
Name:
Title:

[ ]

[SIGNATURE PAGE TO VOTING AGREEMENT ([                    ])]

Annex C

July 26, 2012

Board of Directors

AuthenTec, Inc.

100 Rialto Place, Suite 100

Melbourne, FL 32901

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of AuthenTec, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to an Agreement and Plan of Merger, dated as of July 26, 2012 (the “Agreement”), to be entered into among the Company, Apple Inc. (the “Acquiror”) and Bryce Acquisition Corporation (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, will be converted into the right to receive $8.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated July 26, 2012; (ii) reviewed and analyzed certain financial and other data with respect to the Company that was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis, and that they are not aware of any information or facts that would make any such information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

Board of Directors

AuthenTec, Inc.

July 26, 2012

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Other than the proposed Intellectual Property and Technology Agreement between the Acquiror and the Company (the “Intellectual Property and Technology Agreement”) and the proposed Development Agreement between the Acquiror and the Company (the “Development Agreement” and along with the Intellectual Property and Technology Agreement and any agreements related to these two proposed agreements, collectively, the “IP Agreements”), to be entered into concurrent with the signing of the Agreement, we have also assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have not been requested to, and did not, (i) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We

Board of Directors

AuthenTec, Inc.

July 26, 2012

are currently engaged to provide financing and financial advisor services to the Company and may continue to do so and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock (other than the Acquiror and its affiliates) of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the Merger Consideration, the merits of the decision to enter into, or the terms and conditions of, the IP Agreements, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company (other than the holders of Company Common Stock, to the extent set forth herein). Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Acquiror and its affiliates) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

As a stockholder of AuthenTec, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on —, 2012.

Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU

ARE VOTING ELECTRONICALLY OR BY PHONE.

  FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Our Board of Directors recommends that you vote FOR the proposal to adopt the merger agreement, FOR the non-binding compensation proposal and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

1.	To adopt the Agreement and Plan of Merger dated as of July 26, 2012, as it may be amended from time to time, among AuthenTec, Inc., Apple Inc. and Bryce Acquisition Corporation, a wholly owned subsidiary of Apple Inc., providing for the merger of Bryce Acquisition Corporation into AuthenTec, Inc., with AuthenTec, Inc. surviving the merger as a wholly owned subsidiary of Apple Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve, on a non-binding advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each stockholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated:

Signature of Stockholder

Signatures of Other Stockholder (if held jointly)

Title(s)

PRELIMINARY PROXY MATERIAL DATED —, 2012

SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special

Meeting of Stockholders to be Held —, 2012

This proxy statement is available at [https://materials.proxyvote.com/052600]

  FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

AUTHENTEC, INC.

Proxy card must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON —, 2012

The undersigned stockholder of AuthenTec, Inc. (“AuthenTec”) hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and proxy statement with respect to the special meeting of Stockholders of AuthenTec to be held at — on —, —, 2012 at — a.m. local time, and hereby appoints Larry Ciaccia, Philip Calamia and Fred Jorgenson, and each of them, proxies and attorneys-in-fact, and each with power of substitution and revocation, each with all powers that the undersigned would possess if personally present, to vote AuthenTec’s common stock which the undersigned is entitled to vote at such meeting and any adjournments or postponements of such meeting, as set forth on the reverse side, and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED,

FOR PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON

SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY

ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and to be marked, dated and signed, on the reverse side.)